UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

NOVAGOLD RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of

Annual Meeting

Of Shareholders

&

Management

Information Circular

MEETING TO BE HELD MAY 5, 2017

NOVAGOLD RESOURCES INC.

Website: www.novagold.com

Dated March 23, 2017

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,

I am pleased to invite you to NOVAGOLD’s 2017 Annual Meeting of Shareholders.

Please read this Circular as it contains important, detailed information about the meeting agenda, who is eligible to vote, how to vote, the director nominees, our governance practices, and compensation of our executives and directors.

NOVAGOLD (or, the “Company”) values engagement with our shareholders, whether at the annual meeting, at investment conferences, in direct communications, or through the Company’s electronic communications channels. The Company’s Circular provides an important opportunity to reach every shareholder. This year, we thought it would be helpful to provide you with an overview of current trends in corporate governance and discuss how those trends are being addressed at NOVAGOLD.

SHAREHOLDER ENGAGEMENT

Maintaining an active shareholder engagement program is a high priority for the Company. The CEO and the Board Chair meet regularly with large shareholders, and the Company’s Corporate Communications team is very responsive to shareholder inquiries regardless of ownership level. In 2016, the Company continued its active outreach program by attending 12 diverse investor conferences and participating in over 100 shareholder meetings throughout the year, including holding numerous conference calls, and live-streaming its quarterly results announcements and annual shareholder meeting where virtual attendees have the ability to ask questions. Additionally, since 2014 the Company has retained Kingsdale Advisors, which has assisted the Company since 2014 with outreach efforts, contacting a broad group of the Company’s shareholders in connection with its annual shareholder meetings. In 2016, NOVAGOLD placed calls to or met with all of its shareholders owning 50,000 shares or more; in other words, NOVAGOLD contacted or attempted to contact its owners holding approximately 83% of the Company’s issued and outstanding Common Shares entitled to vote at NOVAGOLD’s 2016 annual meeting of shareholders. For the most part, we believe questions raised by shareholders are addressed to the shareholder’s satisfaction during the engagement meeting or the telephone call during which the question was raised. Some shareholder requests require more time to address. For example, in response to a shareholder request made during 2016, NOVAGOLD arranged meetings with proxy advisory firms Glass Lewis and ISS to provide them with information about NOVAGOLD and to discuss their performance evaluation methods and peer selection process for development-stage companies in general and for NOVAGOLD specifically, and how they differ from operating companies. NOVAGOLD reported back to the shareholder afterward that the suggested meetings with ISS and Glass Lewis had taken place.

BOARD DIVERSITY

The charter of the Board’s Corporate Governance and Nominations Committee specifically directs the Committee to consider the “diversity in ethnicity, gender, age and cultural background” of director candidates. The selection and nomination process “is designed to provide that the Board includes members with diverse backgrounds, skills and experience.” To achieve this objective, the Board adopted an express commitment that, in the event of a Board vacancy, the Corporate Governance & Nominations Committee must present at least as many female as male nominees to the Board for consideration. Diversity of experience and skills of Board members that support the Company’s strategic direction is also important. The chart below shows a list of skills and experience the Board considers important to effectively guide the Company and the percentage of Board members with each particular expertise.

More information is available under the heading "Board Diversity and Tenure" beginning on page 88.

PAY FOR PERFORMANCE AND SAY ON PAY

The Company’s shareholders have shown strong support for the Company’s executive compensation program since the introduction of an annual advisory vote on the program at NOVAGOLD’s 2014 annual meeting, with a large majority of shareholders voting on the matter each year. The Board believes that the executive compensation program, which has not changed, is reasonable and effective in retaining, motivating and rewarding the executive team when the Company performs well. This Circular contains a fulsome discussion of NOVAGOLD’s executive compensation program beginning on page 42 under the heading "Compensation Discussion & Analysis".

PAY FOR PERFORMANCE ALIGNMENT

NOVAGOLD is organized as a simple company focused on advancing its flagship project, Donlin Gold, toward a construction decision. As a development stage company, NOVAGOLD’s performance is primarily measured by progress against that goal, share price performance and good stewardship over the Company’s finances. The typical metrics applied to performance-based compensation in operating mining companies (e.g., earnings, cash flow, revenues, production, cost control) are not relevant to NOVAGOLD at this time.

The Company’s executive compensation package targets between 58% and 65% of compensation to be paid in long-term equity incentives which vest over time and are tied to the Company’s performance. In 2016, approximately 67% of the actual pay received by Gregory Lang, David Deisley and David Ottewell, our named executive officers, was made in long-term incentive compensation, which means it is “at risk” and may never be fully realized. NOVAGOLD’s Board members are paid at least half of their annual retainer in deferred share units (“DSUs”), which convert into NOVAGOLD shares on a one-to-one basis upon the director’s retirement from the Board. The Board believes that linking compensation to long-term Company performance measures aligns the interests of the Board and the executive team with the interests of shareholders. Please refer to the "Compensation Discussion & Analysis" beginning on page 42, to "Non-Executive Director Compensation" beginning on page 74, and to "Risk Assessment of Compensation Policies and Practices" on page 44 for more information on these topics.

COMPENSATION PRACTICES

NOVAGOLD has adopted a “no hedging, no pledging” policy for its directors and employees. This means that directors and employees may not pledge shares of NOVAGOLD which they own to secure any loan or indebtedness, nor may they enter into any sort of transaction or equity instrument that protects them from a downturn in the value of the Company’s stock.

PEER GROUP SELECTION

The Company and its principal assets, Donlin Gold and Galore Creek, are unique. The Company’s projects are large, relatively high grade, advanced-stage projects in which the Company owns a 50% interest along with a senior mining company. These project characteristics make the selection of a peer group difficult. With the assistance of its compensation consultant, the Compensation Committee selected NOVAGOLD’s executive compensation peer group using the following selection criteria: i) Canadian and/or U.S. listed companies, ii) market capitalization and total assets similar to the Company, iii) gold, diversified metals and mining, or precious metals/minerals industry, iv) complexity of operation/business strategy relative to the Company, and v) experienced, full-time executive team. Additional information is available on page 44 of the Circular under the heading "Risk Assessment of Compensation Policies and Practices".

PROXY ACCESS

Proxy access is the opportunity for one or more shareholders to submit a proposal for consideration by all shareholders. Generally you may submit a proposal to be considered at a NOVAGOLD annual meeting if you are a shareholder who owns:

» at least 1% of NOVAGOLD’s issued shares, or

» NOVAGOLD shares valued at $2,000 or more,

AND

» you have owned your NOVAGOLD shares continuously for a minimum of one year, and

» you continue to own the shares when the annual meeting occurs.

Shareholder proposals must otherwise meet the requirements set out in the Business Corporations Act (British Columbia) and the rules of the U.S. Securities and Exchange Commission (the “SEC”). More detailed information is available under the heading "Shareholder Proposals" on page 92 of this Circular.

More information about NOVAGOLD can be found in the Annual Report on Form 10-K which is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The Board and management team wish to thank you for your continued confidence in NOVAGOLD.

Sincerely,

Gregory A. Lang

President and Chief Executive Officer

NOVAGOLD RESOURCES INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 5, 2017
Time:	1:00 p.m. local time
Location:	Hyatt Regency Vancouver Grouse Room 655 Burrard Street Vancouver, British Columbia V6C 2R7 Canada
Record Date:	March 13, 2017

The purposes of the meeting are:

1.	To receive the Annual Report of the Directors of the Company (the “Directors”) containing the consolidated financial statements of the Company for the year ended November 30, 2016, together with the Report of the Auditors thereon;

2.	To elect Directors of the Company for the forthcoming year;

3.	To appoint the Auditors of the Company for the forthcoming year and to authorize the Directors through the Audit Committee to fix the Auditors’ remuneration;

4.	To consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s Named Executive Officers;

5.	To consider and, if deemed advisable, pass an ordinary resolution approving all unallocated entitlements under the Stock Award Plan;

6.	To consider and, if deemed advisable, pass an ordinary resolution approving all unallocated entitlements under the Performance Share Unit Plan;

7.	To consider and, if deemed advisable, pass an ordinary resolution approving all unallocated entitlements under the Deferred Share Unit Plan; and

8.	To transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The specific details of the matters currently proposed to be put before the Meeting are set forth in the Circular accompanying and forming part of this Notice.

Only Shareholders of record at the close of business on March 13, 2017 are entitled to receive notice of the Meeting and to vote at the Meeting.

To assure your representation at the Meeting, please complete, sign, date and return the proxy that will be delivered to you separately, whether or not you plan to personally attend. Sending your proxy will not prevent you from voting in person at the Meeting. All proxies completed by registered Shareholders must be returned to the Company:

•	by delivering the proxy to the Company’s transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 3, 2017, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 not later than May 3, 2017 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by online proxy via the following website: www.envisionreports.com/novagold_2017 no later than May 3, 2017 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or

•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 3, 2017 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).

Non-registered Shareholders whose shares are registered in the name of an intermediary should carefully follow voting instructions provided by the intermediary. A more detailed description on returning proxies by non-registered Shareholders can be found on page 4 of the attached Circular.

Kingsdale Advisors (“Kingsdale”) is acting as the Company’s strategic shareholder advisor and proxy solicitation agent. If you have any questions, please contact Kingsdale in one of the following ways:

•	call toll free in North America at 1-866-228-8818

•	call collect from outside of North America at 416-867-2272, or

•	send an email to Kingsdale at contactus@kingsdaleadvisors.com.

By Order of the Board of Directors of

NOVAGOLD RESOURCES INC.

Gregory A. Lang

President and Chief Executive Officer

Vancouver, British Columbia

March 23, 2017

INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING	1
Solicitation of Proxies	1
How to Vote	3
Exercise of Proxies	5
Revocation of Proxies	5
Voting Shares and Principal Holders Thereof	5
MATTERS TO BE ACTED UPON AT MEETING	6
Election of Directors	6
Appointment of Auditors	9
Report of the Audit Committee	10
Additional Matters to be Acted Upon	10
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS	38
Interest of Certain Persons or Companies in Matters to be Acted Upon	41
compensation discussion & analysis	42
Overview	42
2016 Executive Compensation Highlights	42
Compensation Governance	42
Risk Assessment of Compensation Policies and Practices	44
Statement of Executive Compensation	46
Executive Compensation Philosophy	46
Executive Compensation Objectives and Elements	47
Annual Compensation Decision-Making Process	49
Base Salary	51
Annual Incentive Plan	53
Stock-Based Incentive Plans (Long-Term Incentives)	60
Executive Share Ownership	62
Retirement Plans	62
Benefits	63
Advisory Vote on Executive Compensation	63
Compensation Committee Report	63
TABULAR DISCLOSURE OF EXECUTIVE COMPENSATION	64
Summary Compensation Table	64
Grants of Plan-Based Awards in Fiscal 2016	65
Outstanding Equity Awards at Fiscal Year-End	66
Option Exercises and Stock Vested in Fiscal 2016	67
Realized and Realizable Pay (Supplemental Table)	67
CEO Pay Ratio – 13.5:1	69
Performance Graph	70
Executive Employment Agreements	70
Potential Payments Upon Termination or Change in Control	73
Non-Executive DIRECTOR COMPENSATION	74
Non-Executive Director Compensation Table	76
Directors’ Share Ownership	78
Incentive Plan Awards	79
Value Vested or Earned During the Year	80

- i -

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	80
Equity Compensation Plan Information	80
INDEBTEDNESS OF DIRECTORS AND OFFICERS	82
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	82
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	82
Board of Directors	82
Board Diversity and Tenure	88
Insider Trading Policy	90
Anti-Corruption, Anti-Bribery, Anti-Fraud Policy	90
Human Rights Policy	90
Corporate Disclosure Policy	90
Other Board Committees	91
Assessments	91
Majority Voting Policy	91
Shareholder Communication with the Board	91
Other Business	92
ADDITIONAL INFORMATION	92
OTHER MATERIAL FACTS	92
SHAREHOLDER PROPOSALS	92
HOUSEHOLDING	93
CERTIFICATE	93
APPENDIX A - 2004 STOCK AWARD PLAN	94
APPENDIX B - STOCK AWARD PLAN RESOLUTION	104
APPENDIX C - 2009 PERFORMANCE SHARE UNIT PLAN	105
APPENDIX D - PSU PLAN RESOLUTION	118
APPENDIX E - 2009 NON-EMPLOYEE DIRECTORS DEFERRED SHARE UNIT PLAN	119
APPENDIX F - DSU PLAN RESOLUTION	129

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

- ii -

MANAGEMENT INFORMATION CIRCULAR

INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR (this “Circular”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE MANAGEMENT AND THE BOARD OF DIRECTORS (THE “BOARD OF DIRECTORS” OR THE “BOARD”) OF NOVAGOLD RESOURCES INC. (the “Company”) for use at the Annual Meeting of the Shareholders (the “Shareholders”) of the Company to be held at the Hyatt Regency Vancouver in the Grouse Room, 655 Burrard Street, Vancouver, British Columbia, V6C 2R7, Canada, on Friday, May 5, 2017 at 1:00 p.m. (Pacific time) (the “Meeting”) or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting. This Circular, the accompanying Notice of Meeting and the form of proxy were first made available to Shareholders on March 23, 2017.

Solicitation of proxies will primarily be by mail or courier, supplemented by telephone or other personal contact by employees or agents of the Company at nominal cost, and all costs thereof will be paid by the Company. The Company has also retained the services of Kingsdale Advisors (“Kingsdale”) as its strategic shareholder advisor and proxy solicitation agent to assist the Company in soliciting proxies. The total cost of the solicitation of proxies will be borne by the Company. The Company will also pay the fees and costs of intermediaries for their services in transmitting proxy related material to non-registered Shareholders in accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”). The Company estimates the fees for Kingsdale associated with this year’s proxy solicitation will be C$43,000 plus disbursements.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please contact our proxy solicitation agent, Kingsdale, toll free in North America at 1-866-228-8818, or call collect from outside North America at 416-867-2272, or by email at contactus@kingsdaleadvisors.com.

Notice and Access

The Company uses the “Notice and Access” provisions in securities laws that permit the Company to forego mailing paper copies of this Circular and proxy-related materials to Shareholders and instead make them available for review, print and download via the Internet. Registered and non-registered Shareholders have received a Notice Package (as defined below), but will not receive a paper copy of this Circular or the proxy-related materials unless they request such documents as described in the Notice Package.

In accordance with the requirements of NI 54-101 and SEC rules, the Company has distributed a notice (the “Notice Package”), in the form prescribed by NI 54-101 and SEC rules, to the clearing agencies and intermediaries for onward distribution to non-registered Shareholders, of the website location where non-registered Shareholders may access the Notice of Meeting, this Circular and the instrument of proxy (collectively, the “Meeting Materials”). Intermediaries are required to forward the Notice Package to non-registered Shareholders unless a non-registered Shareholder has waived the right to receive Meeting Materials. Typically, intermediaries will use a service company (such as Broadridge Financial Services Inc. (“Broadridge”)) to forward the Notice Package to non-registered Shareholders.

General

Unless otherwise specified, the information in this Circular is current as at March 13, 2017. Unless otherwise indicated, all references to “$” or “US$” in this Circular refer to United States dollars. References to “C$” in this Circular refer to Canadian dollars. The Bank of Canada exchange rate of a U.S. dollar to a Canadian dollar on November 30, 2016 was 1.3426.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Copies of the Meeting Materials, as well as the Company’s annual report containing the financial statements to be presented at the Meeting and related MD&A, can be obtained under the Company’s profile at www.sedar.com, at www.sec.gov, at www.novagold.com or at www.envisionreports.com/novagold_2017.

Record Date and Quorum

The Board of Directors of the Company has fixed the record date for the Meeting as the close of business on March 13, 2017 (the “Record Date”). If a person acquires ownership of shares subsequent to the Record Date such person may establish a right to vote by delivering evidence of ownership of common shares of the Company (“Common Shares”) satisfactory to the Board and a request to be placed on the voting list to Blake, Cassels & Graydon LLP, the Company’s legal counsel, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson. Subject to the above, all registered holders of Common Shares at the close of business on the Record Date will be entitled to vote at the Meeting. No cumulative rights are authorized and dissenter’s rights are not applicable to any matters being voted upon. Each registered Shareholder will be entitled to one vote per Common Share.

Two or more persons present in person or by proxy representing at least 25% of the Common Shares entitled to vote at the Meeting will constitute a quorum at the Meeting.

Voting Standards

Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction. As a result, the broker will inform the inspector of election that it does not have the authority to vote on the matter with respect to those shares. Broker non-votes may exist in connection with the election of directors and all proposals other than the appointment of auditors.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

The following chart describes the proposals to be considered at the meeting, the voting options, the vote required for each matter, and the manner in which votes will be counted:

Matter	Voting Options	Required Vote	Impact of Abstentions or Broker Non-Votes
Election of Directors	For; Withhold	Plurality of votes - nominees receiving the eleven highest number of votes at the meeting will be elected*	No effect
Appointment of Auditors	For; Withhold	Simple majority of votes cast (only votes “for” are considered votes cast)	No effect. (Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.)

Approval of all other matters:

• Non-Binding Advisory Vote on Executive Compensation

• All Unallocated Entitlements Under the Stock Award Plan

• All Unallocated Entitlements Under the PerformanceShare Unit Plan

• All Unallocated Entitlements Under the Deferred Share Unit Plan

	For; Against; Abstain	Simple majority of votes cast (only votes “for” and “against” are considered votes cast)	No effect.

* In an uncontested election, if the number of votes “withheld” for any nominee exceeds the number of votes “for” the nominee, then the Majority Voting Policy requires that the nominee shall tender his or her written resignation to the Chair of the Board. See “Election of Directors” for a description of the Company’s Majority Voting Policy.

How to Vote

Registered Shareholders

Registered Shareholders have two methods by which they can vote their shares at the Meeting, namely in person or by proxy. To assure your representation at the Meeting, please complete, sign, date and return the proxy included with this Circular. Sending your proxy will not prevent you from voting in person at the Meeting.

Shareholders who do not wish to attend the Meeting or do not wish to vote in person can vote by proxy. A registered Shareholder must return the completed proxy to the Company:

•	by delivering the proxy to the Company’s transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 3, 2017, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 no later than May 3, 2017 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

•	by online proxy via the following website: www.envisionreports.com/novagold_2017 no later than May 3, 2017 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or

•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 3, 2017 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).

The persons named in the form of proxy are officers and directors of the Company (“Directors”). Each Shareholder has the right to appoint a person or a company (who need not be a Shareholder) to attend and act for him/her and on his/her behalf at the Meeting other than the persons designated in the form of proxy. Such right may be exercised by striking out the names of the persons designated on the form of proxy and by inserting such appointed person’s name in the blank space provided for that purpose or by completing another form of proxy acceptable to the Board.

Non-Registered Shareholders

The information set forth in this section is of significant importance to many Shareholders of the Company, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (i.e. non-registered or beneficial Shareholders) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then, in almost all cases, those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada and the United States, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms) or Cede & Co. (operated by The Depository Trust Company), respectively. Common Shares held by brokers or their agents or nominees can only be voted upon the instructions of the non-registered Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Common Shares for the broker’s clients, which is generally referred to as a “broker non-vote.” Therefore, non-registered Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from non-registered Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by non-registered Shareholders in order to ensure that their shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically uses its own voting form (known as a voting instruction form or VIF), mails those forms to the non-registered Shareholders and asks non-registered Shareholders to either return the VIF to Broadridge or alternatively provide voting instructions by using the Broadridge automated telephone system. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A non-registered Shareholder receiving a VIF from Broadridge cannot use that VIF to vote Common Shares directly at the Meeting – the VIF must be returned to Broadridge well in advance of the Meeting in accordance with Broadridge’s instructions in order to have the shares voted.

Although a non-registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his/her broker (or an agent of the broker), a non-registered Shareholder may attend the Meeting as the proxyholder for a registered Shareholder and vote the Common Shares in that capacity. Non-registered Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as the proxyholder for a registered Shareholder, should enter their own names in the blank space on the VIF provided to them by their broker (or agent) and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

NOVAGOLD may utilize the Broadridge QuickVote™ service to assist non-registered Shareholders with voting their Common Shares over the telephone. Alternatively, Kingsdale Advisors may contact such non-registered Shareholders to assist them with conveniently voting their Common Shares directly over the phone. If you have any questions about the Meeting, please contact Kingsdale Advisors by telephone at 1-866-228-8818 (toll-free in North America) or 1-416-867-2272 (collect outside North America) or by email at contactus@kingsdaleadvisors.com.

Exercise of Proxies

On any ballot that may be called for, the Common Shares represented by a properly executed proxy given in favor of the person(s) designated in the form of proxy will be voted or withheld from voting in accordance with the instructions given on the form of proxy and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted in favor of all matters referred to on the form of proxy.

The proxy also confers discretionary authority to vote for, withhold from voting or vote against, amendments or variations to matters identified in the Notice of Meeting and with respect to other matters not specifically mentioned in the Notice of Meeting but which may properly come before the Meeting. Management has no present knowledge of any amendments or variations to matters identified in the Notice of Meeting or any business other than that referred to in the accompanying Notice of Meeting which will be presented at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the management designees named in the proxy to vote in accordance with the recommendations of management of the Company.

Proxies must be received by the Toronto office of Computershare, located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 no later than May 3, 2017 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time). The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at their discretion, without notice.

Revocation of Proxies

A Shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. In addition to any other manner permitted by law, a registered Shareholder who has given an instrument of proxy may revoke it by instrument in writing, executed by the Shareholder or by their attorney authorized in writing, or if the Shareholder is a Company, under its corporate seal, and deposited either with Computershare at its Toronto office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 or with the Company’s legal counsel, Blake, Cassels & Graydon LLP, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson, at any time up to and including the last business day preceding the Meeting at which the proxy is to be used, or any adjournment thereof, or with the chairman of such Meeting on the date of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. A registered Shareholder attending the Meeting has the right to vote in person, and if the registered Shareholder does so, any proxy previously given is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting.

Voting Shares and Principal Holders Thereof

As at March 13, 2017, the Company had 321,652,641 Common Shares issued and outstanding without nominal or par value. Each Common Share is entitled to one vote. Except as otherwise noted in this Circular, a simple majority of votes cast at the Meeting, whether in person or by proxy, will constitute approval of any matter submitted to a vote.

The following table sets forth certain information regarding the ownership of the Company’s Common Shares as at December 31, 2016, by each Shareholder known to the Company who beneficially owns, or exercises control or direction over, directly or indirectly, more than 5% of the outstanding Common Shares of the Company as of that date, based solely on such person’s most recent Schedules 13D or 13G or Form 4 filed with the SEC.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Outstanding Voting Securities (2)
Electrum Strategic Resources LP (“Electrum”) (1)	84,569,479	26.30%
Van Eck Associates Corporation	25,593,278	7.96%
FMR LLC	22,913,366	7.13%
Paulson & Co. Inc.	22,271,796	6.93%

(1)	Dr. Thomas Kaplan, Chairman of the Board, is also Chairman and Chief Investment Officer of The Electrum Group LLC (“The Electrum Group”), a privately-held global natural resources investment management company which manages the portfolio of Electrum. Includes 5,000,000 Common Shares held by affiliates of Electrum.

(2)	As of December 31, 2016, the Company had 321,529,277 common shares issued and outstanding.

MATTERS TO BE ACTED UPON AT MEETING

Election of Directors

According to the Articles of Association of the Company, the Board shall consist of not less than three and no more than such number of Directors to be determined by resolution of Shareholders. The number of Directors has been set at 11.

The proposed nominees in the list that follows, in the opinion of management, are well qualified to direct the Company’s activities for the ensuing year and have confirmed their willingness to serve as Directors, if elected. The term of office of each Director elected will be until the next annual meeting of the Shareholders of the Company or until a successor is elected or appointed, unless the Director’s office is vacated earlier, in accordance with the Articles of Association of the Company and the provisions of the Business Corporations Act (British Columbia).

The Board has adopted a Majority Voting Policy stipulating that Shareholders shall be entitled to vote in favor of, or withhold from voting for, each individual director nominee at a Shareholders’ meeting. If the number of Common Shares “withheld” for any nominee exceeds the number of Common Shares voted “for” the nominee, then, notwithstanding that such Director was duly elected as a matter of corporate law, the Director shall immediately tender his or her written resignation to the Chair of the Board. The Corporate Governance and Nominations Committee will consider such offer of resignation and will make a recommendation to the Board concerning the acceptance or rejection of the resignation. No Director who is required to tender their resignation pursuant to this policy shall participate in the Corporate Governance and Nominations Committee’s deliberations or recommendations or in the Board’s deliberations or determination. The Board must take formal action on the Corporate Governance and Nominations Committee’s recommendation within 90 days of the date of the applicable Shareholders’ meeting and shall announce its decision promptly by press release. The resignation will be effective when accepted by the Board. The Board will be expected to accept the resignations tendered pursuant to this policy absent exceptional circumstances. If the Board declines to accept a resignation tendered pursuant to this policy, it will include in the press release the reason or reasons for its decision. See “Statement of Corporate Governance Policies – Majority Voting Policy.”

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the election of the nominees whose names are set forth below. If, prior to the Meeting, any of the listed nominees shall become unavailable to serve, the persons designated in the proxy form will have the right to use their discretion in voting for a properly qualified substitute. Management does not contemplate presenting for election any person other than these nominees but, if for any reason management does present another nominee for election, the proxy holders named in the accompanying form of proxy reserve the right to vote for such other nominee in their discretion unless the Shareholder has specified otherwise in the form of proxy.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Name, Province or State and Country of Residence	Age	Independence	Principal Occupation	Director Since	2016 AGM Votes in Favor(9) (%)	Meets Share Ownership Guidelines(4)
Sharon Dowdall(1)(2) Ontario, Canada	64	Independent	Corporate Director, Consultant	2012	99.61	Yes
Dr. Marc Faber(6) Chiang Mai, Thailand	71	Independent	Managing Director of Marc Faber Ltd.	2010	99.31	Yes
Dr. Thomas Kaplan(5) New York, USA	54	Non- Independent	Chairman and Chief Investment Officer of The Electrum Group	2011	99.03	Yes
Gregory Lang(3)(7) Utah, USA	62	Non- Independent	President and Chief Executive Officer of NOVAGOLD RESOURCES INC.	2012	99.30	Yes(8)
Gillyeard Leathley(3) British Columbia, Canada	79	Independent	Corporate Director, Businessman	2011	98.99	Yes
Igor Levental(6)(7) Colorado, USA	61	Independent	President of The Electrum Group	2010	98.91	Yes
Kalidas Madhavpeddi(1)(2) Arizona, USA	61	Independent	President of Azteca Consulting LLC and overseas Chief Executive Officer of China Molybdenum Co. Ltd.	2007	99.64	Yes
Gerald McConnell(6)(7) Nova Scotia, Canada	72	Independent	Chairman of Namibia Rare Earths Inc.	1984	91.89	Yes
Clynton Nauman(1)(3) Washington, USA	68	Independent	President and Chief Executive Officer of Alexco Resource Corp.	1999	99.69	Yes
Rick Van Nieuwenhuyse(3)(7) British Columbia, Canada	61	Independent	President and Chief Executive Officer of Trilogy Metals Inc.	1999	86.83	Yes
Anthony Walsh(1)(2) British Columbia, Canada	65	Independent	Corporate Director, Businessman	2012	94.51	Yes

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Environment, Health, Safety and Sustainability (“EHSS”) and Technical Committee.
(4)	Based on share ownership as of November 30, 2016. The Board adopted a policy requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. See “Directors' Share Ownership” for details on the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.

(5)	Chairman of the Board.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

(6)	Member of the Corporate Governance and Nominations Committee.
(7)	Member of the Corporate Communications Committee.
(8)	Mr. Lang has met his share ownership requirements as President and Chief Executive Officer as of November 30, 2016. See “Executive Share Ownership” beginning on page 62 for details on share ownership guidelines for Executive Officers.
(9)	See NOVAGOLD’s news release and Report of Voting Results filed on SEDAR May 16, 2016.

See “Directors' Share Ownership” on page 78 of this Circular for details on share ownership and the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.

Refer to the Section titled “Information Concerning the Board of Directors and Executive Officers” beginning on page 24 of this Circular for further information regarding the above Directors.

Appointment of Auditors

The independent auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants (“PwC”), located at 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada. PwC were appointed auditors of the Company (“Auditors”) on May 13, 2016 by the Shareholders. The Shareholders will be asked at the Meeting to vote for the appointment of PwC as Auditors until the next annual meeting of the Shareholders of the Company or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee. To the Company's knowledge, a representative from PwC will be present at the Meeting and will be available to respond to appropriate questions. PwC will also be permitted to make a statement if it so desires.

Fees billed by PwC to the Company for the years ended November 30, 2016 and 2015 were as follows:

	Year Ended November 30
	2016	2015
Audit Fees (1)	C$ 328,000	C$ 333,000
Audit Related Fees (2)	9,000	6,000
Tax Fees (3)	Nil	Nil
All Other Fees (4)	4,000	1,000
Total	C$ 341,000	C$ 340,000

(1)	“Audit Fees” are the aggregate fees billed by PwC for the audit of the Company’s consolidated annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements.
(2)	“Audit-Related Fees” are fees charged by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category comprises fees billed for review and advisory services associated with the Company’s financial reporting.
(3)	“Tax Fees” are fees billed by PwC for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees charged by PwC for services not described above. The fees billed by PwC in this category in 2015 and 2016 were for software licensing.

Pre-Approval Policies and Procedures

All services to be performed by the Company’s Auditors must be approved in advance by the Audit Committee. The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the Auditors’ independence and has adopted a charter governing its conduct. The charter is reviewed annually and requires the pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its Auditors, subject to the de minimis exceptions for non-audit services as allowed by applicable law or regulation. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pursuant to these procedures, all services and related fees reported were pre-approved by the Audit Committee.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Report of the Audit Committee

The Audit Committee reviewed and discussed with management and the Company's Auditors the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended November 30, 2016. Management and PwC indicated that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, including PCAOB AS 16 Communication with Audit Committees. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Company’s internal control over financial reporting. We also discussed with PwC its independence from the Company and management, including the communications PwC is required to provide us under applicable PCAOB rules. We considered the non-audit services provided by PwC to the Company, and concluded that the auditors’ independence has been maintained. Based on the review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2016, for filing with the SEC, which Annual Report is available on the Company’s website at www.novagold.com, under the Company’s profile on EDGAR at www.sec.gov, and on SEDAR at www.sedar.com.

Audit Committee of the Board
Anthony Walsh, Chair

Sharon Dowdall

Kalidas Madhavpeddi

Clynton Nauman

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the appointment of PwC as auditors of the Company until the next annual meeting of Shareholders or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee.

Additional Matters to be Acted Upon

Non-Binding Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the following proposal, commonly known as a “Say on Pay” proposal, gives our Shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation received by Gregory Lang, David Deisley and David Ottewell (together, the “Named Executive Officers” or “NEOs”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the “Compensation Discussion and Analysis” section of this Circular.

Our executive compensation program is designed to recruit and retain key individuals and reward them with compensation that has long-term growth potential while recognizing that the executives work as a team to achieve corporate results and should be rewarded accordingly. In order to align executive pay with both the Company’s performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (also known as “at-risk compensation”). In addition, as an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of their total compensation deemed “at-risk” increases. Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Circular, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

We are asking our Shareholders to indicate their support for our NEO compensation as described in this Circular by voting FOR the following resolution:

BE IT RESOLVED, as an ordinary resolution, that the compensation paid to the named executive officers, as disclosed in the Company’s 2017 Circular pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our Shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs. The Board believes that submitting the non-binding vote on compensation of the Company’s NEOs to Shareholders on an annual basis is appropriate for the Company and its Shareholders at this time.

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the approval of the non-binding resolution approving the compensation paid to the NEOs as disclosed in this Circular.

Approval of Equity Plans

On January 25, 2017, the Board approved the making of non-material amendments to certain of the defined terms used in the Stock Award Plan and Performance Share Unit Plan (the “PSU Plan”). The amendments made were of a clarifying nature and do not, under the terms of the Stock Award Plan and PSU Plan, require the approval of Shareholders. The amendments were submitted to the Toronto Stock Exchange (the “TSX”) for approval, which approval was obtained on February 23, 2017. The Company is seeking Shareholder approval of all unallocated entitlements under the Stock Award Plan, the PSU Plan and Deferred Share Unit Plan (the “DSU Plan”) as such Shareholder approval is required every three years under the rules of the TSX. Shareholders last approved the Stock Award Plan, the PSU Plan and the DSU Plan at the Company’s annual meeting held in 2014.

As of March 13, 2017, the Company has 21,395,401 stock options authorized and outstanding under the Stock Award Plan, 2,180,000 PSUs authorized and outstanding under the PSU Plan, and 309,710 DSUs authorized and outstanding under the DSU Plan, which, if all were exercised for or settled by the delivery of Common Shares, would represent 7.4% of the issued and outstanding Common Shares of the Company. Pursuant to the terms of each of the Stock Award Plan, PSU Plan and DSU Plan, the maximum number of Common Shares issuable to insiders of the Company pursuant to all security-based compensation arrangements of the Company is not to exceed 10% of the issued and outstanding Common Shares. In compliance therewith, the maximum number of Common Shares issuable pursuant to the Stock Award Plan, the PSU Plan and the DSU Plan to insiders as of March 13, 2017 in the aggregate is 19,412,460.

Pursuant to the terms of the PSU Plan and the DSU Plan, the Company has the discretion to settle awards made under the Plans by the delivery of Common Shares issued from treasury, Common Shares purchased in the open market, in cash, or in any combination of the foregoing. For more information, refer to the sections entitled “Vesting” and “Maximum Number of Common Shares Issued” under each of “Approval of Stock Award Plan,” “Approval of Performance Share Unit Plan” and “Approval of Deferred Share Unit Plan” below.

1.	Approval of the Stock Award Plan

Background

The Board originally adopted the Stock Award Plan in 2004 for the benefit of the Company’s Directors, executives, employees and consultants, and Shareholders most recently approved the Stock Award Plan, as amended, in 2014. The Stock Award Plan has been established to assist the Company in the recruitment and retention of highly qualified executives, employees and eligible consultants by providing a means to reward performance, to motivate participants under the Stock Award Plan to achieve important corporate and personal objectives and, through the proposed issuance by the Company of Common Shares under the Stock Award Plan, to better align the interests of participants with the long-term interests of Shareholders.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Prior Grants under the Stock Award Plan

Stock Award Plan(1)
Name and Position	Number of Awards
Gregory Lang, Director, President & Chief Executive Officer	7,055,500
David Deisley, Executive Vice President, General Counsel and Corporate Secretary	2,763,550
David Ottewell, Vice President and Chief Financial Officer	2,398,100
NEOs as a Group	12,217,150
Non-Executive Directors as a group	5,295,700
All Company Employees and Eligible Consultants (excluding NEOs and Non-Executive Directors)	3,882,551
Total:	21,395,401(2)

(1)	Options outstanding as of March 13, 2017.
(2)	Represents 6.7% of the issued and outstanding Common Shares as at March 13, 2017.

Summary of the Stock Award Plan

Set out below is a summary of the Stock Award Plan, which is qualified in its entirety by reference to the complete copy of the Stock Award Plan attached to this Circular as Appendix A.

Eligible Participants

Under the Stock Award Plan, Awards (as defined in the Stock Award Plan) may be granted to Directors, executives, employees and other eligible consultants of the Company and employees of its designated subsidiaries and certain enumerated affiliates. As of March 13, 2017, there were approximately 13 employees, 3 eligible consultants and 10 non-executive Directors of the Company eligible to participate in the Stock Award Plan. The total number of Common Shares reserved for issuance in connection with Awards granted or that may be granted under the Stock Award Plan is 10% of the total number of issued and outstanding Common Shares. Based on the total number of issued and outstanding Common Shares, a total of 32,165,264 Common Shares is available for issuance under the Stock Award Plan as of March 13, 2017. As of March 13, 2017, the total number of Common Shares issuable in connection with outstanding, unexercised Award grants under the Stock Award Plan is 21,395,401, which represents, in the aggregate, 6.7% of the total number of the Company’s issued and outstanding Common Shares. Of the 21,395,401 outstanding, unexercised Awards, Awards to purchase 17,800,350 Common Shares are fully vested, with 3,595,051 remaining unvested.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Summary of Award Types

Under the Stock Award Plan, stock options (“options”), stock appreciation rights (“SARs”) and tandem SARs (“Tandem SARs”) may be granted to participants at any time as determined by the Board. The participant’s Award agreement shall list the term of the Award, as determined by the Board, as well as the period during which the Award may be exercised. The term of a Tandem SAR may not exceed the term of the option portion of the Award, which may not exceed five years, and a free-standing SAR’s term may not exceed five years, provided however, that if at any time the expiry of the term of an Award should be determined to occur either during a period in which the trading of Common Shares by the holder of the Award is restricted under the insider trading policy or other policy of the Company or within ten business days following such a period, such expiry date will be deemed to be the date that is the tenth business day following the date of expiry of such restriction. All Awards must be granted with an exercise price no less than “fair market value” of the Common Shares on the date of grant. Unless determined otherwise by the Board, fair market value is generally defined under the Stock Award Plan as the last recorded sale price of the Common Shares on the TSX (for Canadian resident participants) or the NYSE MKT (for non-Canadian resident participants) for the preceding trading date. All options granted under the Stock Award Plan are nonqualified stock options for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

A SAR may be granted in tandem with an option granted under the Stock Award Plan or on a free-standing basis, and may be exercised upon such terms and conditions as the Board, in its sole discretion, determines. Upon exercise of a SAR, the participant shall be entitled to receive payment from the Company in an amount equal to the excess of the fair market value of a Common Share on the date of exercise over the price at which the SAR was originally granted (which shall not be less than the fair market value of a Common Share on the date of the SAR grant). All payments shall be made in Common Shares, the number of which shall be calculated by dividing the payment amount by the fair market value of the Common Shares on the exercise date.

Tandem SARs give the awardee the right to surrender to the Company all or a portion of the related option and to receive a distribution of Common Shares in an amount equal to the excess of the fair market value of a specified number of shares as of the date the SAR is exercised over the exercise price of the related option. To the extent a Tandem SAR is exercised, the related option will terminate at the time of such exercise. The effect of the exercise of a SAR or Tandem SAR would be a reduction in the total number of shares issued by the Company to a participant versus the exercise of an equivalent stock option.

The total number of Common Shares that may be issued to an individual participant under the Stock Award Plan upon the exercise of Awards granted thereunder shall not exceed, in the aggregate, 5% of the Company’s total number of issued and outstanding Common Shares at the date of grant of such Award. In addition, no individual participant may be granted any Award or Awards for more than ten million Common Shares in any calendar year. The maximum number of shares issuable to insiders pursuant to the Stock Award Plan, together with any shares issued pursuant to any other share compensation arrangement (i) at any time shall not exceed 10% of the total number of issued and outstanding Common Shares and (ii) within any one year period, shall not exceed 10% of the total number of issued and outstanding Common Shares.

Administration

The Stock Award Plan is administered by the Compensation Committee appointed by the Board. Subject to the terms of the Stock Award Plan, the Compensation Committee may determine, among other things, the persons to whom Awards may be granted, the number of Awards to be granted to any participant, and the exercise price and the schedule and dates for vesting of Awards granted. The Compensation Committee may, but is not required to, impose a vesting schedule on any Award made under the Stock Award Plan.

If a participant ceases to be engaged by the Company for any reason other than death, they will have the right to exercise any vested Award not exercised prior to such termination within the lesser of six months from the date of the termination, unless otherwise extended by the Board, in its absolute discretion, or the expiry date of the Award; provided that if the termination is for just cause the right to exercise the vested Award shall terminate on the date of termination unless otherwise determined by the Board. The unvested portion of all Awards shall terminate on the date of termination.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

The Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, and without Shareholder approval, amend, suspend or terminate the Stock Award Plan or any Award granted under the Stock Award Plan, including, without limiting the generality of the foregoing, changes of a clerical or grammatical nature and changes regarding the vesting of Awards; provided, however, that:

(a)	such amendment, suspension or termination is in accordance with applicable laws and the rules of any stock exchange on which the Common Shares are listed;

(b)	no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a participant with respect to any then outstanding Award, as determined by the Board acting in good faith, without his or her consent in writing; and

(c)	the Board shall obtain Shareholder approval of the following:

(i)	any amendment to the maximum number of Common Shares issuable pursuant to the Stock Award Plan, other than as contemplated by the Stock Award Plan;

(ii)	any amendment that would reduce the award price of an outstanding Award other than as contemplated by the Stock Award Plan; and

(iii)	any amendment that would extend the term of any Award granted under the Stock Award Plan beyond the expiry date.

In the event of, among other things, a take-over bid affecting the Company, the Board of the Company will notify each awardee under the Stock Award Plan of the full particulars of the offer whereupon all Awards will become vested and may be exercised.

Transferability

No Awards granted under the Stock Award Plan shall be transferable or assignable other than by will or by the laws of succession. However, if permitted by all applicable laws and the rules of the TSX or the NYSE MKT, as applicable, a participant may assign any Award to a trust or a similar legal entity.

New Plan Benefits

The benefits that will be awarded or paid under the Stock Award Plan cannot currently be determined. Awards granted under the Stock Award Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards. As of March 13, 2017, the closing price of a Common Share on the TSX was C$6.98, and the closing price of a Common Share on the NYSE MKT was $5.19.

Certain United States Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to Awards made under the Stock Award Plan. The following description applies to Awards that are subject to U.S. federal income tax. The grant of options, SARs or Tandem SARs should not result in taxable income to a participant at the time of grant. When Awards are paid out, the participant will recognize ordinary income equal to the fair market value of the Common Shares and cash received in settlement of the Awards, less any exercise price paid, and the Company will be entitled at that time to a corporate income tax deduction (for U.S. federal income tax purposes) for the same amount, subject to the general rules concerning deductibility of compensation and section 162(m) of the Code. A participant’s basis in any Common Shares received will equal the amount recognized as ordinary income with respect to such Common Shares plus any exercise price paid. If, as usually is the case, the Common Shares are a capital asset in the participant’s hands, any additional gain or loss recognized on a subsequent sale or exchange of the Common Shares will not be ordinary income, but will qualify as capital gain or loss.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Shareholder Approval

The TSX rules require Shareholder approval of all unallocated entitlements under the Stock Award Plan every three years. Shareholders last approved the unallocated entitlements under the Stock Award Plan at the Company’s annual meeting held in 2014 and accordingly, Shareholders will be asked at the Meeting to pass a resolution approving all unallocated entitlements under the Stock Award Plan (the “Stock Award Plan Resolution”), the full text of which is set out in Appendix B to this Circular. Approval of the Stock Award Plan Resolution is also intended to constitute approval of the material terms of the Stock Award Plan for purposes of Section 162(m) under the Code in order to enable qualifying performance-based compensation to be deducted by the Company as a business expense.

In order to be approved, the Stock Award Plan Resolution must be passed by a majority of the votes cast by the holders of the Common Shares present in person or represented by proxy at the Meeting. Abstentions and broker non-votes will not be counted either in favor of or against this proposal and, therefore, will have no effect on the outcomes of such proposal.

In the event the Stock Award Plan Resolution is not passed by the requisite number of votes cast at the Meeting, the Company will not have a valid stock award plan, all unallocated Awards will be cancelled and the Company will not be permitted to grant further Awards under the Stock Award Plan. Previously allocated Awards under the Stock Award Plan will continue unaffected by the approval or disapproval of the resolution to approve the Stock Award Plan. Any Awards that have been terminated, cancelled or that have expired will not be available for re-granting.

The Board has unanimously concluded that approval of all unallocated entitlements under the Stock Award Plan is in the best interest of the Company and its Shareholders, and recommends that Shareholders vote IN FAVOR of the Stock Award Plan Resolution. The Company has been advised that the Directors and senior officers of the Company intend to vote all Common Shares held by them in favor of the Stock Award Plan Resolution. In the absence of a contrary instruction, the person(s) designated by management of the Company in the form of proxy intend to vote FOR the Stock Award Plan Resolution.

2.	Approval of the Performance Share Unit Plan

Background

The Board adopted the Performance Share Unit (“PSU”) Plan in 2009 for the benefit of the Company’s executives, employees and consultants. The PSU Plan has been established to assist the Company in the recruitment and retention of highly qualified executives, employees and eligible consultants by providing a means to reward performance, to motivate participants under the PSU Plan to achieve important corporate and personal objectives and, through the proposed issuance by the Company of Common Shares under the PSU Plan, to better align the interests of participants with the long-term interests of Shareholders.

The Board intends to use Performance Share Units (“PSUs”) issued under the PSU Plan, as well as options issued under the Stock Award Plan, as part of the Company’s overall executive and employee compensation plan. Since the value of PSUs increase or decrease with the price of the Common Shares, PSUs reflect a philosophy of aligning the interests of executives and employees with those of the Shareholders by tying executive compensation to share price performance. In addition, PSUs assist in the retention of qualified and experienced executives and employees by rewarding those individuals who make a long term commitment to the Company.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Outstanding Grants Under The PSU Plan

Performance Share Unit Plan (1)
Name and Position	Number of Units
Gregory Lang President & CEO	923,100
David Deisley Executive Vice President, General Counsel & Corporate Secretary	372,400
David Ottewell Vice President & CFO	294,400
NEOs as a Group	1,589,900
All Company Employees and Eligible Consultants (excluding NEOs)	590,100
Total	2,180,000(2)

(1)	PSU grants outstanding as of March 13, 2017 (does not include Common Shares issued under PSU Plan).
(2)	Represents 0.7% of the issued and outstanding Common Shares as of March 13, 2017.

Summary of the PSU Plan

Set out below is a summary of the PSU Plan. A complete copy of the PSU Plan is attached to this Circular as Appendix C.

Eligible Participants

The PSU Plan is administered by the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board (the “Committee”). Employees and eligible consultants of the Company and its designated subsidiaries are eligible to participate in the PSU Plan. As of March 13, 2017, there were approximately 13 employees and 3 consultants eligible to participate in the PSU Plan. All of the Company’s current, full-time, permanent employees have received grants under the PSU Plan to date. In accordance with the terms of the PSU Plan, the Company, under the authority of the Board, will approve those employees and eligible consultants who are entitled to receive PSUs and the number of PSUs to be awarded to each participant. PSUs awarded to participants are credited to them by means of an entry in a notional account in their favor on the books of the Company. Each PSU awarded conditionally entitles the participant to receive up to a maximum of 1.5 Common Shares (or the cash equivalent) upon attainment of the PSU vesting criteria.

Vesting

The PSUs vest upon the expiry of a time-based vesting period. The duration of the vesting period applicable to a specific PSU grant shall be determined at the time of the grant by the Committee. In addition, the Committee may establish other terms or conditions with respect to the vesting of PSUs, including without limitation, provisions which make the vesting of PSUs conditional upon (i) the achievement of corporate or personal objectives, including the attainment of milestones relating to financial, operational, strategic or other objectives of the Company, (ii) the market price of the Company’s Common Shares from time to time and/or the return to Shareholders, and/or (iii) any other performance criteria relating to the participant or the Company. Any such conditions shall be set out in a grant agreement, may relate to all or any portion of the PSUs in a grant, and may be graduated such that different percentages of the PSUs in a grant will vest depending on the extent of satisfaction of one or more such conditions. The Board may, in its discretion and having regard to the best interests of the Company, subsequent to the grant date of a PSU, waive any such terms or conditions or determine that they have been satisfied.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Once the PSUs in a grant vest, the participant is entitled to receive the equivalent number of Common Shares or cash equal to the Market Value (as defined below) of the equivalent number of Common Shares. The vested PSUs may be settled through the issuance of Common Shares from treasury (subject to the Shareholder approval being sought at this Meeting), by the delivery of Common Shares purchased in the open market, in cash or in any combination of the foregoing (at the discretion of the Company). If settled in cash, the award amount shall be equal to the number of Common Shares in respect of which the participant is entitled multiplied by the Market Value of a Common Share on the payout date. Market Value per share as at any date is defined in the PSU Plan (if the Common Shares are listed and posted for trading on the TSX and/or the NYSE MKT) as the arithmetic average of the closing price of the Common Shares traded on the TSX or the NYSE MKT for the five (5) trading days on which a board lot was traded immediately preceding such date. The PSUs may be settled on the payout date, which shall be the second anniversary of the date of the grant or such other date as the Committee may determine at the time of the grant, which in any event shall be no later than the expiry date for such PSUs. The expiry date of PSUs will be determined by the Committee at the time of grant. All unvested, expired or previously settled PSUs are available for future grants.

Maximum Number of Common Shares Issuable

Under the PSU Plan, the maximum number of Common Shares reserved and available for issuance from treasury is a variable number equal to three percent (3%) of the issued and outstanding Common Shares of the Company (on a non-diluted basis) from time to time. This type of plan share pool structure is sometimes referred to as an evergreen, or rolling, plan feature. As of March 13, 2017, three percent (3%) of the issued and outstanding Common Shares represents 9,649,579 Common Shares.

The PSU Plan provides that the maximum number of Common Shares issuable to insiders (as that term is defined by the TSX and the NYSE MKT) pursuant to the PSU Plan, together with any Common Shares issuable pursuant to any other security-based compensation arrangement of the Company, will not exceed 10% of the total number of issued and outstanding Common Shares. In addition, the maximum number of Common Shares issued to insiders under the PSU Plan, together with any Common Shares issued to insiders pursuant to any other security-based compensation arrangement of the Company within any one year period, will not exceed 10% of the total number of issued and outstanding Common Shares.

Qualified Performance-Based Compensation

Grants pursuant to the PSU Plan that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code shall be (i) granted by a committee consisting of two or more outside directors and (ii) conditioned solely upon the achievement of one or more performance goals, based on the following factors, each of which may be adjusted as provided in the PSU Plan:

Financial Performance Goals: economic value added (EVA); sales or revenue; costs or expenses; performance relative to budget; net profit after tax; gross profit; income (including without limitation operating income, pre-tax income and income attributable to the Company); cash flow (including without limitation free cash flow and cash flow from operating, investing or financing activities or any combination thereof); earnings (including without limitation earnings before or after taxes, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings (whether before or after taxes), EBIT or EBITDA as a percentage of net sales; net working capital; margins (including one or more of gross, operating and net income margin);

Shareholder Performance Goals: earnings per share (EPS) (basic or diluted); earnings per share from continuing operations; returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, revenue, sales, capital and net capital employed, total shareholder return (TSR) and total business return (TBR)); ratios (including one or more of price-to-earnings, debt-to-assets, debt-to-net assets and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk); stock price; value creation; market capitalization;

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Corporate Performance Goals: safety performance; environmental performance; development and implementation of exploration programs; advancement of governmental permitting and approval processes; development and implementation of corporate social responsibility/sustainable development initiatives; engagement with key stakeholders; evaluation of corporate development opportunities; corporate compliance and reporting; implementation or completion of key corporate initiatives or projects; strategic plan development and implementation; workforce satisfaction; employee retention; productivity metrics; career development;

(collectively, the “Performance Goals”).

The Performance Goals may be applied individually, alternatively, or in any combination, either to the Company as a whole or to a subsidiary, division, business unit or line of business basis. The PSU Plan limits the number of PSUs that may be granted to any one person to 9,500,000 per year. Section 162(m) of the Code requires that Shareholders must re-approve the PSU Plan at least every five years for grants to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code enables the Company to make grants under the PSU Plan that may qualify for the exemption from the $1 million deduction limit on compensation paid to top U.S. executives, enabling the Company to deduct qualifying future grants as a business expense. However, nothing in the PSU Plan prevents the Compensation Committee from granting PSUs that do not qualify for tax deductibility under Section 162(m) of the Code.

Cessation of Entitlement

Unless otherwise determined by the Company in accordance with the PSU Plan, PSUs which have not vested on a participant’s termination date shall terminate and be forfeited. If a participant who is an employee ceases to be an employee as a result of termination of employment without cause, at the Company’s discretion (unless otherwise provided in the applicable grant agreement), all or a portion of such participant’s PSUs may be permitted to continue to vest, in accordance with their terms, during any statutory or common law severance period or any period of reasonable notice required by law or as otherwise may be determined by the Company in its sole discretion. All forfeited PSUs are available for future grants.

Transferability

PSUs are not assignable or transferable by a participant other than by operation of law, except, if and on such terms as the Company may permit, to a spouse or minor children or grandchildren or a personal holding company or family trust controlled by the participant, the sole shareholders or beneficiaries of which, as the case may be, are any combination of the participant, the participant’s spouse, minor children or minor grandchildren, and after the participant’s lifetime shall inure to the benefit of and be binding upon the participant’s designated beneficiary, on such terms and conditions as are appropriate for such transfers to be included in the class of transferees who may rely on a Form S-8 registration statement under the U.S. Securities Act of 1933, as amended, to sell Common Shares received pursuant to the PSUs.

New Plan Benefits

The benefits that will be awarded or paid under the PSU Plan cannot currently be determined. Awards granted under the PSU Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards. As of March 13, 2017, the closing price of a Common Share on the TSX was C$6.98, and the closing price of a Common Share on the NYSE MKT was $5.19.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Amendments to the PSU Plan

The PSU Plan provides that the Company may, without notice, at any time and from time to time, and without Shareholder approval, amend the PSU Plan or any provisions thereof in such manner as the Company, in its sole discretion, determines appropriate:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the PSU Plan;

(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the PSU Plan;

(c)	to change the vesting provisions of PSUs to reflect revised performance metrics or to accelerate vesting in the event that performance criteria is achieved earlier than expected;

(d)	to change the termination provisions of PSUs or the PSU Plan which does not entail an extension beyond the original expiry date of the PSUs; or

(e)	for the purposes of preserving the intended tax treatment of the benefits provided to a participant by the PSU Plan and PSU awards;

provided, however, that:

1)	no such amendment of the PSU Plan may be made without the consent of each affected participant if such amendment would adversely affect the rights of such affected participant(s) under the PSU Plan; and

2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX or the NYSE MKT for any amendment that results in:

(i)	an increase in the maximum number of Common Shares issuable pursuant to the PSU Plan other than as already contemplated in the PSU Plan;

(ii)	an extension of the expiry date for PSUs granted under the PSU Plan;

(iii)	granting of other types of compensation through Common Share issuance;

(iv)	expansion of the rights of a participant to assign PSUs beyond what is currently permitted in the PSU Plan;

(v)	the addition of new categories of participants, other than as already contemplated in the PSU Plan;

(vi)	changes in eligible participants that may permit the introduction or reintroduction of non-employee directors on a discretionary basis; or

(vii)	an amendment of the Board’s authority to amend provisions of the PSU Plan.

Certain United States Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to PSUs awarded under the PSU Plan. The following description applies to PSUs that are subject to U.S. federal income tax. The grant of PSUs should not result in taxable income to a participant at the time of grant. When PSUs are paid out, the participant will recognize ordinary income equal to the fair market value of the Common Shares and cash received in settlement of the PSUs, and the Company will be entitled at that time to a corporate income tax deduction (for U.S. federal income tax purposes) for the same amount, subject to the general rules concerning deductibility of compensation. For information on the deductibility of executive compensation, see Qualified Performance-based Compensation above. A participant’s basis in any Common Shares received will equal the fair market value of the Common Shares at the time the participant recognized ordinary income. If, as usually is the case, the Common Shares are a capital asset in the participant’s hands, any additional gain or loss recognized on a subsequent sale or exchange of the Common Shares will not be ordinary income, but will qualify as capital gain or loss.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Section 409A of the Code may apply to PSUs granted under the PSU Plan. For such awards subject to Section 409A, certain U.S. officers may experience a delay of up to six months in the settlement of the PSUs in Common Shares.

Shareholder Approval

The TSX rules require Shareholder approval of all unallocated entitlements under the PSU Plan every three years. Shareholders last approved the unallocated entitlements under the PSU Plan at the Company’s annual meeting held in 2014 and accordingly, Shareholders will be asked at the Meeting to pass a resolution approving all unallocated entitlements under the PSU Plan (the “PSU Plan Resolution”), the full text of which is set out in Appendix D to this Circular. Approval of the PSU Plan Resolution is also intended to constitute approval of the material terms of the PSU Plan for purposes of Section 162(m) of the Code in order to enable qualifying performance-based compensation to be deducted by the Company as a business expense.

In order to be approved, the PSU Plan Resolution must be passed by a majority of the votes cast by the holders of the Common Shares present in person or represented by proxy at the Meeting. Abstentions and broker non-votes will not be counted either in favor of or against this proposal and, therefore, will have no effect on the outcomes of such proposal.

In the event the PSU Plan Resolution is not passed by the requisite number of votes cast at the Meeting, the Company will not be able to settle PSU awards granted after the date of the Meeting through the issuance of Common Shares from treasury. Previously allocated entitlements under the PSU Plan will continue unaffected by the approval or disapproval of the resolution to approve the PSU Plan, and settlement of PSU awards granted after the Meeting through the delivery of Common Shares purchased in the open market pursuant to the terms of the PSU Plan or through the payment of cash will still be possible. Any entitlements that have been terminated, cancelled or that have expired will not be available for re-granting.

The Board has unanimously concluded that approval of all unallocated entitlements under the PSU Plan is in the best interest of the Company and its Shareholders, and recommends that Shareholders vote IN FAVOR of the PSU Plan Resolution. The Company has been advised that the Directors and senior officers of the Company intend to vote all Common Shares held by them in favor of the PSU Plan Resolution. In the absence of a contrary instruction, the person(s) designated by management of the Company in the form of proxy intend to vote FOR the PSU Plan Resolution.

The Board recommends that Shareholders vote FOR the PSU Plan Resolution, and the Company has been advised that the Directors and senior officers of the Company intend to vote all Common Shares held by them in favor of the PSU Plan Resolution. In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the PSU Plan Resolution.

3.	Approval of Deferred Share Unit Plan

Background

The Board adopted the Deferred Share Unit (“DSU”) Plan in 2009 for the benefit of the Company’s non-executive Directors. Currently there are ten non-executive Directors participating in the DSU Plan. The DSU Plan has been established to assist the Company in the recruitment and retention of qualified persons to serve on the Board and, through the proposed issuance by the Company of Common Shares under the DSU Plan, to promote better alignment of the interests of Directors and the long-term interests of Shareholders.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

The Board intends to use the Deferred Share Units (“DSUs”) issued under the DSU Plan, as well as options issued under the Stock Award Plan, if any, as part of the Company’s overall director compensation plan. Since the value of DSUs increase or decrease with the price of the Common Shares, DSUs reflect a philosophy of aligning the interests of Directors with those of the Shareholders by tying compensation to long term share price performance.

Prior Grants under the DSU Plan

Deferred Share Unit Plan(1)
Name of Non-Executive Director	Number of Units
Sharon Dowdall	22,072
Marc Faber	25,410
Thomas Kaplan	46,546
Gillyeard Leathley	30,831
Igor Levental	35,194
Kalidas Madhavpeddi	26,921
Gerald McConnell	51,671
Clynton Nauman	26,921
Rick Van Nieuwenhuyse	22,072
Anthony Walsh	22,072
Non-Executive Directors as a Group	309,710 (2)

(1)	DSUs outstanding as of March 13, 2017.

(2)	Represents 0.1% of the issued and outstanding Common Shares as at March 13, 2017.

Summary of the DSU Plan

Set out below is a summary of the DSU Plan. A complete copy of the DSU Plan is attached to this Circular as Appendix E.

Administration of Plan

The DSU Plan provides that non-executive Directors (each, a “Participant”) will receive 50%, and may elect to receive up to 100%, of their annual compensation amount (the “Annual Base Compensation”) in DSUs. The cash portion of Annual Base Compensation shall be paid to the Participant quarterly. A DSU is a unit credited to a Participant by way of a bookkeeping entry in the books of the Company, the value of which is equivalent to the value of one Common Share. All DSUs paid with respect to Annual Base Compensation will be credited quarterly to the Participant by means of an entry in a notional account in their favor on the books of the Company (a “DSU Account”) when such Annual Base Compensation is payable. The Participant’s DSU Account will be credited on a quarterly basis with the number of DSUs, calculated to the nearest thousandth of a DSU, determined by dividing the dollar amount of compensation payable in DSUs on the grant date by the Share Price of a Common Share at that time. Share Price is defined in the DSU Plan as (if the Common Shares are listed and posted for trading on the TSX and/or the NYSE MKT) the closing price of the Common Shares on the TSX or the NYSE MKT averaged over the last five (5) consecutive trading days of the fiscal quarter. Fractional Common Shares will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Generally, a Participant in the DSU Plan shall be entitled to redeem their DSUs during the period commencing on the business day immediately following the date upon which the Participant ceases to hold any position as a Director of the Company and its subsidiaries and is no longer otherwise employed by the Company or its subsidiaries, including in the event of death of the Participant (the “Termination Date”), and ending on the 90th day following the Termination Date, provided, however that for eligible U.S. Participants, redemption will be made upon such Participant’s “separation from service” as defined under Internal Revenue Code Section 409A. Redemptions under the DSU Plan may be settled in Common Shares issued from treasury, Common Shares purchased by the Company on the open market for delivery to the Participant, cash, or any combination of the foregoing, subject to the restrictions set forth in the DSU Plan.

Maximum Number of Common Shares Issuable

The maximum number of Common Shares reserved and available for issuance from treasury under the DSU Plan is a variable number equal to one percent (1%) of the issued and outstanding Common Shares of the Company (on a non-diluted basis) from time to time. This type of plan share pool structure is sometimes referred to as an evergreen, or rolling, plan feature. As of March 13, 2017, one percent (1%) of the issued and outstanding Common Shares represents 3,216,526 Common Shares reserved and available for issuance under the DSU Plan.

The DSU Plan provides that the maximum number of Common Shares issuable to insiders (as that term is defined by the TSX and by the NYSE MKT) pursuant to the DSU Plan, together with any Common Shares issuable pursuant to any other security-based compensation arrangement of the Company, will not exceed 10% of the total number of outstanding Common Shares. In addition, the maximum number of Common Shares issued to insiders under the DSU Plan, together with any Common Shares issued to insiders pursuant to any other security-based compensation arrangement of the Company within any one year period, will not exceed 10% of the total number of outstanding Common Shares.

Transferability

No right to receive payment of deferred compensation or retirement awards shall be transferable or assignable by any Participant under the DSU Plan except by will or laws of descent and distribution.

New Plan Benefits

The benefits that will be awarded or paid under the DSU Plan cannot currently be determined. The amount of DSUs paid under the DSU Plan is dependent on the level of Annual Base Compensation as determined by the Board, the election of the individual Participants, and the Share Price at the end of each fiscal quarter. As of March 13, 2017, the closing price of a Common Share on the TSX was C$6.98, and the closing price of a Common Share on the NYSE MKT was $5.19.

Amendments to the DSU Plan

The DSU Plan provides that the Board may at any time, and from time to time, and without Shareholder approval, amend any provision of the DSU Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan including amendments of a “clerical” or “housekeeping” nature;

(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the DSU Plan;

(c)	amendments to the termination provisions of the DSU Plan;

(d)	amendments necessary or advisable because of any change in applicable securities laws;

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

(e)	amendments to the transferability of DSUs provided for in the DSU Plan;

(f)	amendments relating to the administration of the DSU Plan; or

(g)	any other amendment, fundamental or otherwise, not requiring Shareholder approval under applicable laws or the rules of the Toronto Stock Exchange or the NYSE MKT;

provided, however, that:

1)	no such amendment of the DSU Plan may be made without the consent of each affected Participant in the DSU Plan if such amendment would adversely affect the rights of such affected Participant(s) under the DSU Plan; and

2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX and the NYSE MKT for any amendment:

(i)	to increase the maximum number of Common Shares which may be issued under the DSU Plan;

(ii)	to the amendment provisions of the DSU Plan; or

(iii)	to the definition of “Participant”.

Certain United States Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to DSUs awarded under the DSU Plan. The following description applies to DSUs that are subject to U.S. federal income tax. The grant of DSUs and the crediting of DSUs to a Participant’s DSU Account should not result in taxable income to the Participant at the time of grant. When DSUs are paid out, the Participant will recognize ordinary income equal to the fair market value of the Common Shares and cash received in settlement of the DSUs, and the Company will be entitled at that time to a corporate income tax deduction (for U.S. federal income tax purposes) for the same amount, subject to the general rules concerning deductibility of compensation. A Participant’s basis in any Common Shares received will equal the fair market value of the Common Shares at the time the Participant recognized ordinary income. If, as usually is the case, the Common Shares are a capital asset in the Participant’s hands, any additional gain or loss recognized on a subsequent sale or exchange of the Common Shares will not be ordinary income, but will qualify as capital gain or loss. To the extent that a Participant’s DSUs are subject to U.S. federal income tax and to taxation under the Income Tax Act (Canada), DSUs awarded under the DSU Plan are intended to comply with Section 409A of the Internal Revenue Code and to avoid adverse tax consequences under paragraph 6801(d) of the regulations under the Income Tax Act (Canada). To that end, the DSU Plan includes certain forfeiture provisions that could apply to DSUs awarded under the DSU Plan in limited circumstances.

Shareholder Approval

The TSX rules require Shareholder approval of all unallocated entitlements under the Deferred Share Unit Plan (the “DSU Plan”) every three years. Shareholders last approved the unallocated entitlements under the DSU Plan at the Company’s annual meeting held in 2014 and accordingly, Shareholders will be asked at the Meeting to pass a resolution approving all unallocated entitlements under the DSU Plan (the “DSU Plan Resolution”), the full text of which is set out in Appendix F to this Circular.

In order to be approved, the DSU Plan Resolution must be passed by a majority of the votes cast by the holders of the Common Shares present in person or represented by proxy at the Meeting. Abstentions and broker non-votes will not be counted either in favor of or against this proposal and, therefore, will have no effect on the outcomes of such proposal.

In the event the DSU Plan Resolution is not passed by the requisite number of votes cast at the Meeting, the Company will not be able to settle any DSU awards granted after the date of the Meeting through the issuance of Common Shares from treasury. Previously allocated entitlements under the DSU Plan will continue unaffected by the approval or disapproval of the resolution to approve the DSU Plan, and settlement of DSU awards granted after the Meeting through the delivery of Common Shares purchased in the open market pursuant to the terms of the DSU Plan or through the payment of cash will still be possible. Any entitlements that have been terminated, cancelled or that have expired will not be available for re-granting.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

The board has unanimously concluded that approval of all unallocated entitlements under the DSU plan is in the best interest of the Company and its Shareholders, and recommends that Shareholders vote in favor of the DSU Plan resolution. The Company has been advised that the Directors and senior officers of the Company intend to vote all Common Shares held by them in favor of the DSU Plan resolution. In the absence of a contrary instruction, the person(s) designated by management of the company in the form of proxy intend to vote for the DSU Plan resolution.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current Directors and executive officers. The term for each Director expires at the next annual meeting of Shareholders or at such time as a qualified successor is appointed, upon ceasing to meet the qualifications for election as a director, upon death, upon removal by the Shareholders or upon delivery or submission to the Company of the Director's written resignation, unless the resignation specifies a later time of resignation. Each executive officer shall hold office until the earliest of the date the officer’s resignation becomes effective, the date a successor is appointed or the officer ceases to be qualified for that office, or the date the officer is terminated by the Board of Directors of the Company. The name, location of residence, age, and office held by each Director and executive officer, current as of March 13, 2017, has been furnished by each of them and is presented in the following table. Unless otherwise indicated, the address of each Director and executive officer in the table set forth below is care of NOVAGOLD, 201 South Main, Suite 400, Salt Lake City, Utah 84111, United States.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Committee Memberships
Name and Municipality of Residence	Position Held	Independent	AC	CC	CCC	CGN	EHSS
Sharon Dowdall Ontario, Canada Age: 64, Director Since: 2012	Director
Dr. Marc Faber Chiang Mai, Thailand Age: 71, Director Since: 2010	Director
Dr. Thomas Kaplan New York, USA Age: 54, Director Since: 2011	Chairman of the Board
Gregory Lang Utah, USA Age: 62, Director Since: 2012	Director, President and CEO
Gillyeard Leathley British Columbia, Canada Age: 79, Director Since: 2011	Director
Igor Levental Colorado, USA Age: 61, Director Since: 2010	Director
Kalidas Madhavpeddi Arizona, USA Age: 61, Director Since: 2007	Director
Gerald McConnell Nova Scotia, Canada Age: 72, Director Since: 1984	Lead Director
Clynton Nauman Washington, USA Age: 68, Director Since: 1999	Director
Rick Van Nieuwenhuyse British Columbia, Canada Age: 61, Director Since: 1999	Director
Anthony Walsh British Columbia, Canada Age: 65, Director Since: 2012	Director
David Deisley Utah, USA Age: 60, Officer Since: 2012	Executive Vice President and General Counsel	n/a	n/a	n/a	n/a	n/a	n/a
David Ottewell Utah, USA Age: 56, Officer Since: 2012	Vice President and CFO	n/a	n/a	n/a	n/a	n/a	n/a

The Securities Held listed below for each Director and NEO are as of November 30, 2016. Determination of whether each person meets the share ownership guidelines is determined by calculating the number of Common Shares and DSUs, if applicable, owned by each person, multiplied by the closing price of the Common Shares on November 30, 2016 on the TSX (if a Director), or on the NYSE MKT (if a NEO).

Sharon Dowdall
Independent Director Since 2012

Ms. Dowdall, a Director of the Company, has worked in the mining industry for over 30 years. Ms. Dowdall served in senior legal capacities for Franco-Nevada Corporation (“Franco-Nevada”), a major gold-focused royalty company, and Newmont Mining Company, one of the world’s largest gold producers. During her 20-year tenure with Franco-Nevada, Ms. Dowdall served in various capacities, including Chief Legal Officer and Corporate Secretary and Vice President, Special Projects. Ms. Dowdall was one of the principals who transformed Franco-Nevada from an industry pioneer into one of the most successful precious metals enterprises in the world. Prior to joining Franco-Nevada, she practiced law as a partner with Smith Lyons in Toronto, a major Canadian legal firm specializing in natural resources. Ms. Dowdall is the recipient of the 2011 Canadian General Counsel Award for Business Achievement. She currently serves on the boards of several Canadian exploration and development companies. Ms. Dowdall holds an Honours B.A. in Economics from the University of Calgary and an LLB, from Osgoode Hall Law School at York University. The Board has determined that Ms. Dowdall should serve as a Director due to her significant experience: 1) as a natural resources lawyer, 2) moving a precious-metals mining company from the development stage to the successful producer stage, and 3) working in a senior executive position at a large international mining company.

Ms. Dowdall joined the Board in April 2012.

During the most recent five years and continuing to the present, Ms. Dowdall serves as a consultant to Franco-Nevada and is a member of the boards of Olivut Resources Limited and Foran Resources Limited.

Areas of expertise include: legal, corporate governance, finance, investment, valuation, securities, human resources, corporate strategy, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board Audit Compensation	4/4 4/4 6/6	Nil	20,313	125,128	50,000	250%

Dr. Marc Faber
Independent Director Since 2010

Dr. Faber, a Director of the Company, has over 35 years of experience in the finance industry and is the Managing Director of Marc Faber Ltd., an investment advisory and fund management firm. He is an advisor to a number of private investment funds and serves as a director of Ivanhoe Mines Limited and Sprott Inc. Dr. Faber publishes a widely-read monthly investment newsletter entitled The Gloom, Boom & Doom Report and is the author of several books including Tomorrow’s Gold – Asia’s Age of Discovery. A renowned commentator on global market trends and developments, he is also a regular contributor to several leading financial publications around the world, including Barron’s, where he is a member of the Barron’s Roundtable. Dr. Faber received his PhD in Economics magna cum laude from the University of Zurich. The Board has determined that Dr. Faber should serve as a Director for the Company to benefit from his vast knowledge of economics, global market trends, precious metals and commodities in general.

Dr. Faber’s principal occupation over the last five years is Managing Director of Marc Faber Ltd. During the most recent five years, Dr. Faber has served, and continues to serve, on the boards of Ivanhoe Mines Limited and Sprott Inc.

Areas of expertise include: global economics and market dynamics, finance and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board Corporate Governance	4/4 4/4	Nil	23,652	145,696	50,000	291%

Dr. Thomas Kaplan
Non-Independent Director Since 2011

Dr. Kaplan is Chairman of the Board of the Company and is also Chairman and Chief Investment Officer of The Electrum Group, a privately-held global natural resources investment management company which manages the portfolio of Electrum, the single largest Shareholder of the Company. Dr. Kaplan is an entrepreneur and investor with a track record of both creating and unlocking shareholder value in public and private companies. Dr. Kaplan served as Chairman of Leor Exploration & Production LLC, a natural gas exploration and development company founded by Dr. Kaplan in 2003. In 2007, Leor’s natural gas assets were sold to EnCana Oil & Gas USA Inc., a subsidiary of Encana Corporation, for $2.55 billion. Dr. Kaplan holds Bachelors, Masters and Doctoral Degrees in History from Oxford University. The Board has determined that Dr. Kaplan should serve as the Director and Chairman to gain from his experience as a developer of and investor in mining and oil and gas companies, as well as his significant beneficial ownership in the Company.

Dr. Kaplan’s principal occupation during the last five years has been Chairman and Chief Investment Officer of The Electrum Group. Dr. Kaplan also served on the board of NovaCopper Inc. (now known as Trilogy Metals Inc.) until June 2015.

Areas of expertise include: finance, mergers and acquisitions, mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board (Chair)	4/4	Nil(1)	43,029	265,059	50,000	530%

(1)	See description of Electrum’s holdings and Dr. Kaplan’s relationship with Electrum under “Voting Shares and Principal Holders Thereof.”

Gregory Lang
Non-Independent Director Since 2012

Mr. Lang is President and Chief Executive Officer of the Company. Mr. Lang has over 35 years of diverse experience in mine operations, project development and evaluations, including time as President of Barrick Gold North America, a wholly-owned subsidiary of Barrick Gold Corporation (“Barrick”). Mr. Lang has held progressively responsible operating and project development positions over his 10-year tenure with Barrick and, prior to that, with Homestake Mining Company and International Corona Corporation, both of which are now part of Barrick. He holds a Bachelor of Science in Mining Engineering from the University of Missouri-Rolla and is a Graduate of the Stanford University Executive Program. The Board has determined that Mr. Lang should continue to serve as a Director to gain his insight as an experienced mine engineer, as well as his expertise in permitting, developing and operating large-scale assets, and as a successful senior executive of other large gold-mining companies.

Mr. Lang served as the President of Barrick Gold North America until December 2011, and has served as the Company’s President and Chief Executive Officer since January 2012.

During the most recent five years, Mr. Lang has served, and continues to serve, as a director of Trilogy Metals Inc. (formerly known as NovaCopper Inc.). He served as a director of Sunward Resources until June 2015.

Areas of expertise include: mining operations, mine development and evaluation, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held				Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	PSUs #	Value of Common Shares Held as of 11/30/2016 $	Total $	% Met
Board EHSS & Technical Corporate Communications	4/4 4/4 2/2	1,075,081	Nil	1,108,550	4,923,871	2,223,600	221%(2)

(2)	Mr. Lang has exceeded his share ownership requirement as President and Chief Executive Officer as of November 30, 2016 based upon an amount equal to three times his annual salary as of November 30, 2016. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Lang. PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

Gillyeard Leathley
Independent Director Since 2011

Mr. Leathley joined the Company in January 2010 and served as Senior Vice President and Chief Operating Officer of the Company from November 2010 to November 2012, during which time he was instrumental in advancing the Company's Donlin Gold and Galore Creek projects. In February 2013, Mr. Leathley was named Chief Operating Officer of Sunward Resources Ltd. Mr. Leathley has over 25 years of experience overseeing the development of several major operating mines. Additionally, Mr. Leathley has over 55 years of experience working in the mining industry worldwide in positions of increasing responsibility ranging from Engineer to Chief Operating Officer. He began his career by training as a mine surveyor and industrial engineer with the Scottish National Coal Board, working in coal, bauxite, gold and copper mines. The Board has determined that Mr. Leathley should serve as a Director to benefit from his substantial international mine engineering experience and from his knowledge of the Company and its projects related to his previous employment as a Company executive.

Mr. Leathley’s principal occupations during the last five years have been Advisor to the CEO of the Company (consultant from April 2009-January 2010, employee from January 2010-November 2010), Senior Vice President and Chief Operating Officer of the Company (November 2010-November 2012), and Chief Operating Officer of Sunward Resources (February 2013-June 2015).

During the most recent five years, Mr. Leathley has served, and continues to serve, as a consultant to the Company. Additionally, Mr. Leathley became a director of Wellgreen Platinum Ltd. in September 2016. Mr. Leathley served as a director of Golden Peak Resources from October 2001 until February 2012, as a director of Lariat Resources from April 2003 until August 2014, as a director of Sunward Resources Limited from February 2011 until June 2015, as a director of Mawson Resources from December 2007 until February 2016, and as a director of Tasman Metals from September 2011 until February 2016.

Areas of expertise include: mining operations, mine development and evaluation, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board EHSS & Technical (Chair)	4/4 4/4	60,000	27,314	537,854	50,000	1,075%

Igor Levental
Independent Director Since 2010

Mr. Levental, a Director of the Company, is President of The Electrum Group, a privately-held global natural resources investment management company. Affiliates of The Electrum Group are currently the largest Shareholders of the Company. With more than 30 years of experience across a broad cross-section of the international mining industry, Mr. Levental has held senior positions with major mining companies including Homestake Mining Company and International Corona Corporation. Mr. Levental is a Professional Engineer with a BSc in Chemical Engineering and a MBA from the University of Alberta. The Board has determined that Mr. Levental should serve as a Director for the Company to benefit from his 30-plus years of experience as a chemical engineer and as an executive of large mining companies.

Mr. Levental’s primary occupation during the last five years has been President of The Electrum Group.  Mr. Levental is currently a director of Taung Gold International Limited, a Hong Kong Stock Exchange-listed company developing two major mining projects in South Africa.  During the most recent five years, Mr. Levental served as a director of Sunward Resources Ltd. until June 2015, as a director of Gabriel Resources Limited until June 2016, and as a director of NovaCopper Inc. (now known as Trilogy Metals Inc.) until June 2016.

Areas of expertise include: corporate development, finance, mergers and acquisitions, corporate governance and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board Corporate Governance Corporate Communications (Chair)	4/4 4/4 2/2	1,000	34,435	212,120	50,000	424%

Kalidas Madhavpeddi
Independent Director Since 2007

Mr. Madhavpeddi, a Director of the Company, has over 30 years of international experience in business development, corporate strategy, global mergers and acquisitions, exploration, government relations, marketing, trading and sales, and mining engineering and capital. He is President of Azteca Consulting LLC, an advisory firm to the metals and mining sector. He is also Overseas CEO of China Molybdenum Co. Ltd. His extensive career in the mining industry spans more than 30 years including Phelps Dodge Corporation (“Phelps Dodge”), a Fortune 500 company, from 1980 to 2006, starting as a Systems Engineer and ultimately becoming Senior Vice President for the company, responsible for global business development, acquisitions and divestments, including joint ventures, as well as its global exploration programs. He was contemporaneously President of Phelps Dodge Wire and Cable, a copper and aluminum cable manufacturer with international operations in over ten countries, including Brazil and China. Mr. Madhavpeddi is an alumnus of the Indian Institute of Technology, Madras, India; the University of Iowa and the Harvard Business School. The Board has determined that Mr. Madhavpeddi should serve as a Director to benefit from his long-term and diverse experience in the mining industry working as an executive in global corporate development, exploration, mergers and acquisitions, joint ventures and finance.

Mr. Madhavpeddi has served as the President of Azteca Consulting LLC and the Overseas CEO of China Molybdenum Co. Ltd. as his principal occupations during the last five years. Mr. Madhavpeddi served as a director of Namibia Rare Earths from 2010 until November 30, 2016, and currently serves as a director of Capstone Mining and as a director of Trilogy Metals Inc. (formerly known as NovaCopper Inc.), both since 2012.

Areas of expertise include: corporate strategy, mergers and acquisitions, mining operations and capital, marketing and sales and corporate leadership.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board Audit Compensation (Chair)	4/4 4/4 6/6	20,836	25,162	283,348	50,000	567%

Gerald McConnell, Q.C.
Independent Director Since 1984

Mr. McConnell, a Director of the Company, has over 30 years of experience in the resource sector. Mr. McConnell is Chairman of the Board of Namibia Rare Earths Inc., a public Canadian company focused on the development of rare earth opportunities in Namibia. From 1990 to 2010, he was President and Chief Executive Officer, as well as a director, of Etruscan Resources Inc., a West African junior gold producer. From December 1984 to January 1998, Mr. McConnell was the President of the Company and from January 1998 to May 1999 he was the Chairman and Chief Executive Officer of the Company. Mr. McConnell is a graduate of Dalhousie Law School and was called to the bar of Nova Scotia in 1971 and received his Queen’s Counsel designation in 1986. The Board has determined that Mr. McConnell should serve as a Director as he was one of the original founders of the Company and has remained involved with the Company in some capacity ever since, and because of his wide experience working in legal and executive positions at a variety of mining companies.

Mr. McConnell’s principal occupation over the most recent five years has been CEO of Namibia Rare Earths Inc. (2010-November 30, 2016). Mr. McConnell served as a director of Etruscan Resources Inc. from 1990 to 2010, and has been a director of Namibia Rare Earths and Trilogy Metals Inc. (formerly known as NovaCopper Inc.) since 2010 and 2012, respectively.

Areas of expertise include: legal, compensation, operations, mining industry, corporate leadership and board governance.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board (Lead Director) Corporate Governance (Chair) Corporate Communications	4/4 4/4 2/2	34,764	48,153	510,769	50,000	1,022%

Clynton Nauman
Independent Director Since 1999

Mr. Nauman, a Director of the Company, is the Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC. He was formerly President of Viceroy Gold Corporation and Viceroy Minerals Corporation and a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. Previously, Mr. Nauman was the General Manager of Kennecott Minerals from 1993 to 1998. Mr. Nauman has 25 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors. The Board has determined that Mr. Nauman should serve as a Director to gain from his significant experience as a senior mining executive working in the areas of environment, engineering and operations.

Mr. Nauman’s principal occupation for the last five years has been CEO of Alexco Resource Corp. and of Asset Liability Management Group ULC. Mr. Nauman has served as a director of Alexco Resource Corp. since 2006 and served as a director of NovaCopper Inc. (now known as Trilogy Metals Inc.) from 2011 until June 2015.

Areas of expertise include: environmental, geology, exploration, operations, mining industry and corporate leadership.

Board / Committee Membership	Overall Attendance 92%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board Audit EHSS & Technical	4/4 3/4 4/4 (3)	129,445	25,162	952,379	50,000	1,905%

(3)	Mr. Nauman was absent from one Audit Committee meeting due to a family emergency.

Rick Van Nieuwenhuyse
Independent Director Since 1999

Mr. Van Nieuwenhuyse joined the Company as President and Chief Operating Officer in January 1998 and was appointed as Chief Executive Officer in May 1999. He resigned as President and Chief Executive Officer of the Company in January of 2012 in order to assume his current role of President and Chief Executive Officer of Trilogy Metals Inc. (formerly known as NovaCopper Inc.). Mr. Van Nieuwenhuyse has more than 30 years of experience in the natural resource sector including as Vice President of Exploration for Placer Dome Inc. In addition to his international exploration perspective, Mr. Van Nieuwenhuyse brings years of working experience in and knowledge of Alaska to the Company. Mr. Van Nieuwenhuyse has managed projects from grassroots discovery through to advanced feasibility studies, production and mine closure. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from the Université de Louvain, Belgium, and a Masters of Science degree in geology from the University of Arizona. The Board has determined that Mr. Van Nieuwenhuyse should serve as a Director to benefit from his experience as a geologist, his extensive knowledge of the Company, its projects and its history as the former President and Chief Executive Officer of the Company, because of his extensive experience in discovering, exploring, and developing large mining projects in addition to his significant experience in Alaska.

Mr. Van Nieuwenhuyse currently serves as the President and CEO of Trilogy Metals Inc. (formerly known as NovaCopper Inc.) and has held that position since January 2012. He also currently serves as a director of Trilogy Metals Inc., Alexco Resource Corp and SolidusGold Inc. (formerly known as Mantra Capital Inc.). Mr. Van Nieuwenhuyse served on the board of AsiaBaseMetals from 2009 until December 2015 and on the Board of Tintina Resources from 2008 until October 2016.

Areas of experience include: exploration, geology, resource and reserve assessment, feasibility studies, government and community affairs, mining industry, Alaska mining, corporate leadership and board governance.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/201 C$	Total C$	% Met
Board EHSS & Technical Corporate Communications	4/4 4/4 2/2	700,555	20,313	4,440,547	50,000	8,881%

Anthony Walsh, CA
Independent Director Since 2012

Mr. Walsh has over 20 years of international experience in the field of exploration, mining and development and was the President and CEO of Sabina Gold & Silver Corp. (“Sabina”) (2008-2011). Prior to joining Sabina, Mr. Walsh was President and CEO of Miramar Mining Corporation (1999-2007), Vice-President and CFO of Miramar Mining Corporation (1995-1999), the Senior Vice-President and CFO of a computer leasing company (1993-1995) and the CFO and Senior Vice-President, Finance of International Corona Mines Ltd., a major North American gold producer (1989-1992). From 1985 to 1989 he was Vice-President, Finance of International Corona Mines Ltd., and from 1973 to 1985 Mr. Walsh held various positions at Deloitte, Haskins & Sells, a firm of Chartered Accountants. Mr. Walsh graduated from Queen's University (Canada) in 1973 and became a member of The Canadian Institute of Chartered Accountants in 1976. Mr. Walsh joined the Board on March 19, 2012. The Board has determined that Mr. Walsh should serve as a Director to benefit from his experience as a senior executive in a variety of global mining companies and international accounting firms. Mr. Walsh lends the Board his expertise in finance, international accounting, corporate leadership and corporate governance.

Mr. Walsh has been retired since 2011, but currently serves as a director of the following companies: Sabina, TMX Group Inc. and Dundee Precious Metals Ltd. Mr. Walsh previously served on the board of Avala Resources Ltd., (July 2010 - April 2016), Quaterra Resources Ltd. (June 2012 – March 2015), Dunav Resources Limited (July 2010 - March 2013), and on the board of Stornoway Diamonds Limited (September 2004 - November 2012).

Areas of expertise include: corporate development, finance, accounting, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2016 C$	Total C$	% Met
Board Audit (Chair) Compensation	4/4 4/4 6/6	Nil	20,313	125,128	50,000	250%

David Deisley
Executive Vice President and General Counsel Officer Since 2012

Mr. Deisley joined the Company November 1, 2012 as Executive Vice President, General Counsel and Corporate Secretary, responsible for all aspects of the Company’s legal governance and corporate affairs. With over 25 years of experience in the mining industry in the Americas, Mr. Deisley has an extensive track record in project permitting, corporate social responsibility, mergers and acquisitions and corporate development. Mr. Deisley is regarded as a human rights expert relative to resource projects and local populations. During 2016, Mr. Deisley served as the co-chair of a special institute sponsored by the Rocky Mountain Mineral Law Foundation on “Human Rights Laws and the Extractive Industries”. Also in 2016, Mr. Deisley presented on "Trust Funds for Long-Term Financial Assurance" at the 2016 Annual Alaska Miners Association Convention Short Course entitled "Permitting Mining Projects in Alaska – Current Perspectives, Challenges, and Strategies". In 2015, Mr. Deisley made a presentation on “Human Rights and the Extractive Industries: Considerations Related to Integrating the Ruggie Principles in Your Business” as part of the Association of Mineral Exploration British Columbia’s 2015 Learning Series. Prior to joining the Company, Mr. Deisley served in positions of increasing responsibility with Goldcorp Inc. from September 2007 to October 2012. At the time he resigned from Goldcorp Inc., Mr. Deisley held the position of Executive Vice President, Corporate Affairs and General Counsel. Prior to his tenure at Goldcorp Inc., Mr. Deisley served in several progressively responsible capacities with Barrick Gold Corporation, including Regional General Counsel for Barrick Gold North America. Mr. Deisley received his Juris Doctor from the University of Utah S.J. Quinney College of Law, and his Bachelor of Arts from Brown University. Additionally, Mr. Deisley has served on the Board of Talon Metals Corp since April 2016.

Areas of expertise include: sustainability and corporate social responsibility, environmental permitting and compliance, corporate development, corporate and project financing, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

	Securities Held			Share Ownership Guidelines
	Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2016 $	Total $	% Met
	571,498	449,300	2,617,461	924,400	283%(4)

(4)	Mr. Deisley has exceeded his share ownership requirement as Executive Vice President and General Counsel as of November 30, 2016 based upon an amount equal to two times his annual salary as of November 30, 2016. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Deisley. PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

David Ottewell
Vice President and Chief Financial Officer Officer Since 2012

Mr. Ottewell joined the Company on November 13, 2012, as its Vice President and Chief Financial Officer. In this role, Mr. Ottewell is responsible for all aspects of the Company’s financial management. Mr. Ottewell is a highly accomplished financial executive, with over 25 years of mining industry experience. Prior to joining the Company, he served as Vice President and Controller for Newmont Mining Corporation where he was employed since 2005, and prior to that, had a 16-year career with Echo Bay Mines Ltd., a prominent precious metals mining company with multiple operations in the Americas. Mr. Ottewell holds a Bachelor of Commerce degree from the University of Alberta and is a member of the Chartered Professional Accountants of Alberta.

Areas of expertise include: global accounting and finance, corporate disclosure and financial regulation, and mining industry.

	Securities Held			Share Ownership Guidelines
	Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2016 $	Total $	% Met
	380,921	345,150	1,744,618	734,600	237% (5)

(5)	Mr. Ottewell has exceeded his share ownership requirement as Vice President and Chief Financial Officer as of November 30, 2016 based upon an amount equal to two times his annual salary as of November 30, 2016. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Ottewell. PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 13, 2017 by:

•	the Company’s NEOs;

•	the Company’s Directors and nominees;

•	all of the Company’s executive officers and Directors as a group; and

•	each person who is known by the Company to beneficially own more than 5% of the Company’s issued and outstanding Common Shares.

Unless otherwise indicated, the Shareholders listed possess sole voting and investment power with respect to the shares shown. The Company’s Directors and NEOs do not have different voting rights from other Shareholders.

Name	Business Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Gregory Lang President & CEO, Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	7,156,722(3)	2.22%
David Deisley Executive Vice President & General Counsel	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	2,821,063(4)	*
David Ottewell Vice President & CFO	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	2,372,066(5)	*
Thomas Kaplan Chairman of the Board	535 Madison Avenue, 12th Floor New York, NY 10022 USA	571,212(6)	26.47%
Sharon Dowdall Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	644,338(7)	*
Marc Faber Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	550,076(8)	*
Gillyeard Leathley Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	197,897(9)	*
Igor Levental Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	560,860(10)	*
Kalidas Madhavpeddi Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	542,373(11)	*
Gerald McConnell Lead Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	608,701(12)	*
Clynton Nauman Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	681,032(13)	*
Rick Van Nieuwenhuyse Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	1,085,843(14)	*
Anthony Walsh Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	544,338(15)	*
All Directors and executive officers as a group (13 persons)	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	102,906,000	31.99%

Name	Business Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Electrum Strategic Resources LP	535 Madison Avenue, 12th Floor New York, NY 10022	84,569,479(16)	26.29%
Van Eck Associates Corporation	666 Third Avenue, 9th Floor, New York, NY 10017	25,593,278(17)	7.96%
FMR LLC	245 Summer Street Boston, MA 02210	22,913,366(18)	7.12%
Paulson & Co. Inc.	1251 Avenue of the Americas, New York, NY 10020	22,271,796(19)	6.92%

(1)	Under applicable U.S. securities laws, a person is considered to be the beneficial owner of securities they own (or certain persons whose ownership is attributed to them) or securities that the person can acquire within 60 days, including upon the exercise of options, warrants or convertible securities.
(2)	Based on 321,652,641 Common Shares outstanding as of March 13, 2017, plus any Common Shares deemed to be beneficially owned pursuant to options that are exercisable within 60 days from March 13, 2017.
(3)	Includes 5,813,033 stock options exercisable within 60 days of March 13, 2017.
(4)	Includes 2,255,216 stock options exercisable within 60 days of March 13, 2017.
(5)	Includes 1,995,633 stock options exercisable within 60 days of March 13, 2017.
(6)	Includes 84,569,479 Common Shares held by Electrum and an affiliate. Dr. Kaplan is the Chairman and Chief Investment Officer of The Electrum Group and thereby may be deemed to have shared voting and investment power over such shares. Dr. Kaplan disclaims beneficial ownership in such shares except to the extent of a minor pecuniary interest. Also includes 524,666 stock options exercisable within 60 days of March 13, 2017.
(7)	Includes 622,266 stock options exercisable within 60 days of March 13, 2017.
(8)	Includes 524,666 stock options exercisable within 60 days of March 13, 2017.
(9)	Includes 107,066 stock options exercisable within 60 days of March 13, 2017.
(10)	Includes 524,666 stock options exercisable within 60 days of March 13, 2017.
(11)	Includes 494,616 stock options exercisable within 60 days of March 13, 2017.
(12)	Includes 522,266 stock options exercisable within 60 days of March 13, 2017.
(13)	Includes 524,666 stock options exercisable within 60 days of March 13, 2017.
(14)	Includes 363,216 stock options exercisable within 60 days of March 13, 2017.
(15)	Includes 522,266 stock options exercisable within 60 days of March 13, 2017.
(16)	According to a Schedule 13D/A filed with the SEC on December 31, 2012, each of Electrum, The Electrum Group, Electrum Global Holdings LP, TEG Global GP Ltd, Leopard Holdings LLC and GRAT Holdings LLC have shared voting and dispositive power over 79,569,479 Common Shares. In addition, GRAT Holdings LLC has sole voting and dispositive power over 5,000,000 Common Shares. Electrum Global Holdings LP is the owner of all limited partnership interests of Electrum and all of the equity interests of Electrum Strategic Management LLC, the general partner of Electrum. TEG Global GP Ltd is the sole general partner of, and The Electrum Group is the investment adviser to, Electrum Global Holdings LP. The Electrum Group possesses voting and investment power with respect to assets of Electrum, including indirect investment discretion with respect to the Common Shares held by Electrum. GRAT Holdings LLC indirectly controls Electrum through Leopard Holdings LLC. The investment committee of GRAT Holdings LLC exercises voting and investment decisions on behalf of GRAT Holdings LLC. The address listed in such filing of Leopard Holdings LLC and GRAT Holdings LLC is 535 Madison Avenue, 12th Floor, New York, New York 10022 and the address listed in such filing of the Electrum Group, Electrum Global Holdings LP and TEG Global GP Ltd is 700 Madison Ave., 5th Floor, New York, New York 10065. Thomas Kaplan, Chairman of the Board of Directors of the Company, is also Chairman and Chief Investment Officer of The Electrum Group. Mr. Kaplan disclaims beneficial ownership in the Electrum shares except to the extent of a minor pecuniary interest.
(17)	According to a Schedule 13G/A filed with the SEC on February 14, 2017, Van Eck Associates Corporation has sole voting power over 25,413,278 of the shares and has sole dispositive power over 25,593,278 of the shares. Van Eck Associates Corporation reports that 25,593,278 shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation, one of which individually owns more than 5% of the outstanding shares of the Company.
(18)	According to a Schedule 13G/A filed with the SEC on February 14, 2017, FMR LLC has sole voting power over 2,060,619 of the shares and sole dispositive power over 22,913,366 of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one other person’s interest in the shares is more than 5% of the outstanding shares of the Company.
(19)	According to a Schedule 13G/A filed with the SEC on February 14, 2017, Paulson & Co. Inc. has sole voting and dispositive power over all such shares.

* Percentage of Common Shares beneficially owned or over which control or direction is exercised is less than 1%.

As of March 13, 2017, there were approximately 649 active registered holders of the Company’s Common Shares.

The Company has no knowledge of any other arrangements, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a Change of Control of the Company.

Meetings of the Board and Board Member Attendance at Annual Meeting

During the fiscal year ended November 30, 2016, the Board held four meetings. None of the incumbent Directors attended fewer than 75% of the aggregate of the total number of Board meetings and meetings of the committees on which the Director serves.

Board members are not required to attend the annual general meeting; however, the following 10 Directors attended the Company’s annual meeting of shareholders held on May 13, 2016: Sharon Dowdall, Marc Faber, Thomas Kaplan, Gregory Lang, Gillyeard Leathley, Igor Levental, Gerald McConnell, Clynton Nauman, Rick Van Nieuwenhuyse, and Anthony Walsh.

Legal Proceedings

Neither the Company nor any of its property is currently subject to any material legal proceedings or other adverse regulatory proceedings. We do not currently know of any material legal proceedings against us or our subsidiaries involving our Directors, proposed Directors, executive officers or Shareholders of more than 5% of our voting shares, affiliates of the Company, or any associate of any such Director, executive officer, affiliate of the Company or Shareholder, or any material interest adverse to the Company or our subsidiaries. None of our Directors, proposed Directors or executive officers has, during the past ten years, been involved in any material bankruptcy, criminal or securities law proceedings.

Family and Certain Other Relationships

There are no family relationships among the members of the Board or the members of senior management of the Company. There are no arrangements or understandings with customers, suppliers or others, pursuant to which any member of the Board or member of senior management was selected. As of March 13, 2017, Electrum held 84,569,479 Common Shares, representing approximately 26.29% of the Company’s outstanding shares. Pursuant to the Unit Purchase Agreement dated December 31, 2008 between the Company and Electrum, the Company provided Electrum with the right to designate an observer at all meetings of the Company’s Board and any committee thereof so long as Electrum and its affiliates hold not less than 15% of the Company’s Common Shares. Electrum designated Igor Levental as its observer at the Company’s Board meetings. In July 2010, the Company appointed Igor Levental as a Director of the Company. In November 2011, Dr. Thomas Kaplan was appointed the Chairman of the Company’s Board. Dr. Kaplan is also the Chairman and Chief Investment Officer of The Electrum Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, Directors and such 10% Shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file. The Company believes all transactions required to be reported pursuant to Section 16(a) were timely reported by the Company's executive officers, Directors and greater than 10% Shareholders for the fiscal year ended November 30, 2016.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as described in this Circular, no (i) person who has been a Director or executive officer of the Company at any time since the beginning of the Company’s last financial year, (ii) proposed nominee for election as a Director, or (iii) associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting.

compensation discussion & analysis

Overview

The following section of the Circular presents information regarding the design, governance, and implementation of the Company’s compensation program. During 2012, the Company implemented a fundamental restructuring which repositioned the Company as a pure gold play focused on permitting and developing its 50%-owned flagship property, Donlin Gold, one of the world's largest-known undeveloped gold deposits. The restructuring included the spinout to the Company’s shareholders of NovaCopper Inc. (now known as Trilogy Metals Inc.), the hiring of Gregory Lang as President and CEO, and his recruitment of a new executive team with demonstrated experience in permitting, engineering, building and operating large, open pit gold mines in remote locations. Because of the unique attributes of Donlin Gold and the Company’s relationships with major international mining companies at both the Donlin Gold and Galore Creek properties, the Company designed its compensation program to attract, retain, and incentivize individuals who have experience with large scale development properties and in senior management roles with large international mining companies. The Board and management believe that every employee should be an owner of the Company because ownership is fundamental to aligning management’s and employees’ interests with those of the shareholders. As a result, share-based compensation is an important component of the Company’s compensation program. In addition, the Company is committed to aligning management compensation with shareholder interests through performance-based compensation. As both Donlin Gold and Galore Creek are in the development stage, the Company is not able to use typical operating company metrics (e.g., revenues, operating cash flow, production, costs, net income) as the basis for the performance-based components of its compensation program. During 2016, the Compensation Committee worked extensively with management and with its compensation consultant, Mercer (Canada) Limited (“Mercer” or the “Compensation Consultant”), to define criteria for all aspects of the Company’s compensation program, in particular the performance-based compensation.

2016 Executive Compensation Highlights

2016 was a successful year for NOVAGOLD. The Company’s share price increased during the year as progress was made on the Donlin Gold permitting process and the executive team continued their good stewardship of the Company and protection of its treasury. Some highlights of the 2016 executive compensation program include:

•	Received strong support from shareholders for the executive compensation program at the 2016 Annual Meeting of Shareholders (93.49% votes cast in support);

•	Approximately 67% of NEO compensation is at-risk (70% for CEO and 64% for EVP and CFO), exceeding the at-risk targets of 65% for the CEO and 58% for the EVP and CFO;

•	A 27% decrease in the number of PSUs granted to the CEO, and a 20% decrease in the number of PSUs granted to the other NEOs for 2016 performance compared to PSU grants made for 2015 performance, mainly due to the increase in the price of the Company’s Common Shares during the year; and

•	A 26% decrease in the number of stock options granted to the CEO, and a 20% decrease in the number of stock options granted to the other NEOs for 2016 performance compared to stock option grants made for 2015 performance, mainly due to the increase in the price of the Company’s Common Shares during the year.

Compensation Governance

The Compensation Committee is a standing committee of the Board and is appointed by and reports to the Board, with a mandate to assist the Board in fulfilling its oversight responsibilities related to:

•	appointment, performance evaluation and compensation of the Company's CEO and other executive officers of the Company;

•	succession planning relating to the CEO, other executive officers and other key employees, including appointments, reassignments and terminations;

•	compensation structure for the CEO and other executive officers including annual, mid-term and long-term incentive plans involving share issuances or share awards;

•	determination of Director compensation; and

•	share ownership guidelines for the CEO, other executive officers and Directors.

The charter of the Compensation Committee is available at www.novagold.com under the Governance tab. More information regarding the responsibilities and operation of the Compensation Committee and the process by which compensation is determined are discussed on page 46 in “Statement of Executive Compensation” and below under the heading “Non-Executive Director Compensation”.

For the year ended November 30, 2016, the Compensation Committee consisted of three independent Directors: Mr. Madhavpeddi (Chair), Ms. Dowdall and Mr. Walsh. All current members of the Compensation Committee are non-executive Directors of the Company and satisfy all applicable independence standards of the NYSE MKT and are “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee met six times in the fiscal year ended November 30, 2016. More information regarding the qualifications of each of the members of the Compensation Committee is provided in “Information Concerning the Board of Directors and Executive Officers” above.

Compensation Committee’s Relationship with its Independent Compensation Consultant

During 2015, the Compensation Committee determined that, since it had utilized the services of Mercer for a number of years, it was appropriate to initiate a request for proposal (“RFP”) process for independent compensation consultant services. The purpose of the RFP was to ensure that the Compensation Committee receives comprehensive, expert consultant services at a competitive price. Mercer was invited to respond to the RFP, as were five other companies which provide independent compensation consultant services. The Compensation Committee received proposals from five of the six companies invited to participate in the RFP. After an exhaustive review and interview process with the five candidates, the Compensation Committee renewed its engagement with Mercer for independent compensation consultant services.

The Compensation Committee has directly engaged Mercer to provide specific support to the Compensation Committee in determining compensation for the Company’s officers and Directors, including during the most recently completed fiscal year. Such analysis and advice from the Compensation Consultant includes, but is not limited to, executive compensation policy (for example, the choice of companies to include in the Peer Group and compensation philosophy), total compensation benchmarking for the NEOs, and incentive plan design. In addition, this support has also consisted of (i) the provision of general market observations throughout the year with respect to market trends and issues; (ii) the provision of benchmark market data; and (iii) attendance at two Compensation Committee meetings, one to review executive compensation governance developments, market trends and issues, and one other meeting at which market analysis findings are presented to the Compensation Committee. Decisions made by the Compensation Committee, however, are the responsibility of the Compensation Committee and may reflect factors and considerations other than the information and recommendations provided by the Compensation Consultant. In addition to this mandate, the Compensation Consultant provides general employee compensation consulting services to the Company; however, these services are limited in size and scope and are of significantly lesser value than those provided related to executive officer and Director compensation.

The Compensation Committee Chair pre-approves a Statement of Work provided by the Compensation Consultant prior to the start of the annual executive officer and Director compensation reviews or any other project. The Statement of Work confirms the work that the Compensation Consultant is asked to complete and the associated fees. The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and concluded that the Compensation Consultant’s work for the Compensation Committee does not raise any conflict of interest.

The fees paid to the Compensation Consultant for services performed in fiscal year 2016 were C$46,900 to assist the Compensation Committee in developing the Company’s compensation policies and programs. No other fees were paid to the Compensation Consultant for services provided during the fiscal year ended November 30, 2016. In fiscal year 2015, Mercer was paid C$41,960 to perform similar services. The Compensation Consultant is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). Marsh Risk & Insurance Services (“Marsh”), an MMC affiliate, provides insurance broker services to the Company. The engagement of Marsh did not require or receive approval of the Board or the Compensation Committee. During the year ended November 30, 2016, Marsh billed the Company $91,238 for insurance brokerage services. With respect to the engagement of Mercer, the Compensation Committee considered various factors that may impact the independence of Mercer, including the amounts payable to Mercer and Marsh as described above, and whether any other relationships existed between Mercer or Marsh, on the one hand, and any executive officer of the Company or any member of the Board, on the other hand, and the Compensation Committee determined that a conflict of interest did not exist.

Risk Assessment of Compensation Policies and Practices

Annually, the Compensation Committee conducts a risk assessment of the Company’s compensation policies and practices as they apply to all employees, including all executive officers. The design features and performance metrics of the Company’s cash and stock-based incentive programs, along with the approval mechanisms associated with each, are evaluated to determine whether any of these policies and practices would create risks that are reasonably likely to have a material adverse effect on the Company.

As part of the review, the following characteristics of the Company’s compensation policies and practices were noted as being characteristics that the Company believes reduce the likelihood of risk-taking by the Company’s employees, including the Company’s officers and non-officers:

•	The Company’s compensation mix is balanced among fixed components such as salary and benefits, an annual incentive program opportunity and long-term performance-based incentives, including PSUs and stock options.

•	The Compensation Committee, under its charter, has the authority to retain any advisor it deems necessary to fulfill its obligations and has engaged the Compensation Consultant. The Compensation Consultant assists the Compensation Committee in reviewing executive compensation and provides advice to the Committee on an as-needed basis.

•	The annual incentive program for the executive management team, which includes each of the NEOs, is approved by the Board. Individual payments are based on a combination of quantitative metrics as well as qualitative and discretionary factors.

•	Stock-based awards for all employees are recommended by the Compensation Committee and approved by the Board.

•	The Board approves the compensation for the President and CEO based upon a recommendation by the Compensation Committee, which is comprised entirely of independent Directors.

•	The nature of the business in which the Company operates requires some level of risk-taking to acquire reserves and to develop mining operations in the best interest of all stakeholders. Consequently, the executive compensation policies and practices have been designed to encourage actions and behaviors directed toward increasing long-term value while limiting incentives that promote excessive risk-taking.

Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Employees of NOVAGOLD, including NEOs, and Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the employee or Director. Additionally, the Company does not permit any employees or Directors to pledge Company securities to secure personal debts or loans.

Peer Group

On July 21, 2015, the Compensation Committee retained the Compensation Consultant to assist the Compensation Committee in determining appropriate levels for each of the three main components of total direct compensation for the Company’s Directors and NEOs. The Compensation Consultant’s work encompasses a review of the Company’s executive compensation philosophies against a comparable peer group of mining companies using the publicly available filings of the peer companies.

A compensation peer group of mining companies has been developed using the following selection criteria:

•	Canadian and/or U.S. listed companies;

•	market capitalization and total assets similar to the Company;

•	gold, diversified metals and mining, or precious metals/minerals industry;

•	complexity of operation/business strategy relative to the Company; and

•	experienced, full-time executive team.

The Company considers the above selection criteria to be relevant because it results in a group of companies in our industry that are similar in size, operating jurisdictions and/or stage of development.

Based upon considerations of the selection criteria, stage of development and operating jurisdictions, the following peer group companies were selected:

All values in C$ millions (1)

Company Name	Market Cap. (2)	Total Assets (3)	Revenue (3)	GICS Description (4)	Primary Mining Location(s)	1-yr TSR (5)	3-yr TSR (5)	5-yr TSR (5)
Tahoe Resources Inc.	$3,936	$3,978	$991	Gold	Americas	8%	-9%	-6%
Detour Gold Corp	$3,193	$3,132	$829	Gold	Canada	27%	65%	-6%
Hecla Mining Co.	$2,560	$2,921	$738	Silver	U.S., Mexico, Venezuela	178%	20%	1%
Alamos Gold Inc.	$2,473	$3,295	$616	Gold	Canada, Mexico	104%	10%	-8%
New Gold Inc.	$2,417	$5,025	$945	Gold	Australia, Canada, U.S., Mexico	46%	-5%	-14%
Stillwater Mining Co.	$2,411	$1,616	$825	Precious Metals & Minerals	Argentina, Canada	88%	9%	9%
IAMGOLD Corp.	$2,339	$4,465	$1,287	Gold	Int’l	163%	14%	-20%
Pretium Resources Inc.	$1,999	$1,769	Nil	Gold	Canada	60%	27%	-2%
Centerra Gold Inc.	$1,832	$2,521	$799	Gold	Asia, Canada	-3%	16%	-17%
Torex Gold Resources Inc.	$1,656	$1,531	$275	Gold	Mexico	65%	30%	4%

Company Name	Market Cap. (2)	Total Assets (3)	Revenue (3)	GICS Description (4)	Primary Mining Location(s)	1-yr TSR (5)	3-yr TSR (5)	5-yr TSR (5)
Silver Standard Resources Inc.	$1,434	$1,908	$600	Gold	Argentina, Canada, Peru, U.S.	68%	18%	-3%
Kirkland Lake Gold Ltd.	$1,420	$796	$208	Gold	Canada	45%	40%	-15%
TMAC Resources Inc.	$1,277	$1,059	Nil	Gold	Canada	155%	-	-
MAG Silver Corp.	$1,192	$305	Nil	Silver	Mexico	51%	39%	17%
Guyana Goldfields Inc.	$1,045	$611	$182	Gold	Guyana	99%	55%	-4%
Alacer Gold Corp.	$654	$1,120	$206	Gold	Turkey	-9%	1%	-25%
NOVAGOLD RESOURCES INC.	$1,965	$548	Nil	Gold	Canada, U.S.	6%	32%	-5%
Percentile Rank	52nd	11th	n/a			16th	70th	53rd

Data source: Mercer

(1)	Financials for U.S.-listed organizations have been converted to CAD at a rate of $1.00 USD - $1.24 CAD; this is the 36-month trailing closing exchange rate as disclosed by the Bank of Canada at December 31, 2016.
(2)	Market Capitalization as of December 31, 2016.
(3)	Most recently reported 12-month trailing revenue and quarterly assets.
(4)	S&P/JP Morgan Chase Global Industry Classification Code (GICS).
(5)	TSR denotes annualized Total Shareholder Return adjusted for dividends for the 1, 3 and 5-year periods ended December 31, 2016.

(collectively, the “Peer Group”). Relative to the Peer Group, NOVAGOLD’s market capitalization was at the 57th percentile, and its asset value was at the 14th percentile as of August 31, 2016, which was near the time the Peer Group was selected.

Statement of Executive Compensation

This Compensation Discussion and Analysis describes and explains the significant elements of the Company’s executive compensation program which was implemented during the 2016 fiscal year to attract, retain and incentivize the Company’s NEOs.

The Company’s current NEOs are:

•	Mr. Gregory Lang, President and CEO (“CEO”);

•	Mr. David Deisley, Executive Vice President (“EVP”) and General Counsel; and

•	Mr. David Ottewell, Vice President and CFO (“CFO”).

Executive Compensation Philosophy

NOVAGOLD has a pay-for-performance philosophy and the compensation programs of the Company are designed to attract and retain executive officers with the talent and experience necessary for the success of the Company. As directed by the Compensation Committee, the Company has a compensation philosophy to pay above the median of its Peer Group companies. Factors which influence this policy include the large size and scale of the Company’s precious and base metals deposits as compared to those of our Peer Group companies and the acknowledgement that managing these resources requires an executive team with extensive experience and skills in advancing significant deposits into production. Additionally, the Company is working with senior mining partners as it advances its two large-scale projects and needs to attract and retain executives with specialized skills, knowledge and experience which come from working for and with large mining companies to advance these substantial projects. Such skills and knowledge include the areas of geology, engineering, logistical planning, preparation of feasibility studies, permitting, mine construction and operation, government and community affairs, marketing, financing and accounting.

In 2016, the Compensation Committee also referred to the compensation paid by senior mining companies to their incumbents in positions comparable to those held by the Company’s NEOs. Although not included in the Peer Group, the Compensation Committee also referenced the compensation packages of Barrick Gold Corporation, Goldcorp Inc., Kinross Gold Corporation and Newmont Mining Corporation, as the NEOs have previously worked for at least one of those senior mining companies and to measure the competitiveness of the Company’s compensation programs. No changes to the Company’s compensation programs were made as a result of the supplemental review of the compensation programs of these senior mining companies. Ultimately, the Peer Group companies were selected to reflect the fact that the Company’s assets are in the development stage.

The Compensation Committee of the Board evaluates each officer position to establish skill requirements and levels of responsibility. The Compensation Committee, after referring to market information provided by its independent compensation consultant, Mercer, and after considering the CEO’s recommendations for compensation of the Company’s other officers, makes recommendations to the Board regarding compensation for the officers. The Company regularly meets with its major Shareholders to discuss a variety of matters relevant to the Company. At the request of the Compensation Committee, the Company includes the issue of executive compensation in such discussions and provides feedback from the Shareholders to the Compensation Committee.

The Compensation Committee believes that the Company’s executive compensation program structure has been successful in achieving the goals set out in the Committee’s compensation philosophy, namely attracting and retaining executive talent who have worked for and with large mining companies, and who have specialized skills, knowledge and experience necessary to advance the Company’s substantial projects. As such, the executive compensation program structure remained unchanged from 2015 to 2016. The Compensation Committee currently targets NEO compensation as follows:

•	Base Salary – 62.5th percentile of the Peer Group companies (as defined in the “Peer Group” section below);

•	Total Cash Compensation (base salary & annual incentive) – 62.5th percentile of the Peer Group companies; and

•	Total Direct Compensation (base salary, annual incentive & long-term incentive compensation) – 75th percentile of the Peer Group companies.

Executive Compensation Objectives and Elements

In establishing compensation objectives for the NEOs, the Compensation Committee seeks to accomplish the following goals:

•	Recruit and subsequently retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions at Peer Group companies;

•	Incentivize executives to achieve important corporate and individual performance objectives and reward them when such objectives are met; and

•	Align the interests of executive officers with the long-term interests of Shareholders through participation in the Company’s stock-based compensation plans.

During 2016, the Company’s executive compensation package consisted of the following principal components: base salary, annual incentive cash bonus, various welfare plan benefits, 401(k) retirement account (“401(k)”) employer matching funds for U.S. NEOs, and long-term incentives in the form of stock options and Performance Share Units (“PSUs”).

The following table summarizes the different elements of the Company’s total compensation package for all employees, including the NEOs:

Compensation Element	Objective	Key Feature	Compensation Element “At-Risk”
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities.	Base salary bands were created and are reviewed annually based on the 62.5th percentile of the Peer Group market data for base salary. Actual increases are based on individual performance.	No
Annual Incentive Plan	Reward for short-term performance against corporate and individual goals.	Cash payments based on a formula. Each NEO has a target opportunity based on the 62.5th percentile of the Peer Group market data for total cash. Actual payout depends on performance against annual corporate and individual goals.	No
Stock Options	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.	Calculations for awards are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. Stock option grants generally vest over two years and have a five-year life.	Yes
Performance Share Units (“PSUs”)	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.	Calculations for grants are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. PSU grants cliff vest (typically two years from the grant date) and actual payout, if any, depends upon performance against corporate goals as established in the grant.	Yes

Compensation Element	Objective	Key Feature	Compensation Element “At-Risk”
Employee Share Purchase Plan	Encourage ownership in the Company through the regular purchase of Company shares from the open market.	Employees may contribute up to 5% of base salary and the Company matches 50% of the employee’s contribution.	No
Retirement Plans: 401(k) Plan (U.S. employees) RRSP (Canadian employees)	Provide retirement savings.

401(k) – Company matches 100% of the employee’s contribution up to 5% of base salary, subject to applicable IRS limitations.

RRSP – Company matches 100% of the employee’s contribution up to 5% of base salary, subject to applicable CRA limitations.

No
Welfare Plan Benefits	Provide security to employees and their dependents pertaining to health and welfare risks.	Coverage includes medical, dental and vision benefits, short- and long-term disability insurance, life and AD&D insurance and an employee assistance plan.	No

Annual Compensation Decision-Making Process

Each year, the executive team establishes goals for the upcoming year that include key priorities and initiatives. The CEO presents these goals to the Compensation Committee and Board for consideration and approval.

The Company’s fiscal year 2017 corporate goals and weightings include:

2017 Goal	Weight
Advance the Donlin Gold project toward a construction/production decision	40%
Maintain the Company’s favorable reputation and that of its projects among shareholders, Native entities and other stakeholders	20%
Safeguard the Company’s treasury and maintain financial and legal compliance	15%
Promote a strong safety culture; maintain a zero lost time accident record at all project and office locations	10%
Continue to enhance the value of Galore Creek project; monetize if warranted	10%
Retain and, if needed, attract high quality employees	5%

Achievement of the foregoing strategic goals is measured at fiscal year-end by assessing completion of underlying tactical goals. Performance relative to the goals is reviewed at year-end and performance ratings are determined for the Company by the Board and for each of the NEOs by the Compensation Committee. These Company and individual performance ratings are used in making decisions and calculations related to base salary increases, annual incentive payments, and grants of stock options and PSUs.

The Board can exercise discretion in determining the appropriate performance rating for the Company and for the executive officers based on their evaluation of performance against goals set at the beginning of the year. The size of any payment or award is dependent on the Company and the individual performance ratings as determined by the Compensation Committee and Board. The ratings can range between 0% and 150%, with 100% being the target and 150% being the maximum.

The Compensation Committee makes a recommendation to the Board regarding the NEOs’ base salary, annual incentive payments, and stock option and PSU grants.

Base salary increases, if granted, are effective January 1st of each year and annual incentive payments are usually made shortly after the end of the fiscal year, which concludes each year on November 30th.

The chart below illustrates the 2016 targeted and actual pay mix for the CEO and other NEOs. For fiscal year 2017 the target pay mix remains unchanged from 2016. The actual 2016 pay mix is based on compensation earned in fiscal year 2016; however, the annual incentive amounts were paid in fiscal year 2017 and the long-term incentive amounts were awarded in fiscal year 2017 in the form of stock option and PSU grants.

2016 TARGET AND ACTUAL PAY MIX

Compensation Elements

After compiling information based on salaries, bonuses and other types of cash and equity based compensation programs obtained from the public disclosure records of the Peer Group, the Compensation Consultant reported its findings to the Compensation Committee and made recommendations to the Compensation Committee regarding compensation targets for Directors and NEOs.

The Compensation Committee has set the following compensation targets for the Company’s NEOs for the 2017 fiscal year, which were unchanged from fiscal year 2016:

•	CEO
o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 100% of base salary
o	Long Term Incentive Target – 375% of base salary

•	EVP and CFO
o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 80% of base salary
o	Long Term Incentive Target – 250% of base salary

In addition, our NEOs receive compensation in the form of Company-paid health and welfare benefits (medical, dental, vision, life, AD&D, short-term and long-term disability insurance) and a Company match on 401(k) and Employee Stock Purchase Plan contributions, which benefits are offered on par to all employees. Our NEOs are entitled to one paid executive physical per year, and Mr. Lang receives an auto allowance. The foregoing items of NEO compensation are reflected in the Summary Compensation Table on page 64 of this Circular.

Base Salary

Salaries for officers are determined by evaluating the responsibilities inherent in the position held and each individual’s experience and past performance, as well as by reference to the competitive marketplace for management talent at the Peer Group companies. The Compensation Committee refers to market information provided by the Compensation Consultant on an annual basis. The Compensation Consultant matches the executives to those individuals performing similar functions at the Peer Group companies. For the 2016 fiscal year, the Company set the 62.5th percentile of this market data as a target to determine the salary bands for the NEOs.

As a result of the compensation review conducted in 2016, the Compensation Committee has recommended leaving the current salary bands unchanged for 2017.

As explained in the section "Executive Compensation Philosophy" above, the Company targets base salaries above the median of salaries paid by the Peer Group companies to assist in attracting and retaining the highly experienced people that the Company needs to be successful.

If a NEO is fully competent in their position, the NEO will be paid between 95% and 105% of the guidepost. Developing NEOs are generally paid between 80% and 94% of the guidepost and NEOs who are highly experienced and consistently perform above expectation can be paid between 106% and 120% of the guidepost.

NEO Base Salary Compared to Salary Band Guideposts

NEO	2016 Base Salary Compared to Salary Band Guidepost	Reason
Gregory Lang	Above: 111% of guidepost	Mr. Lang’s base salary is above the salary range guidepost for his role and level due to his past experience and current performance. Specifically, Mr. Lang brings his previous experience as President & CEO of Barrick U.S. Gold, his mine engineering and operations experience, his good reputation in the industry, and his excellent relationships with the stakeholders in the Company’s two primary assets.
David Deisley	Above: 115% of guidepost	Mr. Deisley’s base salary is above the salary range guidepost for his role and level due to his experience and current performance. Mr. Deisley has significant previous experience as Executive Vice President and General Counsel of Goldcorp, as in-house and General Counsel of Barrick U.S. Gold, and he has cultivated good relationships with the Alaskan stakeholders in the Company’s Donlin Gold project. Additionally, Mr. Deisley is regarded as a human rights expert relative to the impact of large natural resource projects on indigenous people.
David Ottewell	Below: 91% of guidepost	Mr. Ottewell’s base salary is below the salary range guidepost for his role and level due to the fact that this is Mr. Ottewell’s first position at the CFO level. His current and past performance has been excellent, and his previous experience as the Vice President and Controller for Newmont Mining has prepared him for the additional responsibilities incumbent upon the Vice President and CFO position at the Company.

Base Salary Increases for 2017

The Board approved the following base salary increases effective as of January 1, 2017, as recommended by the Compensation Committee, based upon each NEO’s performance, experience and 2016 base salary relative to the guidepost for that position:

NEO	Title	2016 Base Salary	2017 Base Salary	% Change
Gregory Lang	President & CEO	$741,200	$759,700	2.5%
David Deisley	EVP, General Counsel and Corporate Secretary	$462,200	$473,800 (1)	2.5%
David Ottewell	VP & CFO	$367,300	$380,200	3.5%

(1)	Effective January 1, 2017, Mr. Deisley is working 75% of full-time. Accordingly, his base salary has been reduced by 25% to $355,350 per year effective January 1, 2017.

Annual Incentive Plan

At the end of each fiscal year, the Compensation Committee reviews individual and Company performance against the goals set by the Company for such fiscal year. The assessment of whether the Company’s goals for the year have been met includes, but is not limited to, considering the quality and measured progress of the Company’s development stage projects, protection of the Company’s treasury, corporate alliances and similar achievements.

The formula for determining NEO annual incentive payments each year is as follows:

STEP 1:	Company Performance Rating multiplied by 80% (A x B)	PLUS	Individual Performance Rating multiplied by 20% (C x D)
The sum of Step 1 is multiplied by:
STEP 2:	The NEO’s annual incentive target (%) E	MULTIPLIED BY	The NEO’s annual base salary ($) F

The Company performance component is weighted more heavily than the individual performance component in the formula above for each of the NEOs due to the level of influence the NEOs are expected to have over the Company’s performance.

Annual Incentive Payment for 2016

Actual incentive awards for 2016 were based on performance relative to goals set at the beginning of fiscal year 2016. Performance is measured in two areas: company and individual. Performance ratings for each area range from 0% to 150%, with 100% being the performance target and 150% being the maximum.

Discussions around company goals for the following year commence during a strategy session held in the fall of the preceding year. All NEOs, the other officers and some managers are involved in the strategy session. These company goals are approved by the Compensation Committee and Board. Individual goals flow down from the Company goals to ensure that everyone’s efforts are aligned with the goals and linked to the success of the Company.

The Company also focuses on setting goals around its core values which include safety, sustainability, accountability, communication, empowerment, integrity, respect and teamwork.

The following table describes the 2016 annual incentive payment calculation for NEOs paid in fiscal year 2017 based on performance in 2016 applying the formula to the columns below as follows:

((A x B) + (C x D)) x (E x F) = G

	A	B	C	D	E	F	G
nEO	2016 Company		2016 Individual		Annual Incentive Target (as a % of annual base salary)	2016 Annual Base Salary	2016 Annual Incentive payment
	Weight	Performance Rating	2016 Annual Incentive payment	Performance Rating
Gregory Lang	80%	98%	20%	128%	100%	$741,200	$770,848
David Deisley	80%	98%	20%	130%	80%	$462,200	$386,029
David Ottewell	80%	98%	20%	130%	80%	$367,300	$306,769

The foregoing table shows the actual annual incentive payment made to each NEO for their performance in 2016. The table in the section titled "Grants of Plan-Based Awards" below displays the target and maximum annual incentive payouts available to each NEO for fiscal year 2016.

The 2016 Company goals included:

2016 Goal	Weight	Achievement Rating (0% - 150%)
Advance the Donlin Gold project toward a construction/production decision	50%	97.5%
Safeguard the treasury and maintain financial and legal compliance	10%	126.7%
Share price performance for the year within 5% of peer group average	10%	0%
Strong safety culture	10%	150%
Advance the Galore Creek project studies to enhance value; monetize if warranted	10%	100%
Maintain the Company’s favorable image and that of its projects among Native entities and other stakeholders	5%	133%
Retain and, if needed, attract high quality employees	5%	100%
Total Weighted Average:		98%

The Compensation Committee determined that, with the exception of the share price performance goal relative to our peers, the Company goals were successfully achieved and recommended an overall 2016 company performance rating of 98% which was approved by the Board. In considering its recommendation for the company performance rating, the Compensation Committee specifically considered the following 2016 achievements.

Advancement of the Donlin Gold project

In 2016, permitting activities continued at Donlin Gold and were mainly focused on the work associated with the issuance in December 2015 of the draft Environmental Impact Statement (“EIS”) for the Donlin Gold project. Following issuance of the draft EIS, the U.S. Army Corps of Engineers (the “Corps”), the lead federal agency responsible for preparation of the EIS, held a six month public comment period that included meetings in 16 villages located in Alaska’s Yukon-Kuskokwim region as well as a meeting in Anchorage, Alaska. In addition, the Bureau of Land Management (“BLM”) held public meetings as required by its regulations to accept public comment on potential project impacts on subsistence resources. NOVAGOLD ensured that at least one of its employees was in attendance at each of the Corps’ public meetings, and took the opportunity to engage with the various project constituents in person and to develop a thorough and nuanced understanding of the public’s concerns about the project. Following completion of the public comment period at the end of May 2016, the Company assisted the Donlin Gold team in reviewing and analyzing the public comments submitted to the Corps and the BLM. Based on that work, the Donlin Gold team, with assistance from the Company, developed a strategy for responding to requests for additional information from the Corps. The additional information will be used by the Corps to prepare responses to the public comments and to prepare a final EIS for the Donlin Gold project.

The EIS is required by the National Environmental Policy Act (“NEPA”), the act that governs the process by which most major projects in the United States are evaluated. The EIS is also, in large part, a determining factor in the overall permitting timeline which commenced in 2012 for Donlin Gold. This document is comprised of four main sections which:

•	Outline the purpose and the need for the proposed mine. The management of Donlin Gold LLC and its Native Corporation partners, Calista Corporation and The Kuskokwim Corporation (“TKC”), jointly contributed to the preparation of this section which highlights the need for the development of the proposed mine and the benefit it would bring to its stakeholders.

•	Identify and analyze a reasonable range of alternatives to the mine development proposed by Donlin Gold which comprise variations on certain mine site facility designs, as well as local transportation and power supply options.

•	Involve the preparation of an environmental analysis of the proposed action and reasonable alternatives (including a no action alternative), which identifies and characterizes the potential biological, social, and cultural impacts relative to the existing baseline conditions. This portion normally constitutes the most extensive part of the EIS.

•	Describe potential mitigation measures intended to reduce or eliminate the environmental impacts described in the impact analysis section.

The Corps’ schedule anticipates a final Donlin Gold EIS will be published in early 2018. This timeline provides ample opportunity for the Corps and other cooperating agencies to consider all the public comments on the draft EIS and to prepare a thorough final EIS. The Corps’ time table for the Donlin Gold EIS process can be found on their website at www.donlingoldeis.com.

In addition to actively participating in the NEPA process, during 2016 NOVAGOLD continued to assist the Donlin Gold team in simultaneously advancing other major permit applications. Accomplishments during the year included:

•	finalizing and submitting an air quality permit application to the State of Alaska Department of Environmental Conservation;

•	finalizing approaches to water management, treatment, and discharge to facilitate issuance of the water discharge permits;

•	coordinating and supporting the State, Federal, and native landowner reviews of rights-of-way and lease applications for the proposed natural gas pipeline;

•	working with the Alaska Dam Safety program on engineering evaluation and authorization of the seven large dams proposed for the project, including the tailings storage facility dam;

•	finalizing the field work required to assess the project’s impacts on wetland areas, functions, and values; and

•	preparing a conceptual compensatory mitigation plan as required by the Clean Water Act section 404 permitting process.

An extensive list of additional federal and state government permits and approvals must be obtained before the Donlin Gold project can commence construction. Preparation of the applications for some of these permits and approvals requires additional, more detailed engineering that was not part of the Donlin Gold feasibility study. Completion of this engineering will require a significant investment of funds, time, and other resources by Donlin Gold and its contractors. NOVAGOLD will be required to fund its share of this investment and will continue to provide the Donlin Gold team with expertise in scoping, managing, and evaluating the work performed.

Before construction of the Donlin Gold project can begin, the Donlin Gold LLC board must approve a construction program and budget. The timing of the required engineering work and the Donlin Gold LLC board’s approval of a construction program and budget, the receipt of all required governmental permits and approvals, the availability of financing, among other factors, will affect whether and when construction of the project will begin. Among other reasons, project delays could occur as a result of public opposition, limitations in agency staff resources during regulatory review and permitting, or project changes made by Donlin Gold.

During 2016, NOVAGOLD and Barrick Gold Corp., each of whom own 50% of Donlin Gold LLC which owns the Donlin Gold project, continued to work jointly on optimization studies which have the potential to enhance the value of the Donlin Gold project. Among the ideas considered are the use of innovative mining techniques and equipment, further studying the project’s mineral deposit to gain a better understanding of the how best to mine it, and looking for opportunities and methods to reduce or share project capital costs.

Scoring on the tactical goals to support the 2016 Company strategic goal to advance the Donlin Gold project was approved as follows:

NEPA Process/Public Comment Period:	130%
Progress on other major permits:	80%
Optimization Study Goal #1:	90%
Optimization Study Goal #2:	90%
Overall Average Score:	97.50%

Safeguard The Company’s Treasury, Maintain Financial and Legal Compliance Requirements

The Company completed fiscal year 2016 under budget by more than 5%, excluding payroll, which is a relatively fixed cost. This was accomplished because of cost savings in G&A expenses including travel expenses and professional fees. The Company cautions that given the savings achieved in previous years, there are limits to future budget reduction opportunities.

The Company monitors industry financings and M&A activity to keep apprised of market trends in preparation to finance further project development, including the additional engineering work mentioned above and, ultimately, construction of Donlin Gold if a construction decision is made. Additionally, members of the Finance Department participate in conferences discussing financing opportunities and meet with potential lenders to ensure they are apprised of the latest publicly available information about the Company and its assets. The Board receives regular reports from management on these activities.

The Company works to provide fulsome, timely and appropriate information to its shareholders and to the general market, with a focus on continually improving its disclosures. The target tactical goal in this area was to complete 2016 with no outstanding compliance issues; however, the Company achieved the maximum goal by completing all required disclosures in 2016, receiving no comments from regulatory authorities on its disclosures and with zero instances of non-compliance.

Scoring on the tactical company goals to support the 2016 Company strategic goal to safeguard the Company’s treasury and maintain financial and legal compliance was approved as follows:

Manage and safeguard treasury:	130%
Prepare to finance projects:	100%
Compliance with regulatory filing requirements:	150%
Overall Average Score:	127%

Company Share Price Performance to End Year Within 5% Of Compensation Peer Group Average Share Price

The Company’s share price appreciated on the NYSE MKT during the fiscal year by approximately 23%; however, the peer group share price performance average during the same period appreciated by approximately 83%. The Company’s 2016 compensation peer group included the following companies: Alacer Gold Corp., Alamos Gold Inc., Centerra Gold Inc., Detour Gold Corp., Guyana Goldfields Inc., Hecla Mining Co., IAMGOLD Corp., MAG Silver Corp., New Gold Inc., Pretium Resources Inc., Silver Standard Resources Inc., Stillwater Mining Co. and Torex Gold Resources Inc.

Therefore, the Company received a score of 0% on this 2016 goal.

Strong Safety Culture

The Company achieved its maximum safety goal for 2016 of no lost time incidents, plus no more than a combined total of three medical and/or property damage incidents at its project sites and office locations.

The Company received the maximum score of 150% for this goal.

Advance the Galore Creek Project Studies; Monetize if Warranted

A variety of Galore Creek studies were advanced during 2016 including mine planning studies, tunnel construction studies and water management. The project’s long-term care and maintenance (“C&M”) plan was reviewed and improved during 2016. Priority C&M activities were initiated in 2016 and more C&M site work is planned for 2017. We expect these efforts to further improve the value and marketability of the Galore Creek project, which we continue to be open to monetizing, in whole or in part, to strengthen our balance sheet to support development of the Donlin Gold project.

The Company has executed on its strategic choice to match Teck’s investment in Galore Creek to maintain its 50% interest in the project while the Company’s interest in Galore Creek is available for sale. The Company continues to engage with parties who are considering acquiring the Company’s interest in Galore Creek.

Scoring on the tactical goals to support the 2016 Company strategic goal to advance the Galore Creek project studies and monetize the project if warranted was approved as follows:

Advance project mine planning and project design:	100%
Evaluate opportunities to monetize the Company’s interest:	100%
Overall Average Score:	100%

Maintain the Company’s Favorable Image and That of Its Projects Among Native Entities and Other Stakeholders

Donlin Gold remains actively engaged in sponsorship activities at the community level, supporting local youth in leadership endeavors, visiting communities in the Yukon-Kuskokwim region and executing on its workforce development strategy. Throughout 2016, Donlin Gold continued to promote safety, education and workforce development by supporting local and regional events, scholarships and programs. Donlin Gold led and participated in multiple community meetings throughout the region. Additionally, in conjunction with the EXCEL Alaska Program, Donlin Gold worked to create more access to internships for youth in the Yukon-Kuskokwim region. Donlin Gold worked with the Calista Corporation to create many of the internships with Calista subsidiary companies, some of which have the potential to lead to full-time employment for some interns. NOVAGOLD has continued its work with the National Fish and Wildlife Foundation (“NFWF”) to sponsor NFWF projects benefitting the Yukon-Kuskokwim region. Company management is also actively involved with the Alaska Miners Association (“AMA”), the Council of Alaska Producers (“CAP”) and the Resource Development Council (“RDC”).

In 2016, the Galore Creek Partnership continued its involvement in the local community, sponsoring local fundraising events and supporting Tahltan literacy camps in three villages in northern British Columbia. The Galore Creek Partnership also provided bursary awards for Tahltan First Nation members pursuing post-secondary education, including university and college programs as well as accredited skill improvement programs.

NOVAGOLD has an active shareholder engagement program in which the CEO and the Board Chair meet regularly with large shareholders, and the Company’s Corporate Communications team is very responsive to shareholder inquiries regardless of such shareholder’s level of ownership. In 2016, the Company continued its active outreach program by participating in over 100 events, including numerous and diverse investor conferences and meetings throughout the year, and live-streaming its quarterly results and annual shareholder meeting where virtual attendees also have the ability to ask questions. Additionally, the Company retained Kingsdale Advisors to assist with outreach efforts to contact a broad group of the Company’s shareholders for the 2016 annual meeting, as it has done every year since 2014. As a result of these outreach efforts, over 81% of eligible Shareholders cast their vote at the Company’s 2016 annual meeting.

Scoring on the tactical goals to support the 2016 Company strategic goal to maintain the Company’s favorable image and that of its projects was approved as follows:

Outreach to current and new investors:	140%
NFWF initiatives:	100%
Donlin Gold and Galore Creek subsidiary and stakeholder communication:	150%
Relationships with key Alaska stakeholders:	125%
Representation in AMA, CAP and RDC:	150%
Overall Average Score:	133%

Retain and, If Needed, Attract High Quality Employees

The Company understands the value of recruiting, hiring and retaining high-quality, top performing employees. The Company had no employee turnover in 2016 and no vacant positions. NOVAGOLD works to keep its employees engaged by offering a competitive compensation and benefits package, professional development opportunities and training, and membership in professional associations, among other engagement and retention strategies.

The Company received a score of 100% for this tactical goal.

NEO Individual Performance Ratings

In establishing the individual performance ratings, the Compensation Committee considered the following factors with respect to each of the NEOs.

Mr. Lang was given a fiscal year 2016 performance rating of 128% in recognition of his leadership skills and personal performance, as well as the significant contributions he made to the Company in 2016. Specifically, his leadership led to the continued advancement of the permitting process at the Donlin Gold project including the Corps’ completion of the draft EIS public comment period and the in-person attendance and assessment of each of the public meetings by Company employees, as well as continued the trend of streamlining Company processes resulting in cost savings to the Company.

Mr. Deisley was given a fiscal year 2016 performance rating of 130% for his leadership of the legal team and his significant contributions to the Company’s community relations and permitting efforts. Specifically, he is recognized for his efforts with respect to cost saving measures resulting from his direct, significant involvement in the Donlin Gold EIS process and permitting process, and the general reduction in expenditures on outside legal fees. Mr. Deisley has also developed and continues to cultivate excellent relationships with the Native stakeholders as well as the state, provincial and federal entities involved in the Donlin Gold and the Galore Creek projects.

Mr. Ottewell was given a fiscal year 2016 performance rating of 130% in recognition of his leadership of the Company’s finance, accounting and human resources functions. Mr. Ottewell also serves as the Company’s chief ethics officer and has focused the attention of the Company’s IT functions on maintaining a comprehensive and vigilant cybersecurity program. Mr. Ottewell ensured that the Company maintained a healthy balance sheet while meeting all of its financial obligations, ending fiscal year 2016 under budget.

Stock-Based Incentive Plans (Long-Term Incentives)

Stock-based grants are generally awarded to officers at the commencement of their employment and periodically thereafter. Annual grants of stock options and/or PSUs are made based on a target percentage of base salary for each NEO. The purpose of granting stock options and/or PSUs is to assist the Company in compensating, attracting, retaining and motivating directors, officers, employees and consultants of the Company and to closely align the personal interests of such persons to those of the Shareholders. These equity vehicles were chosen because the Company believes that these vehicles best incentivize the team to focus their efforts on increasing Shareholder value over the long-term.

The Company targeted the 75th percentile of the total direct compensation data provided by the Compensation Consultant for the NEOs. Based on the results of the 2016 compensation review, no changes are planned for the stock based compensation targets for 2017. The Company uses two different plans for stock-based grants for its NEOs, the Stock Award Plan and the PSU Plan. The percentage of stock options versus PSUs granted is determined by the Compensation Committee for each grant. The Company’s Stock Award Plan was adopted on May 11, 2004, and the PSU Plan was adopted on May 26, 2009. The Stock Award Plan is for the benefit of the officers, Directors, employees and consultants of the Company or any subsidiary company, and the PSU Plan is for the benefit of the officers, employees and consultants of the Company or any subsidiary company. Stock options granted to the NEOs pursuant to the Stock Award Plan as of the date hereof each have a five-year life and vest over two years: 1/3 on the grant date, 1/3 on the first anniversary of the grant date and 1/3 on the second anniversary of the grant date. PSUs granted to the NEOs pursuant to the PSU Plan as at the date hereof generally have a two-year performance period between the grant date and the maturity date, when a vesting determination is made.

Stock-Based Grants for 2016

The Board of Directors approved the grant of 1,954,200 stock options and 682,700 PSUs in aggregate to Mr. Lang, Mr. Deisley and Mr. Ottewell effective December 1, 2016, in recognition of their performance during fiscal year 2016. These grants comprise 50% of each NEO’s long-term incentive (“LTI”) award value in stock options and 50% in PSUs. The value of each NEO’s long-term incentive award is calculated as follows:

STEP 1:	Individual Performance Rating %	MULTIPLIED BY	LTI Target %
STEP 2:	The product of Step 1 (%)	MULTIPLIED BY	The NEO’s annual base salary ($)

Half of the resulting LTI award value is then divided by the Black-Scholes value of the Company’s Common Shares at fiscal year-end to arrive at a number of stock options to be granted. Inputs used in the Black-Scholes valuation model include the Company’s historical stock price to determine the stock’s volatility, the expected life of the option, which is based on the average length of time similar option grants in the past have remained outstanding prior to exercise, and the vesting period of the grant. The remaining half of the LTI award value is divided by the closing price of the Company’s Common Shares on the NYSE MKT at fiscal year-end to determine the number of PSUs to be granted.

The PSUs granted to the NEOs listed below will mature on or about December 1, 2018. The number of PSUs vesting for each NEO granted for 2016 performance will be based on the Company’s Common Share price performance relative to the share price performance of the S&P/TSX Global Gold Index between the PSU grant date and December 1, 2018 (the “Performance Period”). The Compensation Committee has determined that applying other types of performance criteria to the PSUs based upon Company revenues or production targets is inappropriate at this time as the Company’s assets are in the development stage. The Company’s share price performance over the Performance Period will be converted to a percentage relative to the share price performance of the S&P/TSX Global Gold Index over the same Performance Period. The table below sets out the adjustment factors for determining the number of PSUs that will vest on or shortly after the maturity date upon the Compensation Committee’s certification of the Company’s share price performance relative to that of the S&P/TSX Global Gold Index over the Performance Period:

Company’s Share Price Relative to the S&P/TSX Global Gold Index Over the Performance Period	PSU Vest %
Greater than 25%	150%
25%	150%
20%	140%
15%	130%
10%	120%
5%	110%
0%	100%
-5%	90%
-10%	80%
-15%	70%
-20%	60%
-25%	50%
Less than -25%	Payout subject to Board discretion

Stock options granted to the NEOs in fiscal year 2017 based on performance in fiscal year 2016 represented approximately 0.6% of the total Common Shares issued and outstanding as of November 30, 2016. PSUs granted to the NEOs in fiscal year 2017 based on performance in fiscal year 2016 represented approximately 0.2% of the total Common Shares issued and outstanding as of November 30, 2016. Stock options granted to all Company directors, employees and service providers in fiscal year 2017 based on performance in fiscal year 2016 represented approximately 1.1% of the total Common Shares issued and outstanding as of November 30, 2016. PSUs granted to all Company employees and service providers in fiscal year 2017 based on performance in fiscal year 2016 represented approximately 0.3% of the total Common Shares issued and outstanding as of November 30, 2016.

The following table describes the long-term incentive awards to NEOs granted in fiscal 2017 based on performance in fiscal 2016:

NEO	Long-term Incentive Target (as a % of Base Pay) %	Stock Option Grant #	Stock Option Grant as % of Total Shares Outstanding(1) %	Stock Option exercise Price $	PSU Grant #	PSU Grant as % of Total Shares Outstanding(1) %
Gregory Lang	375	1,111,800	0.34	4.58	388,400	0.12
David Deisley	250	469,400	0.14	4.58	164,000	0.05
David Ottewell	250	373,000	0.11	4.58	130,300	0.04

(1)	As of November 30, 2016 the Company had a total of 320,015,809 Common Shares issued and outstanding.

Executive Share Ownership

In order to align the interests of the Company’s senior executives with those of its Shareholders, the Company implemented share ownership guidelines for its senior executives in April 2009. Under the guidelines, a senior executive can satisfy the applicable share ownership requirement by holding Common Shares. Stock options and unvested PSUs do not count toward this requirement. Pursuant to the guidelines, senior executives must meet their share ownership requirements within five years of becoming a senior executive. There are no equity holding period requirements.

For the President and CEO, the share ownership requirement is that amount equal to the value of three times his annual base salary. In the case of the CFO and EVP, the share ownership requirement is that amount equal to the value of two times their annual base salary and, in the case of other executives, their annual base salary.

Fiscal Year End NEO Share Ownership

The following table outlines the aggregate value of the Common Shares held by each NEO currently employed by the Company as of November 30, 2016.

NEO	Eligible Share Holdings (Common Shares) #	Share Ownership Guidelines
		Requirement $		Proportion of Requirement Met (1) %
Gregory Lang	1,075,081	3 X base salary	2,025,000 (2)	243
David Deisley	571,498	2 X base salary	850,000 (3)	308
David Ottewell	380,921	2 X base salary	650,000 (4)	268

(1)	Based on the closing Common Share price on the NYSE MKT on November 30, 2016 of $4.58.

(2)	Based on Mr. Lang’s annual salary effective January 1, 2013. Mr. Lang has until January 1, 2018 to meet the share ownership requirement equal to $2,025,000. Mr. Lang received subsequent annual salary increases effective January 1, 2014, January 1, 2015, January 1, 2016 and January 1, 2017, and has until January 1, 2019, January 1, 2020, January 1, 2021 and January 1, 2023 to meet the share ownership requirement associated with the salary increase amounts, respectively.

(3)	Based on Mr. Deisley’s annual salary effective November 1, 2012. Mr. Deisley has until November 1, 2017 to meet the share ownership requirement equal to $850,000. Mr. Deisley received subsequent annual salary increases effective January 1, 2014, January 1, 2015, January 1, 2016 and January 1, 2017, and has until January 1, 2019, January 1, 2020, January 1, 2021 and January 1, 2022 to meet the share ownership requirement associated with the salary increase amounts, respectively.

(4)	Based on Mr. Ottewell’s annual salary effective November 13, 2012. Mr. Ottewell has until November 13, 2017 to meet the share ownership requirement equal to $650,000. Mr. Ottewell received subsequent annual salary increases effective January 1, 2014, January 1, 2015, January 1, 2016 and January 1, 2017, and has until January 1, 2019, January 1, 2020, January 1, 2021 and January 1, 2022 to meet the share ownership requirement associated with the salary increase amounts, respectively.

Retirement Plans

The purpose of the Company’s retirement plans is to assist eligible employees with accumulating capital toward their retirement savings. The Company has a RRSP plan for Canadian employees, whereby employees are able to contribute a portion of their base pay and receive a dollar for dollar match from the Company of up to 5% of their base pay, subject to CRA limitations. During 2013 and a portion of fiscal year 2014 the Company had a Simple IRA plan for U.S. employees whereby employees were able to contribute a portion of their pay and receive a dollar for dollar match from the Company up to 3% of their pay. The Simple IRA plan was discontinued on December 31, 2013. Effective January 1, 2014, the Company opened a 401(k) retirement savings plan for U.S. employees whereby employees are able to contribute a portion of their pay and receive a dollar for dollar match from the Company of up to 5% of their pay, subject to IRS limitations.

Benefits

The Company’s benefit programs provide employees with health and welfare benefits. The programs consist of medical, dental, vision, life, disability and accidental death and dismemberment insurance, and an employee assistance plan. The only benefits that NEOs receive beyond those provided to other employees is eligibility for a paid annual executive physical, and Mr. Lang receives an auto allowance.

Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company is asking you pursuant to this Circular to consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s NEOs as disclosed herein (the “Executive Compensation Resolution”). See the “Non-Binding Advisory Vote on Executive Compensation” section under Additional Matters to be Acted Upon on page 10 in this Circular. At the Company’s annual meeting of shareholders held on May 13, 2016, approximately 93% of votes cast indicated approval of an advisory say-on-pay proposal with respect to the 2015 fiscal year compensation of the Company’s NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company's Compensation Discussion and Analysis included herein. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2016 and the Company's Circular for the year ended November 30, 2016.

Submitted by the following members of the Compensation Committee of the Board of Directors:

Kalidas Madhavpeddi, Chair

Sharon Dowdall

Anthony Walsh

TABULAR DISCLOSURE OF EXECUTIVE COMPENSATION

Summary Compensation Table

The summary compensation table below sets out NEO compensation, including annual salary earned, incentive awards granted and all other compensation earned, during the fiscal years ended November 30, 2016, 2015 and 2014. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed above under "Compensation Discussion & Analysis".

Name and Principal Position	Fiscal Year	Salary $	Stock Awards(1) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation(3) $	All Other Compensation(4) $	Total Compensation $
Gregory Lang, President and CEO	2016 2015 2014	739,108 714,363 693,563	1,860,539 1,955,386 2,225,803	2,056,474 1,602,084 2,043,437	770,848 887,964 862,110	49,275 47,462 66,536	5,476,244 5,207,257 5,891,449
David Deisley, Executive Vice President & General Counsel	2016 2015 2014	461,258 449,804 436,688	725,148 820,863 934,306	801,639 672,485 857,736	386,029 440,078 434,248	25,489 24,247 37,192	2,399,563 2,407,476 2,700,170
David Ottewell, Vice President and CFO	2016 2015 2014	366,267 353,763 339,896	571,001 616,925 688,995	630,973 505,510 632,483	306,769 346,382 335,790	23,153 21,808 32,353	1,898,163 1,844,387 2,029,517

(1)	Amounts are based on the grant date fair value, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2016.

(2)	Amounts are based on the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2016. Option-based awards granted during the years ended November 30, 2014, 2015 and 2016 include vested and unvested amounts.

(3)	Annual incentive payments for 2016 were made subsequent to fiscal year-end.

(4)	Amounts in fiscal year 2016 include:

•	For Mr. Lang, $13,165 in 401(k) Company matching contributions, $18,478 in ESPP Company matching contributions, $782 in Company-paid life insurance premiums, $15,000 for auto allowance and $1,850 for a Company-paid executive physical.

•	For Mr. Deisley, $13,176 in 401(k) Company matching contributions, $11,531 in ESPP Company matching contributions and $782 in Company-paid life insurance premiums.

•	For Mr. Ottewell, $13,214 in 401(k) Company matching contributions, $9,157 in ESPP Company matching contributions and $782 in Company-paid life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2016

The following table provides information related to plan-based awards granted to our NEOs in fiscal year 2016.

Grants of Plan-Based Awards
NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (3) #	Exercise or Base Price of Option Awards C$/Sh	Grant Date Fair Value of Stock and Option Awards (4) $
		Tar- get $	Maximum $	Tar- get #	Maxi- mum #
Gregory Lang	01-Dec-2015			534,700	802,050	-	1,503,800	5.02	3,917,013
		741,200	1,111,800			-	-	-	-
David Deisley	01-Dec-2015			208,400	312,600	-	586,200	5.02	1,526,787
		369,760	554,640			-	-	-	-
David Ottewell	01-Dec-2015			164,100	246,150	-	461,400	5.02	1,201,974
		293,840	440,760			-	-	-	-

(1)	Annual Incentive Plan estimated payments based upon performance targets for fiscal year 2016. The Annual Incentive Plan does not provide a threshold or minimum payout.

(2)	The performance criteria for Performance Share Unit Awards granted December 1, 2015 will be measured and paid out in December 2017 depending upon the level of achievement. The PSU Plan does not provide a threshold or minimum payout.

(3)	Grants under the Stock Award Plan.

(4)	Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2016.

No stock option awards were re-priced during fiscal year 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets out information concerning all option-based and share-based awards outstanding for each NEO as of November 30, 2016.

NEO	Option-Based Awards (1)					Share-Based Awards
	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the-money Options (2) $	Number of Unearned Shares, Units or Other Rights that have not Vested #	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (3) $
Gregory Lang	500,000	-	10.12 (4)	06-Dec-2016	-	573,850 (5)	2,632,805
	500,000	-	6.17	07-Jun-2017	-	534,700 (6)	2,453,186
	660,000	-	4.38	04-Dec-2017	874,991
	1,865,150	-	2.90	06-Jan-2019	4,528,674
	943,166	417,584	3.18	30-Nov-2019	3,140,043
	501,266	1,002,534	5.02	30-Nov-2020	1,276,834
David Deisley	500,000	-	4.60	03-Sep-2017	580,944	240,900 (5)	1,105,241
	310,000	-	4.38	04-Dec-2017	410,981	208,400 (6)	956,133
	600,000	-	2.90	06-Jan-2019	1,456,829
	200,000	197,250	3.18	30-Nov-2019	883,252
	195,400	390,800	5.02	30-Nov-2020	497,726
David Ottewell	300,000	-	4.99	09-Sep-2017	261,425	181,050 (5)	830,652
	240,000	-	4.38	04-Dec-2017	318,179	164,100 (6)	752,886
	577,300	-	2.90	06-Jan-2019	1,401,712
	297,600	148,800	3.18	30-Nov-2019	990,787
	153,800	307,600	5.02	30-Nov-2020	391,762

(1)	All of the option-based awards listed in this table vest as follows: 1/3 on the Grant Date, 1/3 on the first anniversary of the Grant Date, and 1/3 on the second anniversary of the Grant Date.

(2)	Based on the price of the Company’s Common Shares on the TSX as of November 30, 2016 of C$6.16 less the option exercise price. This amount was converted to USD using the November 30, 2016 exchange rate of CAD $1.00 to USD $0.7448 as quoted by The Bank of Canada.

(3)	Based on the price of the Company’s Common Shares on the TSX as of November 30, 2016 of C$6.16. This amount was converted to USD using the November 30, 2016 exchange rate of CAD $1.00 to USD $0.7448 as quoted by The Bank of Canada. The Payout Value assumes that these PSUs are paid out at 100% of the grant amount.

(4)	The exercise prices of stock option awards granted prior to April 30, 2012 were adjusted due to the decrease in net assets resulting from the NovaCopper spin-out to 91.1% of the original exercise price.

(5)	The performance period for these PSUs ended on December 1, 2016. The payout was made at 113% of the PSU grant amount shortly after December 1, 2016.

(6)	The performance period for these PSUs is scheduled to end on December 1, 2017. The payout, if any, is scheduled to be made on or after December 1, 2017.

Option Exercises and Stock Vested in Fiscal 2016

The following table provides information regarding stock that vested from PSU grants during fiscal 2016 and stock options that were exercised by the Company’s NEOs during fiscal 2016. Stock award value is calculated by multiplying the number of vested PSUs by the market value of the underlying shares on the vesting date.

NEO	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise C$	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting $
Gregory Lang	-	-	1,055,600	3,947,944
David Deisley	378,800 (1)	1,361,748	443,100	1,657,194
David Ottewell	-	-	326,760	1,222,082

(1)	A portion of these shares were withheld to cover the exercise price of the options.

(2)	PSU grants made on January 7, 2014 vested and were paid out on December 1, 2015 in common shares of the Company at 140% of the PSU grant amount, which shares are represented in this column. A portion of the shares were withheld in an amount equal to the estimated value of the associated withholding taxes for each NEO.

Realized and Realizable Pay (Supplemental Table)

To facilitate the Shareholders’ comparison of executive pay and performance, the Company is also disclosing the “realized” and “realizable” compensation over the last three fiscal years for our CEO and all other NEOs. Realized and realizable compensation differ from the amounts shown in the “Summary Compensation Table” required by the SEC, which appears on page 64, and provide additional representations of executive compensation, but are not a substitute for that table. Realized and realizable compensation includes the following elements of compensation found in the “Summary Compensation Table,” however, the valuation methodology of certain of these elements differs, as noted below:

Compensation type	Realized	Realizable
Base Salary	• This value is equivalent to the aggregate value in the “Summary Compensation Table”
Bonus (Annual incentive Plan)	• This value is equivalent to the aggregate value in the “Summary Compensation Table”
PSUs	• The value of such awards at vesting	• The value of such awards at vesting • For unvested awards, the value based on the price of the Company’s Common Shares on the TSX as of November 30, 2016 of C$6.16 and assuming a multiplier of 1.0x
Option awards	• The value received upon exercise	• The value received upon exercise • For unexercised options, the value based on the price of the Company’s Common Shares on the TSX as of November 30, 2016 of C$6.16 less the option exercise price

As shown in the charts below, realized compensation for our CEO and the other NEOs was lower than the cumulative reported compensation in the “Summary Compensation Table”. Realizable compensation was higher than the cumulative reported compensation in the “Summary Compensation Table” resulting from an increase in the value of PSUs and option awards. The PSU values increased during the period due to the positive performance of the Company’s common share price relative to that of its peers, increases in the price of the Company’s common shares between the grant dates and the vesting dates for vested and issued PSUs, and for unvested PSUs, increases in the price of the Company’s common shares between the grant dates and the period end share price. The option awards value also increased due to increases in the price of the Company’s common shares between the grant dates and the period end share price.

CEO Pay Ratio – 13.5:1

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2016 to that of all other Company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our CEO in the "Summary Compensation Table" on page 64 of this Circular. Pay elements that were included in the annual total compensation for each employee are:

•	salary received in fiscal year 2016

•	annual incentive payment received for performance in fiscal year 2016

•	grant date fair value of stock option and PSU awards granted in fiscal year 2016

•	Company-paid 401(k) Plan or RRSP match made during fiscal year 2016

•	Company-paid ESPP match made during fiscal year 2016

•	Company-paid life insurance premiums during fiscal year 2016

•	Auto allowance paid in fiscal year 2016

•	Reimbursement for Company-paid executive physical during fiscal year 2016

Our calculation includes all employees as of November 30, 2016. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency.

We determined the compensation of our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the CEO from lowest to highest (a list of 12 employees), and (iii) since we have an even number of employees when not including the CEO, determining the average of the annual total compensation of the two employees ranked sixth and seventh on the list (“Median Employee”).

The annual total compensation for fiscal year 2016 for our CEO was $5,476,244 and for the Median Employee was $406,170. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2016 is 13.5 to 1.

Performance Graph

The following graph depicts the Company’s cumulative total Shareholder returns over the five most recently completed fiscal years assuming a C$100 investment in Common Shares on November 30, 2011, compared to an equal investment in the S&P/TSX Composite Index (TSX ticker: ˄TSX) and in the S&P/TSX Global Gold Index (TSX ticker: ˄TTGD) on November 30, 2011. The Company does not currently issue dividends. The Common Share performance as set out in the graph is not indicative of future price performance.

C$	2012	2013	2014	2015	2016
Value based on C$100 invested in the Company on November 30, 2011(1)	37	21	27	42	52
Value based on C$100 invested in the S&P/TSX Composite Index on November 30, 2011	103	117	132	124	144
Value based on C$100 invested in the S&P/TSX Global Gold Index on November 30, 2011	74	40	35	31	48

(1)	Excludes the value of NovaCopper Inc. (now known as Trilogy Metals Inc.) shares distributed to Shareholders in 2012.

Pension Benefits and Nonqualified Deferred Compensation

The Company has no pension and no plans that provide for nonqualified deferred compensation to its NEOs.

Executive Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers regarding, among other matters, the duties, tasks and responsibilities of each. Pursuant to an employment contract with the Company effective January 9, 2012, Mr. Lang is employed by the Company as President and CEO. Pursuant to an employment contract with the Company effective November 1, 2012, as amended December 15, 2016, Mr. Deisley is employed by the Company as Executive Vice President and General Counsel. Mr. Ottewell has entered into an employment agreement with NovaGold USA, Inc., a wholly-owned subsidiary of the Company, effective November 13, 2012, and is employed as Vice President and Chief Financial Officer of the Company. References in this section to the “Company”, as such references relate to Mr. Ottewell, are to NovaGold USA, Inc., except with respect to a change of control in which case such references are to a change of control of the Company. The employment agreements continue indefinitely, unless and until terminated.

Compensation

Mr. Lang’s salary is reviewed at least annually by the Board. The Compensation Committee makes recommendations to the Board regarding appropriate salary adjustments. Mr. Deisley’s and Mr. Ottewell’s salaries are reviewed at least annually by the CEO. The CEO may make recommendations to the Board or the Compensation Committee of the Board regarding appropriate salary adjustments. The Company is obligated to provide the Named Executive Officers with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time.

Termination

Just Cause

The Company may terminate a Named Executive Officer’s employment at any time for just cause.

Without Just Cause

The Company may terminate a Named Executive Officer’s employment at any time without just cause upon making a severance payment in an amount equal to the Named Executive Officer’s annual salary at the time of termination plus the annual incentive earned in the previous fiscal year, multiplied by two.

The Company will also continue the Named Executive Officer’s group health and dental insurance benefits, if any, for a maximum period of 12 months or until such time as he subsequently becomes covered by another group health plan or otherwise loses eligibility for Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage, whichever is earlier, in accordance with COBRA and unless prohibited or restricted by applicable law. The Company will reimburse the Named Executive Officer on a tax-free basis for such COBRA premium payments. If the Company is unable to continue such group health and dental insurance benefits, or to provide them to the Named Executive Officer on a tax-favored basis, the Company will instead pay to the Named Executive Officer an amount equal to the present value of the Company’s cost of providing such benefits, such amount to be paid as soon as possible following the Executive’s termination but in any case by March 15 of the year following the year of termination. In addition, the Company will also pay to the Named Executive Officer, as soon as practical following termination of employment but in any event no later than March 15 of the year following the year of termination, a lump sum payment equal to the Company’s cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of 12 months.

Material Breach or Default

A Named Executive Officer may terminate his employment agreement upon a material breach or default of any term of the employment agreement by the Company; provided, in the case of Mr. Lang, that Mr. Lang must advise the Company in writing of such breach or default within 90 days of the date he has become aware (or reasonably should have become aware) of the breach or default, and such breach or default has not been cured by the Company within 30 days from the receipt of such written notice and, in the case of Mr. Deisley and Mr. Ottewell, that if such material breach or default is capable of being remedied by the Company, it has not been remedied within 30 days after written notice of the material breach or default has been delivered to the Company. If an employment agreement is terminated by the Named Executive Officer as a result of a material breach or default of any term of the employment agreement by the Company, the Named Executive Officer is entitled to receive the compensation to which the Named Executive Officer would be entitled if he were terminated without just cause.

Resignation

A Named Executive Officer may terminate his employment at any time upon providing three months’ notice in writing to the Company.

Death or Disability

The Company may terminate a Named Executive Officer’s employment at any time upon the Named Executive Officer’s death or his becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of the employment agreement. If the employment agreement is terminated due to the senior officer’s death or disability, the Company will pay to the Named Executive Officer (or his estate) his then current salary accrued as of the date of termination and a lump sum equal to his then-current annual salary.

Change of Control

The employment agreements provide for certain payments upon a “double-trigger”, which requires a “change of control”, as defined below, and, within the 12 month period immediately following a change of control, either:

•	a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Named Executive Officer’s positions, duties, responsibilities, titles or offices with the Company in effect immediately prior to any change of control;

•	a material reduction in the Named Executive Officer’s base salary in effect immediately prior to any change of control;

•	any material breach by the Company of any material provision of the employment agreement; or

•	any action or event that would constitute a constructive dismissal of the Named Executive Officer at common law.

If the Named Executive Officer advises the Company in writing of the condition set forth above within 90 days of the date the Named Executive Officer has become aware (or reasonably should have become aware) of the condition, and the Company has not cured the condition within 30 days from the receipt of written notice, the Named Executive Officer’s employment will be deemed to have been terminated by the Company. The Company will, immediately upon such termination, and in all cases on or before March 15th of the year following the year in which such termination occurs, make a lump sum payment to the Named Executive Officer in an amount equal to the Named Executive Officer’s annual salary at the time of termination plus the Named Executive Officer’s annual incentive earned in the previous fiscal year, multiplied by two. The Named Executive Officer will also be entitled to the same benefits as if he were terminated without just cause.

For the purposes of the employment agreements, a “change of control” means any of the following:

•	at least 50% in fair-market value of all of the Company’s assets are sold to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, as amended (the “OSA”)) in one or more transactions occurring within a period of two years;

•	a direct or indirect acquisition of voting shares of the Company by a person or group of persons acting jointly or in concert that, when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 40% or more of the Company’s outstanding voting shares, provided that the direct or indirect acquisition of voting shares of the Company by Electrum, including all persons acting jointly or in concert with Electrum, shall not constitute a “change of control” unless the acquisition of such additional voting shares, when taken together with any voting shares or securities convertible into voting shares held directly or indirectly by Electrum at the time of acquisition, constitutes 50% or more of the Company’s outstanding voting shares (all such convertible securities owned by Electrum will be deemed to be fully converted or exercised and the number of the Company’s outstanding voting shares will be adjusted to reflect such conversion or exercise);

•	a majority of the nominees of the then-incumbent Board of Directors of the Company standing for election to the Company’s Board of Directors are not elected at any annual or special meeting of the Company’s Shareholders; or

•	the Company is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the Company’s voting shares immediately prior to such transaction.

Release

In order for a Named Executive Officer to receive the severance payment and the payments with respect to group health, dental, life and disability coverage in the event of termination without just cause or upon breach or default by the Company under an employment agreement, the severance payment upon the Named Executive Officer’s death or disability or the severance payment and the payments upon a double-trigger event, the Named Executive Officer agrees to enter into separation agreement and release in a form agreeable to the Company, including a release of claims in the form provided by the Company, on or prior to the date of the expiration of any consideration period under applicable law.

Non-Solicitation

The Named Executive Officers are subject to non-solicitation provisions for a period of six months following termination of their employment for any reason.

Potential Payments Upon Termination or Change in Control

The following table describes the estimated potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the Named Executive Officers would have been entitled if a termination of employment or change in control occurred on November 30, 2016. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Company. The amounts reported in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Named Executive Officers or include distributions of plan balances under our 401(k) plan or savings plans. The amounts reported assume payment of all previously earned and unpaid salary, vacation pay and short- and long-term incentive awards.

Named Executive Officer	Termination for “Just Cause” or Resignation $	Termination without “Just Cause” or Breach or Default by the Company $	Death or Disability $	Change of Control(1) $	Double- Trigger(2) $
Gregory Lang
Cash severance	-	3,024,096	741,200	-	3,024,096
Acceleration of equity awards(3)	-	-	-	14,906,534	-
Present value of group health and dental plan premiums(4)	-	23,706	-	-	23,706
Present value of group life and long-term disability premiums(5)	-	-	-	-	10,634
Total Termination Benefits	-	3,047,802	741,200	14,906,534	3,058,436
David Deisley
Cash severance	-	1,696,458	462,200	-	1,696,458
Acceleration of equity awards(3)	-	-	-	5,891,105	-
Present value of group health and dental plan premiums(4)	-	22,146	-	-	22,146
Present value of group life and long-term disability premiums(5)	-	-	-	-	8,067
Total Termination Benefits	-	1,718,604	462,200	5,891,105	1,726,671
David Ottewell
Cash severance	-	1,348,138	367,300	-	1,348,138
Acceleration of equity awards(3)	-	-	-	4,947,401	-
Present value of group health and dental plan premiums(4)	-	26,106	-	-	26,106
Present value of group life and long-term disability premiums(5)	-	-	-	-	7,333
Total Termination Benefits	-	1,374,244	367,300	4,947,401	1,381,577

(1)	Represents the value of all outstanding PSUs and stock options, the vesting of which will be fully accelerated upon the occurrence of a “change of control” under the Performance Share Unit Plan and the Stock Award Plan.

(2)	Represents payments upon the occurrence of a double-trigger event under the executive employment agreements. Excludes accelerated vesting of PSUs and stock options to which the Named Executive Officers may be entitled upon the occurrence of a “change of control” under the Performance Share Unit Plan and the Stock Award Plan, which are reported under “Change of Control.”

(3)	Value based on the closing price of the Company’s common shares on the TSX on November 30, 2016 of C$6.16. For stock options, the exercise price has been deducted. Amounts were converted from Canadian to US currency using the November 30, 2016 exchange rate of CAD $1.00 to USD $0.7448.

(4)	Represents reimbursement to the Named Executive Officer for premium payments for group health and dental insurance benefits, excluding gross-ups to cover taxes and including a 3% COBRA administration markup.

(5)	Represents a lump sum payment equal to the Company’s cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of twelve months following termination.

Non-Executive DIRECTOR COMPENSATION

The Company has targeted non-executive Director compensation above the median of the Peer Group for the following reasons:

•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of our large joint venture partners; and

•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of the scale and quality of the Company’s assets under development in comparison to our Peer Group’s assets.

Compensation targets for non-executive Directors are:

•	For annual retainers, chair fees and meeting fees – 62.5th percentile of the market

•	For total direct compensation including stock-based awards – 75th percentile of the market

At the request of the Compensation Committee, a review of non-executive Directors’ compensation was conducted in October 2016. The Compensation Committee, after referring to market information provided by Mercer, determined to recommend adjustments to the Directors’ fiscal year 2017 compensation program from that established by the Board for fiscal year 2016 to better align the package with the compensation targets relative to the Company’s Peer Group. Specifically, effective for fiscal year 2017, the Board approved the Compensation Committee’s recommendations to: 1) increase the annual fee for the Committee Chairs, excluding Audit and Compensation, to $12,000 from $10,000 to reach the 62.5th percentile of peer companies, 2) institute a Lead Director annual fee of $15,000, which is a cumulative total to include annual fees received as a Committee Chair(s). The Compensation Committee noted that 44% of the peer companies offer a Lead Director fee, and $15,000 per year is between the 25th and 50th percentile of the peer companies who offer such a fee; however, the Company’s current Lead Director will receive only an additional $3,000 per year for serving as Lead Director as he already receives $12,000 per year for serving as Chair of the Corporate Governance and Nominations Committee. The non-executive Directors’ full compensation package is described below.

Market compensation data was sourced from compensation data disclosed in the proxy statements of other publicly-traded companies. As with the Company’s NEOs, the data was collected from the proxy statements of the companies included in the Company’s Peer Group.

The largest portion of compensation paid to the non-executive Directors is in DSUs and stock option awards, which aligns the long-term interests of the non-executive Directors with those of the Shareholders as the value of the DSUs and stock option awards is dependent upon the Company’s share price performance. Paying a larger portion of compensation to non-executive Directors in equity rather than cash also aligns the compensation program with the Company’s strategy of preserving its treasury.

The table below describes the full compensation structure approved for non-executive Directors beginning in fiscal year 2017.

Activity	Compensation
Membership on Board – Annual Retainer (1)	$35,000	per annum
Chairman of the Board	$130,000	per annum
Lead Director (2)	$15,000	per annum
Preparation and attendance at Board and Committee meetings	$1,750	per meeting
Audit Committee Chair	$17,000	per annum
Compensation Committee Chair	$13,200	per annum
All Other Committee Chairs	$12,000	per annum

(1)	At least 50% of the annual retainers are paid to Directors in the form of DSUs.
(2)	Lead Director annual fee is a cumulative total to include annual fees received as a Committee Chair(s).

Non-Executive Director Compensation Table

The table below summarizes the compensation provided to the Company’s non-executive Directors during the fiscal year ended November 30, 2016.

Director	Fees Earned or Paid in Cash $	Stock Awards(1) $	Option Awards(2) $	All Other Compensation $	Total $
Sharon Dowdall	42,000	17,500	150,019	-	209,519
Marc Faber	31,500	17,500	150,019	-	199,019
Thomas Kaplan	137,000	35,000	150,019	-	322,019
Gillyeard Leathley	28,375	26,250	150,019	56,460 (3)	261,104
Igor Levental	45,000	17,500	150,019	-	212,519
Kalidas Madhavpeddi	55,200	17,500	150,019	-	222,719
Gerald McConnell	27,500	35,000	150,019	-	212,519
Clynton Nauman	36,750	17,500	150,019	-	204,269
Rick Van Nieuwenhuyse	35,000	17,500	150,019	-	202,519
Anthony Walsh	59,000	17,500	150,019	-	226,519

(1)	The 2016 share-based grants for Directors are DSUs that vest when the Directors retire from the Board of the Company. The Company grants DSUs quarterly in arrears. Accordingly, the “Stock Awards” column in the table above includes DSUs granted to Directors with respect to the fourth quarter of fiscal 2015 and the first three quarters of fiscal 2016. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2016. The number of DSUs granted and the fair value on each grant date calculated in accordance with ASC 718 are as follows:

	December 1, 2015		March 1, 2016		June 1, 2016		September 1, 2016
Non-Executive Director	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #
Sharon Dowdall	4,375	1,193	4,375	902	4,375	831	4,375	809
Marc Faber	4,375	1,193	4,375	902	4,375	831	4,375	809
Thomas Kaplan	8,750	2,386	8,750	1,804	8,750	1,662	8,750	1,618
Gillyeard Leathley	4,375	1,193	4,375	902	8,750	1,662	8,750	1,618
Igor Levental	4,375	1,193	4,375	902	4,375	831	4,375	809
Kalidas Madhavpeddi	4,375	1,193	4,375	902	4,375	831	4,375	809
Gerald McConnell	8,750	2,386	8,750	1,804	8,750	1,662	8,750	1,618
Clynton Nauman	4,375	1,193	4,375	902	4,375	831	4,375	809
Rick Van Nieuwenhuyse	4,375	1,193	4,375	902	4,375	831	4,375	809
Anthony Walsh	4,375	1,193	4,375	902	4,375	831	4,375	809

(2)	The Company grants stock options to Directors annually. These stock option grants for Directors were 100% vested on the grant date. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2016. Each Director was granted a total of 109,700 stock options in a single grant during fiscal 2016, and the fair value of these stock options on the grant date, December 1, 2015, calculated in accordance with ASC 718, is reflected in this column.

(3)	Mr. Leathley and the Company entered into an agreement dated December 1, 2012 where Mr. Leathley receives C$75,000 per year in exchange for consulting with management on operation, engineering and business matters. This amount was converted to USD using the average exchange rate for fiscal year 2016 of CAD $1.00 to USD $0.7528 as quoted by The Bank of Canada.

DSU Plan

The DSU Plan has been established by the Company to promote the interests of the Company by attracting and retaining qualified persons to serve on the Board and to provide the Directors with an opportunity to receive a portion of their compensation for serving as a Director in the form of securities of the Company. This vehicle also aligns the interests of non-executive Directors with those of the Shareholders by tying Directors’ compensation to long-term Shareholder value.

Under the DSU Plan, each non-executive Director can elect to receive between no less than 50% and up to a maximum of 100% of their annual retainer in the form of DSUs. Directors are not eligible to receive the underlying Common Shares until they retire from service with the Company. This plan has been in effect since December 1, 2009. More information about the DSU Plan can be found on page 20.

The number of DSUs granted is determined quarterly by dividing the quarterly retainer amount by the volume weighted adjusted share price for the last five days of such quarter.

The following table sets forth the 2016 DSUs earned by each non-executive Director for service in fiscal year 2016, and the aggregate value of such payments is based on the closing price of the Common Shares on November 30, 2016, which was C$6.16. A total of 44,770 DSUs were paid to all non-executive Directors for service in fiscal year 2016, which number represents 0.014% of the Common Shares issued and outstanding as of November 30, 2016.

DSUs Earned in Fiscal 2016
	Q1		Q2		Q3		Q4		Total
Director	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs
Sharon Dowdall	5,556	902	5,119	831	4,983	809	5,981	971	21,639	3,513
Marc Faber	5,556	902	5,119	831	4,983	809	5,981	971	21,639	3,513
Thomas Kaplan	11,113	1,804	10,238	1,662	9,967	1,618	11,963	1,942	43,281	7,027
Gillyeard Leathley	5,556	902	10,238	1,662	9,967	1,618	11,963	1,942	37,724	6,124
Igor Levental	5,556	902	5,119	831	4,983	809	5,981	971	21,639	3,513
Kalidas Madhavpeddi	5,556	902	5,119	831	4,983	809	5,981	971	21,639	3,513
Gerald McConnell	11,113	1,804	10,238	1,662	9,967	1,618	11,963	1,942	43,281	7,027
Clynton Nauman	5,556	902	5,119	831	4,983	809	5,981	971	21,639	3,513
Rick Van Nieuwenhuyse	5,556	902	5,119	831	4,983	809	5,981	971	21,639	3,513
Anthony Walsh	5,556	902	5,119	831	4,983	809	5,981	971	21,639	3,513

This supplemental table has been included to provide shareholders with additional compensation information for the prior year. The Company believes this supplemental table better enables shareholders to understand non-executive Director compensation in light of the Company’s practice of granting DSUs quarterly in arrears. However, this supplemental information is not intended to be a substitute for the information provided in the Non-Executive Director Compensation Table, which has been prepared in accordance with the SEC’s disclosure rules.

The information contained in this supplemental table differs substantially from the compensation information contained in the Non-Executive Director Compensation Table because the stock awards column in the Non-Executive Director Compensation Table reports awards actually granted in fiscal 2016, as opposed to equity awards granted in respect of that specific performance year. In addition, the value of DSUs earned by the non-executive Directors in this supplemental table is not based on the grant date fair value but rather the closing price of the Company’s Common Shares on November 30, 2016.

Directors’ Share Ownership

The Board established a policy in April 2009 requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. Directors must meet these share ownership requirements by April 2014 or, if they became a Director subsequent to April 2009, within five years of becoming a Director. There are no equity holding period requirements. Upon meeting the share ownership requirement, a Director is deemed to have met the share ownership requirement going forward, regardless of changes in the price of a Common Share, so long as: (i) the Director’s share ownership does not drop below the number of shares held at the time they first met the share ownership requirement, and (ii) the applicable share ownership requirement remains the same. Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Director. Directors are also not permitted to pledge Company securities to secure personal debts or loans.

The following table outlines the aggregate value of the Common Shares and/or DSUs held by each non-executive Director on November 30, 2016.

Director	Eligible Holdings(1) #	Share Ownership Guidelines
		Requirement C$	Proportion of Requirement Met(2)
Sharon Dowdall	20,313	50,000	250%
Marc Faber	23,652	50,000	291%
Thomas Kaplan	43,029	50,000	530%
Gillyeard Leathley	87,314	50,000	1,076%
Igor Levental	34,435	50,000	424%
Kalidas Madhavpeddi	45,998	50,000	567%
Gerald McConnell	82,917	50,000	1,022%
Clynton Nauman	25,162	50,000	1,905%
Rick Van Nieuwenhuyse	720,868	50,000	8,881%
Anthony Walsh	20,313	50,000	250%

(1)	Common Shares and/or DSUs.

(2)	Based on the Company’s closing Common Share price on the TSX as of November 30, 2016 of C$6.16.

Incentive Plan Awards

Outstanding Option-Based and Share-Based Awards

The following table sets information concerning all option-based and share-based awards outstanding for each non-executive Director as of November 30, 2016 including awards granted before the most recently completed fiscal year.

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the-money Options(1) C$	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested(2) C$	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed C$
Sharon Dowdall	16-Apr-2012	100,000	6.33	15-Apr-2017	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						20,313	125,128	—
Marc Faber	07-Dec-2011	75,750	10.12	06-Dec-2016	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						23,652	145,696	—
Thomas Kaplan	07-Dec-2011	100,000	10.12	06-Dec-2016	—
	07-Dec-2011	75,750	10.12	06-Dec-2016	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						43,029	265,059	—
Gillyeard Leathley	07-Dec-2011	256,300	10.12	06-Dec-2016	—
	01-Dec-2015	80,000	5.02	30-Nov-2020	91,200
						27,314	168,254	—
Igor Levental	07-Dec-2011	75,750	10.12	06-Dec-2016	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						33,435	205,960	—
Kalidas Madhavpeddi	31-May-2007	100,000	14.82	30-May-2017	—
	07-Dec-2011	75,750	10.12	06-Dec-2016	—
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						25,162	154,998	—
Gerald McConnell	07-Dec-2011	75,750	10.12	06-Dec-2016	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						48,153	296,622	—

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the-money Options(1) C$	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested(2) C$	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed C$
Clynton Nauman	07-Dec-2011	75,750	10.12	06-Dec-2016	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						25,162	154,998	—
Rick Van Nieuwenhuyse	07-Dec-2011	75,750	10.12	06-Dec-2016	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						20,313	125,128	—
Anthony Walsh	02-Apr-2012	100,000	6.52	01-Apr-2017	—
	05-Dec-2012	130,050	4.38	04-Dec-2017	231,489
	07-Jan-2014	159,050	2.90	06-Jan-2019	518,503
	01-Dec-2014	96,400	3.18	30-Nov-2019	287,272
	01-Dec-2015	109,700	5.02	30-Nov-2020	125,058
						20,313	125,128	—

(1)	Based on the price of the Company’s Common Shares on the TSX as of November 30, 2016 of C$6.16 less the option exercise price.

(2)	Based on the price of the Company’s Common Shares on the TSX as of November 30, 2016 of C$6.16.

Value Vested or Earned During the Year

An award of 109,700 stock options was granted to each of the ten non-executive Directors during the fiscal year ended November 30, 2016. These stock options were fully vested on the grant date. The total number of non-executive Director stock options that vested during the fiscal year ending November 30, 2016 was 1,097,000, which represented 0.34% of the Company’s issued and outstanding Common Shares as of that date. No share-based awards (DSUs) vested during the fiscal year ended November 30, 2016.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company has adopted the Stock Award Plan, the PSU Plan and the DSU Plan. The Company last asked for, and received, Shareholder approval of these plans at the Annual Meeting of Shareholders held on June 5, 2014. The intent of these equity plans is to allow the Company to provide a flexible mix of compensation components to attract, retain, and motivate the performance of the plan participants in alignment with the success of the Company and its Shareholders, to encourage share ownership by executive officers and Directors, and to preserve cash where possible. The Company feels that DSUs align Directors’ interests to those of the Shareholders more effectively than other equity programs. These equity plans assist to further align the interests of executive officers and Directors with the long-term interests of Shareholders.

Equity Compensation Plan Information

The Company currently grants equity under the Stock Award Plan, the PSU Plan, and the DSU Plan to attract and retain Directors, officers, employees, or service providers to the Company and motivate them to advance the Company’s interests by affording them the opportunity to acquire an equity interest in the Company through options and performance-based share awards.

The following table sets out information concerning the number and price of securities to be issued under equity compensation plans to employees and others. All of the compensation plans referenced below have been approved by Shareholders. The Company does not have any equity compensation plans which have not been approved by Shareholders.

Equity Compensation Plan Information as of November 30, 2016

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	19,828,841		C$4.50	12,172,740	(2)
PSU	2,798,189	(1)	n/a	6,802,285	(3)
DSU	286,847		n/a	2,913,311	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	22,913,877			21,888,336

(1)	Assumes vesting at 100% of PSU grant. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established performance criteria.

(2)	The number of options available for future issuance is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.

(3)	The number of PSUs available for future issuance is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.

(4)	The number of DSUs available for future issuance is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

Equity Compensation Plan Information as of March 13, 2017

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	21,395,401		C$4.07/$4.58	(2)	10,769,863	(3)
PSU	2,180,000	(1)	n/a		7,469,579	(4)
DSU	309,710		n/a		2,906,816	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	23,885,111				21,146,259

(1)	Assumes vesting at 100% of PSU grant. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established performance criteria.

(2)	Of the 21,395,401 options issued and outstanding, 18,478,801 have a weighted average exercise price of C$4.07 and 2,916,600 have a weighted average exercise price of $4.58.

(3)	The number of options available for future issuance is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.

(4)	The number of PSUs available for future issuance is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.

(5)	The number of DSUs available for future issuance is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

Shares for Issuance from Plans Approved by Shareholders	Stock Award Plan	PSU	DSU
Maximum number of Common Shares authorized for issuance to any one insider or such insider’s associate under each plan within a one-year period	10% of the total Common Shares outstanding
Maximum number of Common Shares reserved for issuance to any one person under each plan	5% of the total Common Shares outstanding	9,500,000	No Limit
Maximum number of Common Shares authorized for issuance to insiders, at any time, under all share compensation arrangements of the Company	10% of the total Common Shares outstanding

INDEBTEDNESS OF DIRECTORS AND OFFICERS

As of November 30, 2016, and the date hereof, the aggregate indebtedness to the Company and its subsidiaries of all executive officers, Directors and employees, and their respective associates, and former executive officers, Directors and employees of the Company or any of its subsidiaries was $nil.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed or related person of the Company, which includes each person who has been a Director or executive officer of the Company since the beginning of the most recently completed fiscal year, nor any proposed nominee for election as Director, nor any associate or affiliate of such informed person or proposed nominee, has had any material interest, direct or indirect, in any transaction entered into by the Company since the beginning of the most recently completed fiscal year, or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries. Please refer to the section titled “Ethical Business Conduct” beginning on page 87 of this Circular for a discussion about the Company’s policies and procedures governing related party transactions.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board is committed to sound corporate governance practices, which are both in the interest of Shareholders and contribute to effective and efficient decision making. As part of the Company’s commitment to effective corporate governance, the Board, with the assistance of the Audit and Corporate Governance and Nominations Committees, monitors changes in legal requirements and best practices.

Set out below is a description of certain corporate governance practices of the Company, as required by National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”).

Board of Directors

The Company has a Board comprised of 11 Directors, led by Dr. Thomas Kaplan as Chairman and Gerald McConnell as independent lead Director. Dr. Kaplan is the Chairman and Chief Investment Officer of The Electrum Group, the investment adviser to the Company’s largest shareholder, Electrum. The Board elected Dr. Kaplan as Chairman because of Electrum’s significant ownership interest in the Company (26.29% ownership as of March 13, 2017) as well as Dr. Kaplan’s extensive experience as an entrepreneur, developer of, and investor in public and private natural resources companies. As described below, to ensure independence in Board governance, the Board appointed Mr. McConnell as independent lead Director. In this role, Mr. McConnell coordinates discussion among the independent members of the Company’s Board and leads Board meetings if Dr. Kaplan is unavailable.

NP 58-201 recommends that boards of directors of reporting issuers be composed of a majority of independent directors. With 9 of the 11 current Directors considered independent, the Board is currently composed of a majority of independent directors. The 9 independent Directors are: Sharon Dowdall, Marc Faber, Gillyeard Leathley, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Clynton Nauman, Rick Van Nieuwenhuyse and Anthony Walsh. Gregory Lang is the President and CEO of the Company and therefore not considered independent. Dr. Kaplan, the Chairman of the Board, is not considered to be independent as a result of his relationship to the Company’s largest shareholder. Gillyeard Leathley is considered independent for general corporate governance purposes, but is not considered independent under the more stringent audit committee independence rules due to a consulting agreement he has entered into with the Company. Mr. Leathley is not a member of the Company’s Audit Committee. The Board has appointed Gerald McConnell as independent lead Director. In such role, Mr. McConnell provides leadership to the other independent Directors on the Board.

The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Board holds regular meetings every quarter. Between the scheduled meetings, the Board meets as required. The independent Directors are afforded an opportunity to meet separately from the non-independent Directors and any representatives of management at each Board meeting. The independent Directors meet in camera at least annually and on an “as-needed” basis. Management also communicates informally with the Directors on a regular basis, and solicits advice from members or advisors on matters falling within their areas of special knowledge or experience.

The Board has five standing subcommittees: Audit, Compensation, Corporate Communications, Corporate Governance and Nominations, and EHSS and Technical. Each of the foregoing subcommittees has its own charter, copies of which are available on the Company’s website at: www.novagold.com under the Governance tab. Special committees are appointed from time to time with respect to specific matters.

The Board and its standing subcommittees meet regularly outside the presence of Company management to engage in open discussion about Company strategy, Company management’s performance, and any items of special concern or note that may impact the Company. Depending upon the topic, the Board or its standing subcommittees may meet with experts of their choosing, such as the Compensation Consultant, the Company’s Auditors or outside legal counsel, for example, outside the presence of management. The Board believes this practice of meeting without Company management from time to time results in frank discussions, assessments and the effective oversight of risks and opportunities facing the Company.

The following Directors currently serve on the following boards of directors of other reporting issuers:

Name	Reporting Issuer
Sharon Dowdall	Foran Mining Corporation (TSX-V:FOM) Olivut Resources Ltd. (TSX-V:OLV)
Marc Faber	Ivanhoe Mines (TSX:IVN) Sprott Inc. (TSX:SII)
Thomas Kaplan	None
Gregory Lang	Trilogy Metals Inc. (TSX, NYSE MKT:TMQ) (fka NovaCopper Inc.)
Gillyeard Leathley	Wellgreen Platinum Ltd. (TSX: WG)
Igor Levental	Taung Gold International Limited (HKG: HK:0621)
Kalidas Madhavpeddi	Capstone Mining Corp. (TSX: CS) Trilogy Metals Inc. (TSX, NYSE MKT:TMQ) (fka NovaCopper Inc.)
Gerald McConnell	Namibia Rare Earths Inc. (TSX:NRE) Trilogy Metals Inc. (TSX, NYSE MKT:TMQ) (fka NovaCopper Inc.)
Clynton Nauman	Alexco Resource Corp. (TSX:AXR)
Rick Van Nieuwenhuyse	Alexco Resource Corp. (TSX:AXR) Trilogy Metals Inc. (TSX, NYSE MKT:TMQ) (fka NovaCopper Inc.) SolidusGold Inc. (TSX-V: SDC)
Anthony Walsh	Dundee Precious Metals Inc. (TSX:DPM) Sabina Gold & Silver Corporation (TSX:SBB) The TMX Group Inc. (TSX:X)

Independence of Directors

The Board determined that the following Directors qualify as independent under the applicable standards of the NYSE MKT, SEC rules and National Instrument 58-101: Ms. Dowdall and Messrs. Faber, Leathley, Levental, Madhavpeddi, McConnell, Nauman, Walsh and Van Nieuwenhuyse. Dr. Kaplan is not considered to be independent because he is the Chairman and Chief Investment Officer of The Electrum Group, which manages the portfolio of Electrum, the largest Shareholder of the Company. Mr. Lang is not considered to be independent because he is the Company’s President and Chief Executive Officer.

Board Mandate

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through the delegation of specific responsibilities to committees of the Board. The Board works with management to establish the goals and strategies of the Company, to identify principal risks, to select and assess senior management and to review significant operational and financial matters. The Board does not have a written mandate. The Board delineates its role and responsibilities based on the statutory and common law applicable to the Company.

The Board has appointed an Audit Committee to assist the Board in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s internal financial controls and audit function and the independent auditors, and (iv) compliance by the Company with legal and regulatory requirements. The members of the Audit Committee are appointed annually by the Board following the annual general meeting of shareholders. The members of the Audit Committee are required to meet the independence and experience requirements of the NYSE MKT and Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC. At least one member of the Audit Committee is required to be an “audit committee financial expert” as defined by the SEC. The Company’s Audit Committee consists of fully independent members and the Company’s “audit committee financial expert” is Anthony Walsh. The Audit Committee meetings are held quarterly at a minimum. The Audit Committee met four times in the fiscal year ended November 30, 2016. The Audit Committee Charter is available on the Company’s website at www.novagold.com under the Governance tab.

Position Descriptions

The position descriptions for the chairs of each Board committee are contained in the committee charters. The chair of each of the Audit Committee, Compensation Committee, Corporate Communications Committee, Corporate Governance and Nominations Committee, and EHSS and Technical Committee is required to ensure the Committee meets regularly and performs the duties as set forth in its charter, and reports to the Board on the activities of the Committee. The Board has developed a written position description for the Chair of the Board and this position is presently held by Dr. Thomas Kaplan. The Chair of the Board is principally responsible for overseeing the operations and affairs of the Board.

The Board has also developed a written position description for the CEO. The CEO is primarily responsible for the overall management of the business and affairs of the Company. In this capacity, the CEO shall establish the strategic and operational priorities of the Company and provide leadership to the management team. The CEO is directly responsible to the Board for all activities of the Company.

Orientation and Continuing Education

The Company provides an orientation and education program to new directors. This program consists of providing education regarding directors’ responsibilities, corporate governance issues, committee charters as well as recent and developing issues related to corporate governance and regulatory reporting. The Company provides orientation in matters material to the Company’s business and in areas outside of the specific expertise of the Board members. All new members of the Board have historically been experienced in the mining sector; therefore general mining orientation has not been necessary.

Continuing education helps Directors keep up to date on changing governance issues and requirements and legislation or regulations in their field of experience. The Board recognizes the importance of ongoing education for the Directors and senior management of the Company and the need for each Director and officer to take personal responsibility for this process. To facilitate ongoing education, the CEO or the Board may from time to time, as required:

•	request that Directors or officers determine their training and education needs;

•	arrange visits to the Company’s projects or operations;

•	arrange funding for attendance at seminars or conferences of interest and relevance to their position; and

•	encourage participation or facilitate presentations by members of management or outside experts on matters of particular importance or emerging significance.

During the 2016 fiscal year, Directors participated in educational sessions and received educational materials on the topics outlined below.

Educational Topic	Date	Audience
Considerations for determining Directors’ status as independent or non-independent	January 2016	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Faber in attendance)
New Accounting Guidance: investments in equity securities	January 2016	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
SEC CEO Pay Ratio Disclosure Rule	March 2016	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall in attendance)
New Accounting Guidance: consolidated reporting of variable interest entities	April 2016	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
Compensation Governance Trends	May 2016	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall in attendance)
Institute of Corporate Directors Guidance for Director-Shareholder Engagement	May 2016	Compensation Committee and Corporate Governance and Nominations Committee (Messrs. Madhavpeddi, Walsh, McConnell, Faber, Levental and Ms. Dowdall in attendance)
SEC Proposed Mining Disclosure Rules to replace Industry Guide 7	August 2016	Corporate Governance and Nominations Committee and EHSS and Technical Committee (Messrs. McConnell, Faber, Levental, Leathley, Lang, Nauman and Van Nieuwenhuyse in attendance)
SEC Final Rules on Disclosure of Payments to Governments by Resource Extraction Issuers Canadian Securities Administrators’ Annual Review of Continuous Disclosure Program	August 2016	Corporate Governance and Nominations Committee (Messrs. McConnell, Faber and Levental in attendance)
Cybersecurity Training and Company IT Systems	October 2016	Audit Committee (Messrs. Walsh, Madhavpeddi and Ms. Dowdall in attendance; Mr. Nauman was absent attending a funeral)

Ontario Securities Commission Whistleblower Program

Proposed Amendments to Canada Business Corporations Act

SEC Priorities: Sustainability, Board Diversity and Cybersecurity

ISS U.S. Policy Updates and Updates to ISS QualityScore Governance Rating System

	November 2016	Corporate Governance and Nominations Committee (Messrs. McConnell, Faber and Levental in attendance)

In addition, the Board encourages senior management to participate in professional development programs and courses and supports management’s commitment to training and developing employees.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) for the Company’s Directors, officers and employees. The Ethics Code is available on SEDAR at www.sedar.com, on the Company’s website at www.novagold.com under the Governance tab, or may be obtained by contacting the Company at the address given under “Additional Information” at the end of this Circular.

The Board has ultimate responsibility for monitoring compliance with and enforcing the Ethics Code. The Board has delegated this compliance monitoring responsibility to the Corporate Governance and Nominations Committee which, among other things, reviews the Ethics Code periodically. The Board has delegated the responsibility of monitoring complaints regarding accounting, internal controls, cybersecurity matters or auditing matters to the Audit Committee. Monitoring of accounting, internal control, cybersecurity and auditing matters, as well as violations of the law, the Ethics Code and other Company policies or directives, occurs through the Board’s and the Committees’ regular oversight of the Company’s operations. In addition, the Company maintains an independent, anonymous whistleblower hotline which is accessible by telephone, email or internet to which complaints or concerns may be reported. Concerns or questions regarding the Ethics Code may also be raised directly with the Company’s outside counsel. The Company’s Anti-Corruption, Anti-Bribery, Anti-Fraud Policy (the “Policy”), also available on the Company’s website at www.novagold.com under the Governance tab, establishes Formal Reporting Channels for Directors, officers, employees and agents to report suspected Policy violations or concerns related to the implementation of the Policy and mandates use of the Formal Reporting Channels in the event of specified circumstances. The Company commits to conduct appropriate, fair and thorough investigations of all concerns raised and to not tolerate retaliatory action against any individual for reporting, in good faith, concerns regarding known or suspected violations of any of the Company’s policies.

Certain of the Company’s Directors serve as directors or officers of other reporting issuers or have significant shareholdings in other companies. To the extent that such other companies may participate in business ventures in which the Company may participate, the Directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. The Ethics Code explicitly addresses such situations and provides that a Director who is in a position where his or her private interests conflict with the interests of NOVAGOLD or may have an adverse effect on the Director’s motivation or the proper performance of his or her job must notify the Chair of the Corporate Governance and Nominations Committee of the existence of an actual or potential conflict of interest. In the event that such a conflict of interest arises at a meeting of the Board, the Director who has such a conflict is obligated to disclose the interest and to refrain from discussing and from voting for or against the approval of such matter. Any Director who may have an interest in a transaction or agreement with the Company is required to disclose such interest and abstain from discussions and voting in respect to same if the interest is material as required by the Business Corporations Act (British Columbia). In considering related party transactions, the Board, and management, if applicable, will assess the materiality of related party transactions on a case-by-case basis with respect to both the qualitative and quantitative aspects of the proposed related party transaction. Company officers and employees are similarly required by the Ethics Code to disclose all actual or potential conflicts of interest and to protect the Company’s confidential information and business opportunities. Related party transactions that are in the normal course are subject to the same processes and controls as other transactions; that is, they are subject to standard approval procedures and management oversight, but will also be considered by management for reasonability against fair value determined on an arms-length basis. Related party transactions that are found to be material are subject to review and approval by the Company’s Audit Committee, which is comprised of independent Directors.

Nomination of Directors

The Corporate Governance and Nominations Committee, which met four times during fiscal 2016, advises and makes recommendations to the Board on recruitment and nomination of members to the Board. On an annual basis, the Committee assesses the appropriate size of the Board with a view to determining the impact of the number of directors and the effectiveness of the Board, and recommending to the Board, if necessary, a reduction or increase in the size of the Board. Annually or as required, the Committee recruits and identifies potential candidates and considers their appropriateness for membership on the Board. The Corporate Governance and Nominations Committee is responsible for reviewing any Shareholder proposals to nominate candidates for Director. Shareholders may submit names of persons to be considered for nomination, and the Corporate Governance and Nominations Committee will consider such persons in the same way it evaluates other individuals for nomination as a new Director. For the Company’s policies regarding Shareholder requests for nominations, see the section entitled "Shareholder Proposals" in this Circular. None of the current nominees were nominated by a Shareholder. The Corporate Governance and Nominations Committee abides by a diversity policy contained in the Committee’s Charter aimed at selecting nominees to the Board with a variety of personal qualities, relevant experience, educational achievement, ethnicity, age, gender and cultural backgrounds. It is the job of the Corporate Governance and Nominations Committee to ensure that the background and skills of the Directors align with the Company’s strategic direction. The Committee’s Charter is available on the Company website at: www.novagold.com under the Governance tab. All members of the Corporate Governance and Nominations Committee are independent Directors. The Company aims to have a well-rounded Board that will guide the organization’s strategy on economic, environmental and societal topics of highest relevance during the current and future lifecycle of its operations.

Board Diversity and Tenure

In 2014, the securities regulatory authorities of all but two of Canada’s provinces and territories announced final amendments to National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, which came into effect on December 31, 2014. The amendments adopt a “comply or explain” disclosure model regarding director term limits and the representation of women on boards and in executive officer positions which require TSX-listed issuers to annually disclose in their proxy circular or annual information form (or provide an explanation for the absence of) the following:

•	director term limits or other mechanisms of board renewal;

•	written policies regarding the representation of women on the board;

•	the board’s or nominating committee’s consideration of the representation of women in the director identification and selection process;

•	the issuer’s consideration of the representation of women in executive officer positions when making executive officer appointments;

•	any targets voluntarily adopted regarding the representation of women on the board and in executive officer positions; and

•	the number and proportion of women on the board and in executive officer positions.

The disclosure requirements of the amended NI 58-101 are applicable to disclosure documents which are filed following an issuer's financial year ending on or after December 31, 2014.

Board Renewal

The topic of director term limits was discussed by both the Corporate Governance and Nominations Committee (referred to in this section as the “Committee”) and the Board. With regard to the nomination of directors, the Committee’s Charter mandates that the Committee annually “develop and update a long-term plan for the composition of the Board . . . and report to the Board thereon.” This process shall include a “review [of] the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board.” Included among the criteria to be considered by the Committee in this annual evaluation is the “length of service and potential retirement” of current Directors.

In addition, the Committee regularly conducts a Board self-assessment process with the assistance of outside legal counsel which provides each Director with the opportunity to assess how the Board is functioning and to make suggestions for improvements. The assessment process expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation. In the most recent of these assessments, completed in January 2017, the Directors uniformly and strongly expressed their confidence in the composition, organization, operation, and effectiveness of the Board.

The Board is committed to regular evaluations of its composition, organization, operation, and effectiveness. The Board concluded that these governance processes are a more appropriate manner in which to ensure proper Board composition and function than adopting a mandatory tenure or retirement age policy.

Board Diversity

At present, one of the Company’s eleven Directors (one of nine independent Directors) is a woman and one of the five executives who report to the Company’s President and Chief Executive Officer is a woman. Overall, of the Company’s 13 employees, six are women. The Company’s written policies regarding the representation of women on the Board and the Committee’s consideration of the representation of women in the Director identification and selection process are described below. For the reasons explained, the Board and the Committee determined not to adopt specific representation targets for women at Board or executive levels.

The Committee’s Charter mandates that the Committee consider the following attributes of candidates for the Board: “(1) relevant knowledge and experience in areas including mining, business, finance, accounting, international business, government, and technology; (2) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (3) diversity in ethnicity, gender, age, and cultural background; and (4) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.” (Emphasis added.) The importance of diversity is incorporated in the Committee’s annual assessment of the long-term plan for the composition of the Board that considers: “the current strengths, competencies, skills and experience of the Board members; diversity in experience, ethnicity, gender, age, and cultural background; length of service and potential retirement; dates and the strategic direction of the Company.” (Emphasis added.)

After discussion of the amendments to NI 58-101, the Board proposed and adopted an amendment to the Committee’s Charter which provides:

Consistent with the objective of ensuring gender diversity, for every open Board position at least one-half of the candidates recommended by the Committee for consideration by the Board shall be female.

The Board believes that these written policies with regard to gender diversity on the Board are consistent with its objective of ensuring that the Board comprises the necessary range of background, experience, values and perspectives to optimize the Company’s opportunities for success. The additional commitment to recommending at least 50% female candidates for Board consideration in the ongoing process of refreshing the Board will ensure that a sufficiently gender diverse list of potential candidates is considered without compromising the Board’s fundamental commitment to make an objective assessment of who is the best person to fill a vacancy on the Board. Accordingly, the Board determined not to set targets for the percentage of women, or other aspects of diversity, on the Board.

Empowering every employee to be their best, affording every employee the opportunity to make a difference, and giving every employee a chance to be heard are core Company values. Selection of individuals for executive and other positions with the Company is guided by the Company’s policy which “prohibits discrimination in any aspect of employment based on race, color, religion, sex, national origin, disability or age.” The Company’s Board and management acknowledge the importance of all aspects of diversity including gender, ethnic origin, business skills and experience, because it is right to do so and because it is good for our business. When considering candidates for executive positions, the Board’s evaluation takes into account the broadest possible assessment of each candidate’s skills and background with the overriding objective of ensuring that the Company has the appropriate balance of skills, experience, and capacity that the Company needs to be successful. In the context of this overriding objective, the Company has determined not to set targets for the percentage of women, or other aspects of diversity, in executive officer positions.

Insider Trading Policy

The Board has adopted an Insider Trading Policy applicable to all Directors and employees. The Insider Trading Policy prohibits Directors and employees from trading in the Company’s securities during blackout periods and while in possession of material, non-public information about the Company. It also discusses requirements applicable to Directors and certain officers regarding obligations to report their transactions in the Company’s securities. A copy of the Insider Trading Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Anti-Corruption, Anti-Bribery, Anti-Fraud Policy

The Company is committed to protecting its reputation, revenues, assets and information from corruption, bribery, fraud, deceit or other improper conduct by directors, officers, employees or agents. The Board has adopted a Code of Business Conduct and Ethics (described in the section titled “Ethical Business Conduct” above) which embodies NOVAGOLD’s commitment to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards. The newly adopted Anti-Corruption, Anti-Bribery, Anti-Fraud Policy sets out NOVAGOLD’s expectations and requirements relating to the prohibition, recognition, reporting, and investigation of suspected corruption, bribery, fraud, deceit, or other improper conduct. A copy of the Anti-Corruption, Anti-Bribery, Anti-Fraud Policy is available on the Company website at: www.novagold.com under the Governance tab.

Human Rights Policy

NOVAGOLD is committed to having a positive influence in the communities where we operate which includes ensuring that we respect human rights. Accordingly, the Board recently adopted a Human Rights Policy. The policy acknowledges that the primary duty to protect and secure human rights rests with government. NOVAGOLD accepts and embraces the duty of business to respect human rights as defined in Universal Declaration of Human Rights, the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the United Nations Global Compact and the United Nations Guiding Principles on Business and Human Rights. NOVAGOLD has identified seven areas of salient human rights risks associated with our business activities and relationships. NOVAGOLD identified these risks based on management’s experience in the gold mining industry, through engagement with stakeholders potentially affected by our operations, and through interaction with the Native Alaska and First Nation peoples who own, occupy, or use the lands on which our projects are located. A complete copy of the Human Rights Policy is available on the Company website at: www.novagold.com under the Governance tab.

Corporate Disclosure Policy

NOVAGOLD is committed to providing fair and equal access to information that may affect the investment decisions of security holders and the public. The goal of the Corporate Disclosure Policy is to raise awareness of the Company’s approach to disclosure, to promote compliance among the Board, management, employees, consultants and any other insiders, and to ensure that NOVAGOLD’s disclosure practices remain consistent at all levels. The Corporate Disclosure Policy was adopted to ensure that all communications to shareholders and the investing public about the Company and its subsidiaries are: a) complete, factual, accurate and timely, and b) broadly disseminated in accordance with all applicable legal and regulatory requirements. A copy of the Corporate Disclosure Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Other Board Committees

In addition to the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee, the Company also has the EHSS and Technical Committee and the Corporate Communications Committee. The EHSS and Technical Committee’s objective is to provide oversight for the development, implementation and monitoring of the Company’s health, safety, environment and sustainability policies. The Corporate Communications Committee has general responsibility for all regulatory disclosure requirements and for overseeing the Company’s disclosure practices in accordance with its Corporate Disclosure Policy and shall, together with management, be primarily responsible for the preparation of all press releases, investor presentations and other corporate communications and materials.

Assessments

The Corporate Governance and Nominations Committee, with the assistance of outside counsel, circulates a Board assessment questionnaire to all Directors requesting information about the effectiveness of the Board and each committee, and the interaction between the Board and Company management. The assessment expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation. The questionnaire also requests evaluation of the competencies and skills each Director is expected to bring to his or her particular role on the Board or on a committee, as well as any other relevant facts. Completed assessment questionnaires are returned to outside counsel to the Company to protect the anonymity of the responder, thus encouraging honest and open responses. Outside counsel presents a summary of the questionnaire responses to the Corporate Governance and Nominations Committee Chair, and then presents the summary to the Board and management as appropriate. The most recent Board assessment was completed in January 2017.

The Board is responsible for selecting and appointing executive officers and senior management and for monitoring their performance. The performance of senior management is measured annually against pre-set objectives and the performance of mining companies of comparable size. The Corporate Governance and Nominations Committee is responsible for overseeing the development and implementation of a process for assessing the effectiveness of the Board, its committees and its members.

Majority Voting Policy

See “Matters to be Acted Upon at Meeting – Election of Directors” for a description of the Company’s Majority Voting Policy.

Compensation Committee Interlocks and Insider Participation

The Board has a Compensation Committee, as more fully described under the heading “Compensation Discussion and Analysis”.

None of the Compensation Committee is or had been an executive officer or employee of the Company or its subsidiary. No executive officer of the Company is or has been a director or member of the compensation committee of another entity having an executive officer who is or has been a director or a member of the Compensation Committee of the Company.

Shareholder Communication with the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member or to the Board generally c/o Blake, Cassels & Graydon LLP, Corporate Secretary, NOVAGOLD RESOURCES INC., Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, British Columbia, Canada, V7X 1L3. The Company's Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to a particular Board member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company's Secretary will review all communications before forwarding them to the appropriate Board member. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Other Business

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the person named in the proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The Company will furnish to Shareholders, free of charge, a hard copy of the Company’s financial statements and management’s discussion and analysis and/or a hard copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016, upon request to Investor Relations at NOVAGOLD RESOURCES INC., 789 West Pender Street, Suite 720, Vancouver, British Columbia, V6C 1H2, Canada, Telephone 604-669-6227, Toll-Free 866-669-6227, Fax 604-669-6272. Financial information is provided in the Company’s annual financial statements and management’s discussion and analysis for its most recently completed fiscal year.

OTHER MATERIAL FACTS

There are no other material facts to the knowledge of the Board relating to the matters for which this Circular is issued which are not disclosed herein.

SHAREHOLDER PROPOSALS

Pursuant to the rules of the SEC, shareholder proposals intended to be presented at the 2018 annual meeting of the Shareholders of the Company, and to be included in the Company’s proxy materials for the 2017 annual meeting of the Shareholders of the Company, must be received by us at our office in Vancouver, British Columbia by no later than November 30, 2017, which is 120 calendar days before the anniversary date on which our Circular was released to Shareholders in connection with this year's annual meeting of the Shareholders of the Company, if such proposals are to be considered timely. If the date of the next annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting of the Shareholders of the Company, then the deadline to submit a proposal to be considered for inclusion in next year’s proxy circular and form of proxy, is a reasonable time before we begin to print and mail proxy circular materials. The inclusion of any shareholder proposal in the proxy materials for the 2018 annual meeting of the Shareholders of the Company will be subject to the applicable rules of the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act.

The Company’s Articles do not provide a method for a shareholder to submit a proposal for consideration at the 2018 annual general meeting of the Shareholders. However, the Business Corporations Act (British Columbia) (the “BCBCA”), in Part 5, Division 7, “Shareholder Proposals”, sets forth the procedure by which a person who:

a)	is a registered owner or beneficial owner of one or more shares of the Company that carry the right to vote at general meetings; and

b)	has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least 2 years before the date of the signing of the proposal,

may submit a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the Company (a “proposal”).

The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of the Company and the submitter upon a valid proposal being made. In general, for a proposal to be valid, it must be:

•	supported in writing by holders of shares that, in the aggregate, either (i) constitute at least 1% of the issued shares of the Company that carry the right to vote at general meetings; or (ii) have a fair market value of C$2,000;

•	accompanied by a declaration containing certain prescribed information; and

•	submitted to the registered office of the Company at least three months before the anniversary of the Company’s last annual general meeting.

HOUSEHOLDING

The SEC’s rules permit the Company to deliver a single set of proxy materials to one address shared by two or more Shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. The Company has delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless the Company has received contrary instructions from any Shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Street name holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or Broadridge at the phone number or address listed above.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The contents and the sending of the Circular have been approved by the Board.

By Order of the Board of Directors of

NOVAGOLD RESOURCES INC.

Gregory A. Lang

President and Chief Executive Officer

Vancouver, British Columbia

March 23, 2017

APPENDIX A - 2004 STOCK AWARD PLAN

NOVAGOLD RESOURCES INC.

2004 STOCK AWARD PLAN (AS AMENDED)

Effective May 11, 2004, as amended April 26, 2005
(with effective date of amendment of March 10, 2006),
As Further Amended May 31, 2007, As Further Amended March 10, 2009
(with effective date of amendment of May 26, 2009), As Further Amended April 25, 2012,
As Further Amended June 5, 2014, As Further Amended January 25, 2017.

NOVAGOLD RESOURCES INC.

2004 STOCK AWARD PLAN (AS AMENDED)

Part 1
INTERPRETATION

1.01     Definitions In this Plan the following words and phrases shall have the following meanings, namely:

(a)	“Award” shall mean any award or benefit granted under the Plan, including Options, SARs and Tandem SARs;

(b)	“Award Agreement” means the written or electronic agreement between the Company and an Awardee relating to the granting of an Award, in the form or substantially in the form of Exhibit A attached to this Plan, and containing such terms and conditions as are required by Exchange Policy and Securities Laws;

(c)	“Awardee” shall mean the holder of an outstanding Award;

(d)	“Award Price” means the price at which an Option or a SAR may be granted in accordance with Exchange Policy and Securities Laws. The Award Price shall not be less than the Fair Market Value of a Share on the date of grant of the Award;

(e)	“Board” means the board of directors of the Company and includes any committee of directors appointed by the directors as contemplated by Section 3.01 hereof;

(f)	“Change of Control” means the acquisition by any person or by any person and a Joint Actor, whether directly or indirectly, of voting securities as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company;

(g)	“Company” means NovaGold Resources Inc.;

(h)	“Designated Subsidiary” means an entity (including, for greater certainty, a partnership) which is controlled by the Company and which has been designated by the Company for purposes of the Plan from time to time, and for the purposes of this definition, a person (first person) is considered to control another person (second person) if the first person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of:

(i)	ownership of or direction over voting securities in the second person,

(ii)	a written agreement or indenture,

(iii)	being the general partner or controlling the general partner of the second person, or

(iv)	being a trustee of the second person;

(i)	“Director” means any director of the Company or of any of its Designated Subsidiaries;

(j)	“Eligible Consultant” means an individual, other than an Employee that (i) is engaged to provide on a bona fide basis consulting, technical, management or other services to the Company or any Designated Subsidiary under a written contract between the Company or the Designated Subsidiary and the individual or a company of which the individual consultant is an employee (other than services related to a distribution or services that directly or indirectly promote or maintain a market for the Company’s securities) and (ii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Designated Subsidiary;

(k)	“Employee” means any individual in the employment of the Company or any of its Designated Subsidiaries or any combination or partnership of such companies or of a company providing management or administrative services to the Company;

(l)	“Exchange” means The Toronto Stock Exchange and any other stock exchange on which the Shares are listed for trading;

(m)	“Exchange Policy” means the policies, bylaws, rules and regulations of the Exchange governing the granting of awards by the Company pursuant to Security Based Compensation Arrangements, as amended from time to time;

(n)	“Expiry Date” means not later than five years from the date of grant of the Award; provided, however, that if at any time the expiry of the term of an Award should be determined to occur either during a period in which the trading of Shares by the Awardee is restricted under the insider trading policy or other policy of the Company or within ten business days following such a period, such Expiry Date shall be deemed to be the date that is the tenth business day following the date of expiry of such restriction;

(o)	“Fair Market Value” means, with respect to any property (including, without limitation, any Shares), the fair market value of such property determined by such methods or procedures as are established from time to time by the Board in accordance with Exchange Policy. Unless otherwise determined by the Board, the fair market value of a Share as of a given date will be (a) the price at which the last recorded sale of a board lot of Shares took place on the Exchange during the trading day immediately preceding the date in question or (b) if there was no such sale, the price of the last recorded sale of a board lot of Shares on the Exchange on the most recent preceding date on which such a sale took place;

(p)	“Insider” has the meaning ascribed thereto in Exchange Policy;

(q)	“Joint Actor” means a person acting “jointly or in concert with” another person as that phrase is interpreted in section 96 of the Securities Act;

(r)	“Nonqualified Stock Option” means an Option granted to a U.S. Participant that is not intended to qualify as an “incentive stock option” within the meaning of section 422 of the U.S. Internal Revenue Code of 1986, as amended;

(s)	“Option” means an option to acquire Shares granted under this Plan;

(t)	“Officer” means any senior officer of the Company or of any of its Designated Subsidiaries;

(u)	“Participant” means a Director, Officer, Employee or Eligible Consultant;

(v)	“Plan” means this stock award plan as from time to time amended;

(w)	“SAR” or “Stock Appreciation Right” means the right to receive an amount, in Shares, equal to the excess of the Fair Market Value of a specified number of Shares as of the date the SAR is exercised over the SAR Price for such shares;

(x)	“SAR Price” means the Award Price of a SAR, determined on the grant date of the SAR, as set forth in the Award Agreement;

(y)	“Securities Act” means the Securities Act (British Columbia), as amended, from time to time;

(z)	“Securities Laws” means the act, policies, bylaws, rules and regulations of the securities commissions governing the Company, as amended from time to time;

(aa)	“Security Based Compensation Arrangement” has the meaning ascribed thereto in the TSX Company Manual;

(bb)	“Shares” means common shares of the Company;

(cc)	“Tandem SAR” means a SAR granted in tandem with a related Option which gives the Awardee the right to surrender to the Company all or a portion of the related Option and to receive a distribution in Shares in an amount equal to the excess of the Fair Market Value of a specified number of Shares as of the date the SAR is exercised over the SAR Price for such Shares, which shall be the same price as the Award Price of the related Option. A Tandem SAR will have the same other terms and provisions as the related Option. To the extent a Tandem SAR is exercised, the related Option will terminate at the time of such exercise; and

(dd)	“Vested” means that an Award has become exercisable in accordance with the terms of this Plan and any applicable Award Agreement.

1.02     Gender Throughout this Plan, words importing the masculine gender shall be interpreted as including the female gender.

Part 2
PURPOSE OF PLAN

2.01     Purpose The purpose of this Plan is to attract and retain Employees, Eligible Consultants, Officers or Directors to the Company and to motivate them to promote the success of the Company’s business by aligning their financial interests to those of the Company and to long-term shareholder value.

Part 3
GRANTING OF STOCK AWARD

3.01     Administration This Plan shall be administered by the Board or, if the Board so elects, by a committee (which may consist of only one person) appointed by the Board from its members.

3.02     Committee’s Recommendations The Board may accept all or any part of recommendations of the committee or may refer all or any part thereof back to the committee for further consideration and recommendation.

3.03     Grant by Resolution The Board, on its own initiative or, a committee of the Board duly appointed for the purpose of administering this Plan, may, by resolution, designate all eligible persons who are Employees, Eligible Consultants, Officers or Directors, or corporations employing or wholly owned by such Employee, Eligible Consultant, Officer or Director, to whom an Award should be granted and specify the terms of such Award which shall be in accordance with Exchange Policy and Securities Laws. Awards that are intended to be “qualified performance-based compensation” within the meaning of section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) shall be granted by a committee consisting of two or more “outside directors” as defined under Section 162(m).

3.04     Award Types. Awards granted hereunder may be Options, SARs or Tandem SARs, at the discretion of the Board and as reflected in the terms of the Award Agreement.

3.05     Terms of Award The resolution of the Board shall specify the number of Shares that should be placed under Award to each such Employee, Eligible Consultant, Officer or Director, the Award Price of each such Award, and the period during which such Award may be exercised.

3.06     Stock Options Options may be granted to Participants at any time as determined by the Board. The Board shall determine the number of Shares subject to each Option. Options granted under the Plan shall be Nonqualified Stock Options.

3.07     Stock Appreciate Rights Stock Appreciation Rights may be granted to Participants at any time as determined by the Board. A SAR may be granted in tandem with an Option granted under this Plan or on a free-standing basis. A SAR may be exercised upon such terms and conditions and for the term as the Board, in its sole discretion, determines, provided, however, that the term shall not exceed the Option term in the case of a Tandem SAR or five years in the case of a free-standing SAR. Upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the Award Price of the SAR by the number of Shares with respect to which the SAR is exercised. The payment shall be made in Shares, the number of which shall be calculated by dividing the payment amount by the Fair Market Value of the Shares on the exercise date.

3.08     Award Agreement Every Award granted under this Plan shall be evidenced by an Award Agreement and, where not expressly set out in the Award Agreement, the provisions of such Award Agreement shall conform to and be governed by this Plan. In the event of any inconsistency between the terms of any Award Agreement and this Plan, the terms of this Plan shall govern.

Part 4
CONDITIONS GOVERNING THE GRANTING AND EXERCISING OF AN AWARD

4.01     Exercise Price The exercise price of an Award granted under this Plan shall not be less than the Award Price at the time of granting the Award.

4.02     Expiry Date Each Award shall, unless sooner terminated, expire on a date to be determined by the Board, and as set forth in the Award Agreement on the date of grant, which will not be later than the Expiry Date.

4.03     Different Exercise Periods, Prices and Number The Board may, in its absolute discretion, upon granting an Award under this Plan, and subject to the provisions of Section 6.03 hereof, specify a particular time period or periods following the date of granting the Award during which the Awardee may exercise his Award, may designate the Award Price in respect of which such Awardee may exercise his Award during each such time period and may determine and impose terms upon which each Award shall become Vested.

4.04     Number of Shares , To One Person The number of Shares reserved for issuance to any one person pursuant to Awards granted under this Plan shall not exceed 5% of the outstanding Shares at the time of granting of the Award, and no one person may be granted any Award or Awards for more than Ten Million (10,000,000) Shares (subject to adjustment as provided for in Part 6), in the aggregate in any calendar year.

4.05     Termination of Employment If a Director, Officer, Employee or Eligible Consultant ceases to be so engaged by the Company for any reason other than death, such Director, Officer, Employee or Eligible Consultant shall have such rights to exercise any Vested Award not exercised prior to such termination within the lesser of six months from the date of the termination, unless otherwise extended by the Board, in its absolute discretion, or the Expiry Date of the Award; provided that if the termination is for just cause the right to exercise the Vested Award shall terminate on the date of termination unless otherwise determined by the Directors. All non-Vested Awards shall terminate on the date of termination.

4.06     Death of Awardee If a Director, Officer, Employee or Eligible Consultant dies prior to the expiry of his Award, his legal representatives may, within the lesser of one year from the date of the Awardee’s death or the Expiry Date of the Award, exercise that portion of a Vested Award granted to the Director, Officer, Employee or Eligible Consultant under this Plan which remains outstanding.

4.07     Assignment No Award granted under this Plan or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by will or pursuant to the laws of succession except that, if permitted by all applicable Securities Laws and the rules and policies of the Exchange, an Awardee shall have the right to assign any Award granted to him hereunder to a trust or similar legal entity established by such Awardee.

4.08     Notice Awards shall be exercised only by written notice to the Company in accordance with the terms and conditions of this Plan and the applicable Award Agreement.

4.09     Payment Vested Awards may be exercised at any time in whole or in part prior to their lapse or termination. Payment in respect of the exercise of an Option may be made in cash or by check, or the Board may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as the Board may determine to be appropriate.

4.10     Securities Laws Notwithstanding any other provision contained in this Plan, no holder may exercise any Award granted under this Plan and no Shares may be issued upon exercise of an Award unless such exercise and issuance are in compliance with all applicable Securities Laws.

Part 5
RESERVE OF SHARES FOR AWARDS

5.01     Sufficient Authorized Shares to be Reserved Whenever the Memorandum or Articles of the Company limit the number of authorized Shares, a sufficient number of Shares shall be reserved by the Board to satisfy the exercise of Awards granted under this Plan. Shares that were the subject of Awards that have lapsed or terminated shall thereupon no longer be in reserve and may once again be subject to an Award granted under this Plan.

5.02     Shares Subject to the Plan Subject to adjustment as provided in Part 6, the shares to be offered under the Plan shall consist of shares of the Company’s authorized but unissued common shares. The aggregate number of Shares to be delivered upon the exercise of all Awards granted under the Plan shall not exceed 10% of the issued and outstanding Shares of the Company at the time of granting of Awards (on a non-diluted basis).

5.03     Maximum Number of Shares Reserved The maximum number of Shares issuable to Insiders pursuant to the Plan, together with any Shares issuable pursuant to any other Security Based Compensation Arrangement, at any time, shall not exceed 10% of the total number of outstanding Shares. The maximum number of Shares issued to Insiders pursuant to the Plan, together with any Shares issued pursuant to any other Security Based Compensation Arrangement, within any one year period, shall not exceed 10% of the total number of outstanding Shares.

Part 6
CHANGES IN AWARDS

6.01     Share Consolidation or Subdivision In the event that the Shares are at any time subdivided or consolidated, the number of Shares reserved for granting of Awards and the price payable for any Shares that are then subject to Awards shall be adjusted accordingly.

6.02     Stock Dividend In the event that the Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Shares reserved for granting of Awards and the price payable for any Shares that are then subject to Awards may be adjusted by the Board to such extent as they deem proper in their absolute discretion.

6.03     Effect of a Take-Over Bid If a bona fide offer (an “Offer”) for Shares is made to the Awardee or to shareholders of the Company generally or to a class of shareholders which includes the Awardee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Awardee of full particulars of the Offer, whereupon all Options or SARs subject to such Award will become Vested and the Award may be exercised in whole or in part by the Awardee so as to permit the Awardee to tender the Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Shares tendered by the Awardee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Shares received upon such exercise, or in the case of clause (b) above, the Shares that are not taken up and paid for, may be returned by the Awardee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Shares, the Award shall be reinstated as if it had not been exercised and the terms upon which such Awards were to become Vested pursuant to this section shall be reinstated. If any Shares are returned to the Company under this Section 6.03, the Company shall immediately refund the exercise price to the Awardee for such Shares.

6.04     Acceleration of Expiry Date If an Offer is made by an offeror at any time when an Award granted under the Plan remains unexercised, in whole or in part the Directors may, upon notifying each Awardee of full particulars of the Offer, declare all Shares issuable upon the exercise of Awards granted under the Plan, Vested, and declare that the Expiry Date for the exercise of all unexercised Awards granted under the Plan is accelerated so that all Awards will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer.

6.05     Effect of a Change of Control If a Change of Control occurs, all Shares subject to each outstanding Award will become Vested, whereupon such Award may be exercised in whole or in part by the Awardee.

Part 7
EXCHANGE’S RULES AND POLICIES APPLY

7.01     Exchange’s Rules and Policies Apply This Plan and the granting and exercise of any Awards hereunder are also subject to such other terms and conditions as are set out from time to time in the rules and policies on security based compensation awards of the Exchange and any securities commission having authority and such rules and policies shall be deemed to be incorporated into and become a part of this Plan. In the event of an inconsistency between the provisions of such rules and policies and of this Plan, the provisions of such rules and policies shall govern.

Part 8
AMENDMENT OF PLAN

8.01     Board May Amend The Board of Directors shall have the power to, at any time and from time to time, either prospectively or retrospectively, and without shareholder approval, amend, suspend or terminate the Plan or any Award granted under the Plan, including, without limiting the generality of the foregoing, changes of a clerical or grammatical nature and changes regarding the vesting of Awards; provided however that:

(a)	such amendment, suspension or termination is in accordance with applicable laws and the rules of any stock exchange on which the Shares are listed;

(b)	no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of an Awardee with respect to any then outstanding Award, as determined by the Board of Directors acting in good faith, without his or her consent in writing;

(c)	the Board of Directors shall obtain shareholder approval of the following:

(i)	any amendment to the maximum number of Shares specified in subsection 5.02 in respect of which Awards may be granted under the Plan (other than pursuant to Part 6);

(ii)	any amendment that would reduce the Award Price of an outstanding Award (other than pursuant to Part 6); and

(iii)	any amendment that would extend the term of any Award granted under the Plan beyond the Expiry Date.

8.02     Powers of the Board Following Termination of the Plan. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board of Directors and in force on the date of termination will continue in effect as long as any Award or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board of Directors shall remain able to make such amendments to the Plan or the Award as they would have been entitled to make if the Plan were still in effect.

Part 9
MISCELLANEOUS

9.01     Other Plans Not Affected This Plan is in addition to any other existing plans and shall not in any way affect the policies or decisions of the Board in relation to the remuneration of Directors, Officers, Employees and Eligible Consultants.

9.02     No Rights Until Award Exercised An Awardee shall be entitled to the rights pertaining to share ownership, such as to dividends, only with respect to Shares that have been fully paid for and issued to him upon exercise of an Award.

9.03     No Right to Employment This Plan will not confer upon any Awardee any right with respect to continuation of such Awardee’s employment, consulting or other service relationship with the Company, and will not interfere in any way with the Company’s right to terminate such Awardee’s employment, consulting or other service relationship at any time, with or without cause.

9.04     Tax Withholding The Company or a Designated Subsidiary may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Company or the Designated Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant. The Company shall also have the right in its discretion to satisfy any such withholding tax liability by retaining, acquiring or selling on behalf of a Participant any Shares which would otherwise be issued or provided to a Participant hereunder. For the purposes of assisting a Participant who is a U.S. citizen or a U.S. resident for U.S. federal income tax purposes in paying all or a portion of the U.S. federal and state taxes to be withheld or collected upon exercise of an Award, the Board, in its discretion and subject to such additional terms and conditions as it may adopt, may permit a U.S. Participant, subject to applicable laws, to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise of such Award having a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares (other than Shares issuable upon exercise of such Award) having a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

9.05     No Trust Fund Neither this Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and an awardee or any other person. To the extent that any awardee acquires a right to receive payments from the Company pursuant to an Award, such right will be no greater than the right of any unsecured general creditor of the Company.

9.06     Governing Law The validity, construction and effect of this Plan and any Award Agreement will be determined in accordance with the internal laws, and not the law of conflicts, of the Province of British Columbia and the laws of Canada applicable therein.

9.07     Effective Date This Plan shall become effective upon the later of the date of acceptance for filing of this Plan by the Exchange and the approval of this Plan by the shareholders of the Company; provided, however, that Awards may be granted under this Plan prior to the receipt of approval of the Exchange. In the event that this Plan is not adopted by the shareholders of the Company within 12 months after approval by the Board, this Plan will terminate.

EFFECTIVE DATE OF AMENDMENT: June 5, 2014, as further amended January 25, 2017

Exhibit A

NOVAGOLD RESOURCES INC. AWARD AGREEMENT

This Award Agreement is entered into between NovaGold Resources Inc. (the “Company”) and the Awardee named below pursuant to the 2004 Stock Award Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on [insert grant date] (the “Grant Date”);

2.	[insert name] (the “Awardee”);

3.	was granted the [insert type of Award] (the “ Award”) [insert particulars of Award] of the Company;

4.	for the price (the “Award Price”) of $● per Award;

5.	which shall be exercisable (“Vested”) on ● , 200●;

6.	terminating on the [insert date] (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan. For greater certainty, once Awards have become Vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Award Agreement and the Plan.

By signing this Award Agreement, the Awardee consents to Solium Capital maintaining and administering the award in accordance with the terms and conditions of the Plan.

By signing this Award Agreement, the Awardee acknowledges that the Awardee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Award Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Award Agreement as of the ● day of ●, 200●.

NOVAGOLD RESOURCES INC.
Per:
AWARDEE		Authorized Signatory

APPENDIX B - STOCK AWARD PLAN RESOLUTION

NOW THEREFORE IT IS RESOLVED THAT:

1.	The unallocated entitlements under the Stock Award Plan are hereby approved and the Company will have the ability to issue Awards (as defined in the Stock Award Plan) which may be settled in Common Shares from treasury until May 5, 2020; and

2.	Any director or officer of the Company be and is hereby authorized and instructed, for and on behalf of and in the name of the Company, to do and perform all such acts and things and to execute, deliver and file all such applications, documents or other instruments in writing, as such director or officer deems advisable or necessary in order to give effect to the foregoing resolution.

APPENDIX C - 2009 PERFORMANCE SHARE UNIT PLAN

NOVAGOLD RESOURCES INC.

2009 PERFORMANCE SHARE UNIT PLAN

Effective May 26, 2009, as amended May 29, 2012, as further amended on June 5, 2014, as further amended on January 25, 2017.

NOVAGOLD RESOURCES INC.

2009 PERFORMANCE SHARE UNIT PLAN

1.     PURPOSE

1.1     This Plan has been established by the Corporation to assist the Corporation in the recruitment and retention of highly qualified employees and consultants by providing a means to reward superior performance, to motivate Participants under the Plan to achieve important corporate and personal objectives and, through the issuance of Shares in the Corporation to Participants under the Plan, to better align the interests of Participants with the long-term interests of Shareholders.

2.     PLAN DEFINITIONS AND INTERPRETATIONS

In this Plan, the following terms have the following meanings:

(a)     “Account” means the bookkeeping account established and maintained by the Corporation for each Participant in which the number of Share Units of the Participant are recorded;

(b)     “Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

(c)     “Beneficiary” means any person designated by the Participant as his or her beneficiary under the Plan in accordance with Section 13.1 or, failing any such effective designation, the Participant’s estate;

(d)     “Board” means the Board of Directors of the Corporation;

(e)     “Change of Control” means the acquisition by any person or by any person and a Joint Actor, whether directly or indirectly, of voting securities (as defined in the Securities Act (British Columbia)) of the Corporation, which, when added to all other voting securities of the Corporation at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Corporation or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Corporation;

(f)     “Committee” means the Compensation Committee of the Board or any other committee or person designated by the Board to administer the Plan;

(g)     “Corporation” means NovaGold Resources Inc. and its respective successors and assigns, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board or any person or committee that has been designated for the purpose by the Board including, without limitation, the Committee;

(h)     “Designated Subsidiary” means an entity (including, for greater certainty, a partnership) which is controlled by the Corporation and which has been designated by the Corporation for purposes of the Plan from time to time, and for the purposes of this definition, a person (first person) is considered to control another person (second person) if the first person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of:

(i)	ownership of or direction over voting securities in the second person,

(ii)	a written agreement or indenture,

(iii)	being the general partner or controlling the general partner of the second person, or

(iv)	being a trustee of the second person;

(i)     “Director” means a director of the Corporation;

(j)     “Eligible Consultant” means an individual, other than an Employee that (i) is engaged to provide on a bona fide basis consulting, technical, management or other services to the Corporation or any Designated Subsidiary under a written contract between the Corporation or the Designated Subsidiary and the individual or a company of which the individual consultant is an employee (other than services related to a distribution or services that directly or indirectly promote or maintain a market for the Corporation’s securities) and (ii) in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Designated Subsidiary;

(k)     “Employee” means an employee of the Corporation or any of its Designated Subsidiaries or any combination or partnership of such corporations;

(l)     “Employer” means the Corporation, the Designated Subsidiary or the combination or partnership of such corporations that employs the Participant or that employed the Participant immediately prior to the Participant’s Termination Date;

(m)     “Expiry Date” means, with respect to Share Units granted to a Participant, the date determined by the Corporation for such purpose for such grant, which date shall be no later than the date which is two years after the Participant’s Termination Date and shall, in all cases, be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules of Section 248(1)(k) of the Income Tax Act (Canada), as such section may be amended or re-enacted from time to time;

(n)     “Fiscal Year” means a fiscal year of the Corporation;

(o)     “Grant Agreement” means an agreement between the Corporation and a Participant under which Share Units are granted, together with such amendments, deletions or changes thereto as are permitted under the Plan;

(p)     “Grant Date” of a Share Unit means the date a Share Unit is granted to a Participant under the Plan;

(q)     “Insider” has the meaning provided for purposes of the TSX relating to Security Based Compensation Arrangements;

(r)     “Joint Actor” means a person acting “jointly or in concert with” another person within the meaning of Section 96 of the Securities Act (British Columbia) or as such section may be amended or re-enacted from time to time;

(s)     “Market Value” with respect to a Share as at any date means the arithmetic average of the closing price of the Shares traded on the TSX for the five (5) trading days on which a board lot was traded immediately preceding such date (or, if the Shares are not then listed and posted for trading on the TSX, on such stock exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Corporation). In the event that the Shares are not listed and posted for trading on any stock exchange, the Market Value shall be the Market Value of the Shares as determined by the Board in its discretion, acting reasonably and in good faith;

(t)     “Participant” means a bona fide full-time or part-time Employee or an Eligible Consultant who, in any such case, has been designated by the Corporation for participation in the Plan;

(u)     “Payout Date” means a date selected by the Corporation, in accordance with and as contemplated by Section 3.2 and Section 6.1;

(v)     “Performance Goal” means one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis:

Financial Performance Goals:

•	economic value added (EVA);

•	sales or revenue;

•	costs or expenses;

•	performance relative to budget;

•	net profit after tax;

•	gross profit;

•	income (including without limitation operating income, pre-tax income and income attributable to the Company);

•	cash flow (including without limitation free cash flow and cash flow from operating, investing or financing activities or any combination thereof);

•	earnings (including without limitation earnings before or after taxes, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings (whether before or after taxes), EBIT or EBITDA as a percentage of net sales;

•	net working capital;

•	margins (including one or more of gross, operating and net income margin);

Shareholder Performance Goals:

•	earnings per share (EPS) (basic or diluted);

•	earnings per share from continuing operations;

•	returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, revenue, sales, capital and net capital employed, total shareholder return (TSR) and total business return (TBR));

•	ratios (including one or more of price to earnings, debt to assets, debt to net assets and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk);

•	stock price;

•	value creation;

•	market capitalization;

Corporate Performance Goals:

•	safety performance;

•	environmental performance;

•	development and implementation of exploration programs;

•	advancement of governmental permitting and approval processes;

•	development and implementation of corporate social responsibility/sustainable development initiatives;

•	engagement with key stakeholders;

•	evaluation of corporate development opportunities;

•	corporate compliance and reporting;

•	implementation or completion of key corporate initiatives or projects;

•	strategic plan development and implementation;

•	workforce satisfaction;

•	employee retention;

•	productivity metrics;

•	career development;

Each such Performance Goal may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company) or (ii) upon organizational performance relative to the comparable performance of other companies selected by the Committee. To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the exclusion of charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (X) asset-write downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (Y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect). To the extent that Section 162(m) of the Code or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to Shareholders and obtaining Shareholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining Shareholder approval;

(w)      “Plan” means this 2009 Performance Share Unit Plan;

(x)       “Reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, or (iv) arrangement or other scheme of reorganization;

(y)      “Section 162(m)” means Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect from time to time;

(z)       “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect from time to time;

(aa)     “Security Based Compensation Arrangement” has the meaning defined in the provisions of the TSX Company Manual relating to security based compensation arrangements;

(bb)     “Shareholders” means the holders of Shares;

(cc)     “Shares” mean Common Shares of the Corporation and includes any securities of the Corporation into which such Common Shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, pursuant to a Reorganization or otherwise;

(dd)     “Share Unit” means a unit credited by means of an entry on the books of the Corporation to a Participant pursuant to the Plan, representing the right to receive, subject to and in accordance with the Plan, for each Vested Share Unit one Share, at the time, in the manner, and subject to the terms, set forth in the Plan and the applicable Grant Agreement;

(ee)     “Stock Exchange Rules” means the applicable rules of any stock exchange upon which Shares are listed;

(ff)      “Termination Date” means the date on which a Participant ceases, for any reason including resignation, termination, death or disability, to be an active Employee or an Eligible Consultant, as the case may be, and, in the case of a Participant who is an Employee, where the employment is terminated by the Employer, whether wrongful or for cause or otherwise, such date shall be the date notice of termination is provided and, in the case of a Participant who is an Eligible Consultant, the date the written contract between the Eligible Consultant and the Corporation or any Designated Subsidiary is terminated or expires and the Eligible Consultant no longer provides services thereunder;

(gg)     “TSX” means the Toronto Stock Exchange; and

(hh)     “Vested Share Units” shall mean Shares in respect of which all vesting terms and conditions set forth in the Plan and the applicable Grant Agreement have been either satisfied or waived in accordance with the Plan.

2.2     In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

3.     GRANT OF SHARE UNITS AND TERMS

3.1     The Corporation may grant Share Units to such Participant or Participants in such number and at such times as the Corporation may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by the Participant for a Fiscal Year or otherwise as compensation, including as an incentive for future performance by the Participant.

3.2     In granting any Share Units pursuant to Section 3.1, the Corporation shall designate:

(a)	the number of Share Units which are being granted to the Participant;

(b)	any time or performance based or other conditions as to vesting of the Share Units to become Vested Share Units; and

(c)	the Payout Date, which shall in no event be later than the Expiry Date and, unless otherwise determined on the Grant Date, shall be the third anniversary of the Grant Date; and

(d)	the Expiry Date;

which shall be set out in the Grant Agreement.

3.3     Subject to the terms of the Plan, the Corporation may determine any other terms or conditions with respect to the vesting of Share Units granted pursuant to Section 3.1, in whole or in part, to become Vested Share Units or the provision of Shares under the Plan, including without limitation, provisions which make the vesting of Share Units conditional upon (i) the achievement of corporate or personal objectives, including the attainment of milestones relating to financial, operational, strategic or other objectives of the Corporation, (ii) the market price of Shares from time to time and/or the return to Shareholders, and/or (iii) any other performance criteria relating to the Participant, the Corporation, a subsidiary, or business unit. Any such conditions shall be set out in the Grant Agreement.

The conditions may relate to all or any portion of the Share Units in a grant and may be graduated such that different percentages of the Share Units in a grant will become Vested Share Units depending on the extent of satisfaction of one or more such conditions. The Corporation may, in its discretion and having regard to the best interests of the Corporation, subsequent to the Grant Date of a Share Unit, waive any such terms or conditions or determine that they have been satisfied.

3.4     Share Units that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) shall be conditioned solely on the achievement of one or more objective Performance Goals established within the time prescribed by Section 162(m), and shall otherwise comply with the requirements of Section 162(m), as described below:

(a)	for each Share Unit, a committee consisting of two or more “outside directors” as defined under Section 162(m) (the “Committee”) shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants for such performance period and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the Performance Goals, the outcome of which is substantially uncertain at the time the Committee actually establishes the Performance Goal. The Committee shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period less than 12 months, in no event shall a performance goal be considered to be pre-established if it is established after 25 percent of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed. To the extent required under Section 162(m), the terms of the objective performance factors must preclude discretion to increase an amount paid in connection with an Award, but may permit discretion to reduce such amount; and

(b)	following the close of each performance period and prior to payment of any amount to a Participant with respect to a Share Unit, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

No Share Units that are intended to be “qualified performance-based compensation” shall be granted under the Plan after the first stockholder meeting to occur in the fifth year following the year in which Shareholders approved the Performance Goals unless and until the Performance Goals or the Plan is re-approved by the Shareholders.

4.     GRANT AGREEMENT

4.1     Each grant of a Share Unit will be set forth in a Grant Agreement containing terms and conditions required under the Plan and such other terms and conditions not inconsistent herewith as the Corporation may, in its sole discretion, deem appropriate.

5.     SHARE UNIT GRANTS AND ACCOUNTS

5.1     An Account shall be maintained by the Corporation for each Participant. On the Grant Date, the Account will be credited with the Share Units granted to a Participant on that date.

6.     PAYOUTS

6.1     On each Payout Date and subject to Section 6.5, the Participant shall be entitled to receive, and the Corporation shall issue or provide, Shares equal in number to the Vested Share Units in the Participant’s Account to which the Payout Date relates.

6.2     The number of Shares to be issued or provided shall be equal to the whole number of Vested Share Units. Where the number of Share Units would result in the issue of a fractional Share Unit in the form of a fractional Share, the number of Share Units to be issued in the form of Shares shall be rounded down to the next whole number of Share Units. No fractional Shares shall be issued and such fractional Share entitlement shall be satisfied by a cash payment to the Participant in an amount equal to such fractional Share entitlement multiplied by the Market Value on the Payout Date.

6.3     Shares issued by the Corporation from treasury under this Plan shall be considered fully paid in consideration of past service that is no less in value than the fair equivalent of the money the Corporation would have received if the Shares had been issued for money.

6.4     Subject to and in accordance with any Applicable Law, the Corporation may, but is not obligated to, acquire issued and outstanding Shares in the market for the purposes of providing Shares to Participants under the Plan. The Shares acquired for this purpose shall not be included for the purpose of determining the maximum number of Shares to be issued under the Plan in accordance with Section 10.1.

6.5     If so determined by the Corporation, in lieu of the issue or provision of Shares, the Corporation may satisfy the issuance or provision of Shares under the Plan, in whole or in part, by the payment of a cash amount to a Participant on the Payout Date. The amount of such payment shall be equal to the number of Shares in respect of which the Corporation makes such a determination, multiplied by the Market Value on the Payout Date, subject to any applicable withholding tax. An entitlement so paid in cash shall not be included for the purpose of determining the maximum number of Shares to be issued under the Plan in accordance with Section 10.1.

7.     TERMINATION OF EMPLOYMENT AND FORFEITURES

7.1     Unless otherwise determined by the Corporation pursuant to Section 7.2, on a Participant’s Termination Date, any Share Units in a Participant’s Account which are not Vested Share Units shall terminate and be forfeited.

7.2     Notwithstanding Section 7.1, where a Participant ceases to be an Employee as a result of the termination of his or her employment without cause, then in respect of each grant of Share Units made to such Participant, at the Corporation’s discretion, all or a portion of such Participant’s Share Units may be permitted to continue to vest, in accordance with their terms, during any statutory or common law severance period or any period of reasonable notice required by law or as otherwise may be determined by the Corporation in its sole discretion.

7.3     In the event a Participant’s Termination Date is prior to the Payout Date with respect to any Vested Share Units in such Participant’s Account, the Payout Date with respect to such Vested Share Units shall, notwithstanding any provision in the Grant Agreement, be accelerated to the Participant’s Termination Date and the Corporation shall, as soon as practicable following such Termination Date, issue or provide Shares or make payment to such Participant with respect to such Vested Share Units in accordance with Section 6.

8.     FORFEITED UNITS

8.1     Notwithstanding any other provision of the Plan or a Grant Agreement, Share Units granted hereunder shall terminate on, if not redeemed or previously terminated and forfeited in accordance with the Plan, and be of no further force and effect after, the Expiry Date.

9.     ALTERATION OF NUMBER OF SHARES SUBJECT TO THE PLAN

9.1     In the event that the Shares shall be subdivided or consolidated into a different number of Shares or a distribution shall be declared upon the Shares payable in Shares, the number of Share Units then recorded in the Participant’s Account shall be adjusted by replacing such number by a number equal to the number of Shares which would be held by the Participant immediately after the distribution, subdivision or consolidation, should the Participant have held a number of Shares equal to the number of Share Units recorded in the Participant’s Account on the record date fixed for such distribution, subdivision or consolidation.

9.2     In the event there shall be any change, other than as specified in Section 9.1, in the number or kind of outstanding Shares or of any shares or other securities into which such Shares shall have been changed or for which they shall have been exchanged, pursuant to a Reorganization or otherwise, then there shall be substituted for each Share referred to in the Plan or for each share into which such Share shall have been so changed or exchanged, the kind of securities into which each outstanding Share shall be so changed or exchanged and an equitable adjustment shall be made, if required, in the number of Share Units then recorded in the Participant’s Account, such adjustment, if any, to be reasonably determined by the Committee and to be effective and binding for all purposes.

9.3     Notwithstanding the conditions as to vesting of Share Units contained in any individual Grant Agreement, all outstanding Share Units shall become Vested Share Units on any Change of Control and the Payout Date in connection with such Vested Share Units shall, notwithstanding any provisions in the Grant Agreement, be accelerated to the date of such Change of Control and the Corporation shall, as soon as practicable following such Change of Control, issue or provide Shares or make payments to such Participants with respect to such Vested Share Units in accordance with Section 6.

9.4     In the case of any such substitution, change or adjustment as provided for in this Section 9, the variation shall generally require that the aggregate Market Value of the Share Units then recorded in the Participant’s Account prior to such substitution, change or adjustment will be proportionately and appropriately varied so that it be equal to such aggregate Market Value after the variation.

10.     RESTRICTIONS ON ISSUANCE

10.1     Share Units may be granted by the Corporation in accordance with this Plan provided the aggregate number of Share Units outstanding pursuant to the Plan from time to time shall not exceed 3% of the number of issued and outstanding Shares from time to time.

10.2     The maximum number of Shares issuable to Insiders pursuant to the Plan, together with any Shares issuable pursuant to any other Security Based Compensation Arrangement, at any time, shall not exceed 10% of the total number of outstanding Shares. The maximum number of Shares issued to Insiders pursuant to the Plan, together with any Shares issued pursuant to any other Security Based Compensation Arrangement, within any one year period, shall not exceed 10% of the total number of outstanding Shares. No one person may be granted any Share Units (whether ultimately settled for Shares or cash) for more than 9,500,000 Shares (subject to adjustment as provided for in Part 9), in the aggregate in any calendar year.

11.     AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

11.1     The Corporation may, without notice, at any time and from time to time, and without shareholder approval, amend the Plan or any provisions thereof in such manner as the Corporation, in its sole discretion, determines appropriate:

(a)     for the purposes of making formal minor or technical modifications to any of the provisions of the Plan,

(b)     to correct any ambiguity, defective provision, error or omission in the provisions of the Plan,

(c)     to change the vesting provisions of Share Units to reflect revised performance metrics or to accelerate vesting in the event that performance criteria is achieved earlier than expected;

(d)     to change the termination provisions of Share Units or the Plan which does not entail an extension beyond the original Expiry Date of the Share Units; or

(e)      the amendments contemplated by Section 15.1(f);

provided, however, that:

(f)     no such amendment of the Plan may be made without the consent of each affected Participant in the Plan if such amendment would adversely affect the rights of such affected Participant(s) under the Plan; and

(g)     shareholder approval shall be obtained in accordance with the requirements of the TSX for any amendment that results in:

(i)      an increase in the maximum number of Shares issuable pursuant to the Plan (other than pursuant to Section 9);

(ii)     an extension of the Expiry Date for Share Units granted under the Plan;

(iii)     other types of compensation through Share issuance;

(iv)     an expansion of the rights of a Participant to assign Share Units other than as set forth in Section 14.2; or

(v)      the addition of additional categories of participants (other than as contemplated by Section 9);

(vi)     changes in eligible participants that may permit the introduction or reintroduction of non-employee directors on a discretionary basis; or

(vii)     any amendments to this Section 11.1 that will increase the Corporation’s ability to amend the Plan without shareholder approval.

11.2     If the Corporation terminates the Plan, Share Units previously credited shall, at the discretion of the Corporation, either (a) be settled immediately in accordance with the terms of the Plan in effect at such time, or (b) remain outstanding and in effect and settled in due course in accordance with the applicable terms and conditions, in either case without shareholder approval.

12.     ADMINISTRATION

12.1     Unless otherwise determined by the Board, the Plan shall be administered by the Committee subject to Applicable Laws. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, each Designated Subsidiary and the Corporation. All expenses of administration of the Plan shall be borne by the Corporation.

12.2     The Corporation shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties. At such times as the Corporation shall determine, the Corporation shall furnish the Participant with a statement setting forth the details of his or her Share Units including the Grant Date and the Vested Share Units and unvested Share Units held by each Participant. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Corporation within 30 days after such statement is given to the Participant.

12.3     The Corporation may, at its discretion, appoint one or more persons or companies to provide services in connection with the Plan including without limitation, administrative and record-keeping services.

13.     BENEFICIARIES AND CLAIMS FOR BENEFITS

13.1     Subject to the requirements of Applicable Law, a Participant may designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Corporation may from time to time determine.

14.     GENERAL

14.1     The transfer of an employee from the Corporation to a Designated Subsidiary, from a Designated Subsidiary to the Corporation or from a Designated Subsidiary to another Designated Subsidiary, shall not be considered a termination of employment for the purposes of the Plan, nor shall it be considered a termination of employment if a Participant is placed on such other leave of absence which is considered by the Corporation as continuing intact the employment relationship.

14.2     The Plan shall enure to the benefit of and be binding upon the Corporation, its successors and assigns. The interest of any Participant under the Plan or in any Share Unit shall not be transferable or assignable other than by operation of law, except, if and on such terms as the Corporation may permit, to a spouse or minor children or grandchildren or a personal holding company or family trust controlled by a Participant, the shareholders or beneficiaries of which, as the case may be, are any combination of the Participant, the Participant’s spouse, the Participant’s minor children or the Participant’s minor grandchildren, and after his or her lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

14.3     The Corporation’s grant of any Share Units or issuance of any Shares hereunder is subject to compliance with Applicable Law applicable thereto. As a condition of participating in the Plan, each Participant agrees to comply with all Applicable Law and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

14.4     The Corporation or a Designated Subsidiary may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation or the Designated Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant. The Corporation shall also have the right in its discretion to satisfy any such withholding tax liability by retaining, acquiring or selling on behalf of a Participant any Shares which would otherwise be issued or provided to a Participant hereunder.

14.5     A Participant shall not have the right or be entitled to exercise any voting rights, receive any distribution or have or be entitled to any other rights as a Shareholder in respect of any Share Units.

14.6     Neither designation of an employee as a Participant nor the grant of any Share Units to any Participant entitles any Participant to the grant, or any additional grant, as the case may be, of any Share Units under the Plan. Neither the Plan nor any action taken thereunder shall interfere with the right of an Employer of a Participant to terminate a Participant’s employment at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall be considered as extending the period of employment for the purposes of the Plan.

14.7     Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any employee’s employment with the Corporation or a Designated Subsidiary.

14.8     The Plan shall be an unfunded obligation of the Corporation. Neither the establishment of the Plan nor the grant of any Share Units or the setting aside of assets by the Corporation (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust. The right of the Participant or Beneficiary to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Corporation.

14.9     This Plan is established under the laws of the Province of British Columbia and the rights of all parties and the construction of each and every provision of the Plan and any Share Units granted hereunder shall be construed according to the laws of the Province of British Columbia.

15.     SECTION 409A

15.1     It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything in the Plan to the contrary, the Corporation may provide in the applicable Grant Agreement with respect to Share Units granted to Participants whose benefits under the Plan are or may become subject to Section 409A, such terms and conditions as may be required for compliance with Section 409A. In addition, the following will apply to the extent that a Participant’s Share Units are subject to Section 409A.

(a)	Except as permitted under Section 409A, any Share Units, or payment with respect to Share Units, may not be reduced by, or offset against, any amount owing by the Participant to the Corporation or any Designated Subsidiary.

(b)	If a Participant otherwise would become entitled to receive payment in respect of any Share Units as a result of his or her ceasing to be an Employee or Eligible Consultant upon a Termination Date, any payment made on account of such person ceasing to be an Employee or Eligible Consultant shall be made at that time only if the Participant has experienced a “separation from service” (within the meaning of Section 409A).

(c)	If a Participant is a “specified employee” (within the meaning of Section 409A) at the time he or she otherwise would be entitled to payment as a result of his or her separation from service, any payment that otherwise would be payable during the six-month period following such separation from service will be delayed and shall be paid on the first day of the seventh month following the date of such separation from service or, if earlier, the Participant’s date of death.

(d)	A Participant’s status as a specified employee shall be determined by the Corporation as required by Section 409A on a basis consistent with the regulations under Section 409A and such basis for determination will be consistently applied to all plans, programs, contracts, agreements, etc. maintained by the Corporation that are subject to Section 409A.

(e)	Each Participant, any beneficiary or the Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any Designated Subsidiary or affiliate shall have any obligation to indemnify or otherwise hold such Participant or beneficiary or the Participant’s estate harmless from any or all of such taxes or penalties.

(f)	If and to the extent that Share Units would otherwise become payable upon a Change of Control as defined in the Plan, such payment will occur at that time only if such change of control also constitutes a “change in ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets of the Corporation” as defined under Section 409A and applicable regulations (a “409A Change in Control”). If a Change of Control as defined in the Plan is not also a 409A Change in Control, unless otherwise permitted under Section 409A the time for the payment of Share Units will not be accelerated and will be payable pursuant to the terms of the Plan and applicable Grant Agreement as if such Change of Control had not occurred.

(g)	In the event that the Committee determines that any amounts payable under the Plan will be taxable to a Participant under Section 409A prior to payment to such Participant of such amount, the Corporation may (i) adopt such amendments to the Plan and Share Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Grant Agreement and/or (ii) take such other actions as the Corporation determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.

EFFECTIVE DATE: May 26, 2009, as amended MAY 29, 2012, as further amended June 5, 2014, as further amended on January 25, 2017.

APPENDIX D - PSU PLAN RESOLUTION

NOW THEREFORE IT IS RESOLVED THAT:

1.	The unallocated entitlements under the PSU Plan are hereby approved and the Company will have the ability to issue Performance Share Units which may be settled in Common Shares from treasury until May 5, 2020; and

2.	Any director or officer of the Company be and is hereby authorized and instructed, for and on behalf of and in the name of the Company, to do and perform all such acts and things and to execute, deliver and file all such applications, documents or other instruments in writing, as such director or officer deems advisable or necessary in order to give effect to the foregoing resolution.

APPENDIX E - 2009 NON-EMPLOYEE DIRECTORS DEFERRED SHARE UNIT PLAN

NOVAGOLD RESOURCES INC.

2009 NON-EMPLOYEE DIRECTORS DEFERRED
SHARE UNIT PLAN

Effective December 1, 2009, as amended May 29, 2012,
as further amended on February 6, 2014,
as further amended on June 5, 2014

NOVAGOLD RESOURCES INC.

2009 NON-EMPLOYEE DIRECTORS DEFERRED SHARE UNIT PLAN

1.	PURPOSE OF THE PLAN

1.1	This Plan has been established by the Corporation to promote the interests of the Corporation by attracting and retaining qualified persons to serve on the Board and to afford such Participants an opportunity to receive a portion of their compensation for serving as a director of the Corporation in the form of securities of the Corporation.

2.	PLAN DEFINITIONS AND INTERPRETATIONS

In this Plan, the following terms have the following meanings:

(a)	“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Deferred Share Units, in accordance with the terms of the Plan.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Common Shares” means the common shares of the Corporation and “Common Share” shall mean a common share of the Corporation.

(e)	“Corporation” means NovaGold Resources Inc. and its respective successors and assigns, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board or any person or committee that has been designated for the purpose by the Board including, without limitation, the Committee.

(f)	“DSU” or “Deferred Share Unit” means a bookkeeping entry equivalent in value to a Common Share credited to a Participant’s Account.

(g)	“Grant” means any Deferred Share Unit credited to the Account of a Participant.

(h)	“Notice of Redemption” means written notice, on a prescribed form, by the Participant, or the administrator or liquidator of the estate of the Participant, to the Corporation of the Participant’s wish to redeem his or her Deferred Share Units.

(i)	“Participant” means a director of the Corporation who is designated by the Committee as eligible to participate in the Plan.

(j)	“Plan” means this Deferred Share Unit Plan.

(k)	“Redemption Date” means the date that a Notice of Redemption is received by the Corporation; provided in the case of a U.S. Eligible Participant, however, the Redemption Date will be made the earlier of (i) “separation from service” within the meaning of Section 409A, or (ii) within 90 days of the U.S. Eligible Participant’s death.

(l)	“Reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, or (iv) arrangement or other scheme of reorganization.

(m)	“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect from time to time.

(n)	“Security Based Compensation Arrangement” has the meaning defined in the provisions of the TSX Company Manual relating to security based compensation arrangements.

(o)	“Share Price” means the closing price of a Common Share on the Toronto Stock Exchange averaged over the five (5) consecutive trading days immediately preceding either (a) in the case of a Grant, the last day of the fiscal quarter preceding the date of Grant in respect of a director, or (b) in the case of a redemption, the Redemption Date, as applicable, or in the event such shares are not traded on the Toronto Stock Exchange, the fair market value of such shares as determined by the Committee acting in good faith.

(p)	“Termination Date” means the date of a Participant’s death, or retirement from, or loss of office or employment with the Corporation, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada), including the Participant’s resignation, retirement, removal from the Board, death or otherwise.

(q)	“U.S. Eligible Participant” refers to a Participant who, at any time during the period from the date Deferred Share Units are granted to the Participant to the date such Deferred Share Units are redeemed by the Participant, is subject to income taxation in the United States on the income received for his or her services as a director of the Corporation and who is not otherwise exempt from U.S. income taxation under the relevant provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Canada-U.S. Income Tax Convention, as amended from time to time.

3.	NON-EMPLOYEE DIRECTOR COMPENSATION

3.1	Establishment of Annual Base Compensation

An annual compensation amount (the “Annual Base Compensation”) payable to Non-Employee Directors (hereafter “Directors”) of the Corporation shall be established from time-to-time by the Board. The amount of Annual Base Compensation will be reported annually in the Corporation’s management information circular.

3.2	Payment of Annual Base Compensation

(a)	The Annual Base Compensation shall be payable in quarterly installments, with each installment payable as promptly as practicable following the last business day of the calendar quarter to which it applies. Quarterly payments shall be pro rated if Board service commences or terminates during a calendar quarter.

(b)	The Annual Base Compensation shall be paid fifty percent (50%) in Deferred Share Units and fifty percent (50%) in cash. The number of DSUs to be paid and the terms of the DSUs shall be determined as provided in the following sections of this Plan.

(c)	Each Director may also elect to receive in DSUs all or part of that portion of his or her Annual Base Compensation otherwise payable in cash by completing and delivering a written election to the Corporation on or before November 15th of the calendar year ending immediately before the calendar year with respect to which the election is made. Such election will be effective with respect to compensation payable for fiscal quarters beginning during the calendar year following the date of such election. In addition, so long a Director has not previously participated in a plan that is required to be aggregated with this Plan for purposes of Section 409A, a Director may elect on or before November 15, 2009 to receive his or her compensation for the fiscal quarter beginning December 1, 2009 in DSUs. Further, where an individual becomes a Director for the first time during a calendar year and such individual has not previously participated in a plan that is required to be aggregated with this Plan for purposes of Section 409A, such individual may elect to participate in the Plan with respect to fiscal quarters of the Corporation commencing after the Corporation receives such individual’s written election, which election must be received by the Corporation no later than 30 days after such individual’s appointment as a Director. For greater certainty, new Directors will not be entitled to receive DSUs pursuant to an election for the quarter in which they submit their first election to the Corporation or any previous quarter. Elections hereunder shall be irrevocable with respect to compensation earned during period to which such election relates.

(d)	All DSUs granted with respect to Annual Base Compensation will be credited to the Director’s Account when such Annual Base Compensation is payable (the “Payment Date”).

(e)	The Director’s Account will be credited with the number of DSUs calculated to the nearest thousandths of a DSU, determined by dividing the dollar amount of compensation granted in DSUs on the Payment Date by the Share Price. Fractional Shares will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

(f)	The Corporation may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant. The Corporation shall also have the right in its discretion to satisfy any such withholding tax liability by retaining, acquiring or selling on behalf of a Participant any Common Shares which would otherwise be issued or provided to a Participant hereunder.

4.	ADMINISTRATION OF DSU ACCOUNTS

4.1	Administration of Plan

The Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan and to amend and rescind such rules and regulations from time to time;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes;

(c)	to prescribe the form of the instruments used in conjunction with the Plan; and

(d)	to determine which members of the Board are eligible to participate in the Plan.

4.2	Redemption of Deferred Share Units

(a)	Each Participant shall be entitled to redeem his or her Deferred Share Units during the period commencing on the business day immediately following the Termination Date and ending on the 90th day following the Termination Date by providing a written Notice of Redemption to the Corporation. In the event of death of a Participant, the Notice of Redemption shall be filed by the administrator or liquidator of the estate of the Participant. In the case of a U.S. Eligible Participant, however, the redemption will be deemed to be made on the earlier of (i) “separation from service” within the meaning of Section 409A, or (ii) within 90 days of the U.S. Eligible Participant’s death.

(b)	Upon redemption, the Participant shall be entitled to receive, and the Corporation shall issue or provide:

(i)	subject to the limitations set forth in Section 6.2 below, a number of Common Shares issued from treasury equal to the number of DSUs in the Participant’s Account, subject to any applicable deductions and withholdings;

(ii)	subject to and in accordance with any Applicable Law, a number of Common Shares purchased by an independent administrator of the Plan in the open market for the purposes of providing Common Shares to Participants under the Plan equal in number to the DSUs in the Participant’s Account, subject to any applicable deductions and withholdings;

(iii)	the payment of a cash amount to a Participant equal to the number of DSUs multiplied by the Share Price, subject to any applicable deductions and withholdings; or

(iv)	any combination of the foregoing,

as determined by the Corporation, in its sole discretion; provided, however that any DSUs issued prior to December 31, 2013 shall be settled in Common Shares in the manner contemplated by Section 4.2(b)(i) or Section 4.2(b)(ii), as determined by the Corporation in its sole discretion.

4.3	Payment Notwithstanding

Notwithstanding any other provision of this Plan, all amounts payable to, or in respect of, a Participant hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Participant’s Termination Date.

5.	ALTERATION OF NUMBER OF SHARES SUBJECT TO THE PLAN

5.1	Subdivisions or Consolidations

In the event that the Common Shares shall be subdivided or consolidated into a different number of Common Shares or a distribution shall be declared upon the Common Shares payable in Common Shares, the number of DSUs then recorded in the Director’s Account shall be adjusted by replacing such number by a number equal to the number of Common Shares which would be held by the Director immediately after the distribution, subdivision or consolidation, should the Director have held a number of Common Shares equal to the number of DSUs recorded in the Director’s Account on the record date fixed for such distribution, subdivision or consolidation.

5.2	Reorganizations

In the event there shall be any change, other than as specified in Section 5.1, in the number or kind of outstanding Common Shares or of any shares or other securities into which such Common Shares shall have been changed or for which they shall have been exchanged, pursuant to a Reorganization or otherwise, then there shall be substituted for each Common Share referred to in the Plan or for each share into which such Common Share shall have been so changed or exchanged, the kind of securities into which each outstanding Common Share shall be so changed or exchanged and an equitable adjustment shall be made, if required, in the number of DSUs then recorded in the Director’s Account, such adjustment, if any, to be reasonably determined by the Committee and to be effective and binding for all purposes.

5.3	Adjustments

In the case of any such substitution, change or adjustment as provided for in this Section 5, the variation shall generally require that the number of DSUs then recorded in the Director’s Account prior to such substitution, change or adjustment will be proportionately and appropriately varied.

6.	RESTRICTIONS ON ISSUANCES

6.1	Maximum Number of DSUs

DSUs may be granted by the Corporation in accordance with this Plan provided the aggregate number of DSUs outstanding pursuant to the Plan from time to time shall not exceed 1% of the number of issued and outstanding Common Shares from time to time.

6.2	Maximum Number of Shares to Insiders

The maximum number of Common Shares issuable to Insiders (as defined in the TSX Company Manual) pursuant to Section 4.2(b)(i) of the Plan, together with any Common Shares issuable pursuant to any other Security Based Compensation Arrangement, at any time, shall not exceed 10% of the total number of outstanding Common Shares. The maximum number of Common Shares issued to Insiders pursuant to Section 4.2(b)(i) of the Plan, together with any Common Shares issued pursuant to any other Security Based Compensation Arrangement, within any one year period, shall not exceed 10% of the total number of outstanding Common Shares.

7.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

7.1	Amendment to the Plan

The Board may at any time, and from time to time, and without shareholder approval, amend any provision of the Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan including amendments of a “clerical” or “housekeeping” nature;

(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the Plan;

(c)	amendments to the termination provisions of Section 7.2;

(d)	amendments necessary or advisable because of any change in applicable securities laws;

(e)	amendments to the transferability of Deferred Share Units provided for in Section 8.9;

(f)	amendments to Section 4.1 relating to the administration of the Plan;

(g)	any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the rules of the Toronto Stock Exchange;

provided, however, that:

(h)	no such amendment of the Plan may be made without the consent of each affected Participant in the Plan if such amendment would adversely affect the rights of such affected Participant(s) under the Plan; and

(i)	shareholder approval shall be obtained in accordance with the requirements of the Toronto Stock Exchange for any amendment:

(i)	to Section 6.1 in order to increase the maximum number of Deferred Share Units which may be issued under this Plan (other than pursuant to Section 5);

(ii)	to Section 7.1 in any manner; or

(iii)	to the definition of “Participant”.

7.2	Plan Termination

The Committee may decide to discontinue granting awards under the Plan at any time in which case no further Deferred Share Units shall be awarded or credited under the Plan. Any Deferred Share Units which remain outstanding in a Participant’s Account at that time shall continue to be dealt with according to the terms of the Plan. The Plan shall terminate when all payments owing pursuant to Section 4.2 of the Plan have been made and all Deferred Share Units have been cancelled in all Participants’ Accounts

8.	GENERAL PROVISIONS

8.1	Assignability

No right to receive payment of deferred compensation or retirement awards, DSUs and other benefits under the Plan shall be transferable or assignable by a Participant except by will or laws of descent and distribution.

8.2	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Deferred Share Units under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured creditor of the Corporation.

8.3	Final Determination

Any determination or decision by or opinion of the Committee made or held pursuant to the terms of the Plan shall be final, conclusive and binding on all parties concerned. All rights, entitlements and obligations of Participants under the Plan are set forth in the terms of the Plan and cannot be modified by any other documents, statements or communications, except by Plan amendments referred to in Section 7.1 of the Plan.

8.4	No Right to Employment

Participation in the Plan shall not be construed to give any Participant a right to be retained as a Director.

8.5	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Common Shares nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

8.6	No Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares nor shall any Participant be considered the owner of Common Shares by virtue of the award of Deferred Share Units.

8.7	Reorganization of the Corporation

The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.8	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation.

8.9	General Restrictions and Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

8.10	Section 409A

It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything in the Plan to the contrary, the following will apply with respect to the rights and benefits of U.S. Eligible Participants under the Plan:

(a)	Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of a U.S. Eligible Participant may not be reduced by, or offset against, any amount owing by the U.S. Eligible Participant to the Corporation or any of its affiliates.

(b)	If a U.S. Eligible Participant becomes entitled to receive payment in respect of any Deferred Share Units as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S Eligible Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Deferred Share Units constitute “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S Eligible Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S Eligible Participant’s date of death.

(c)	A U.S. Eligible Participant’s status as a specified employee shall be determined by the Corporation as required by Section 409A on a basis consistent with the regulations under Section 409A and such basis for determination will be consistently applied to all plans, programs, contracts, agreements, etc. maintained by the Corporation that are subject to Section 409A.

(d)	Each U.S Eligible Participant, any beneficiary or the U.S Eligible Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S Eligible Participant in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any affiliate shall have any obligation to indemnify or otherwise hold such U.S Eligible Participant or beneficiary or the U.S Eligible Participant’s estate harmless from any or all of such taxes or penalties.

(e)	In the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A prior to payment to such Participant of such amount, the Corporation may (i) adopt such amendments to the Plan and Deferred Share Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Deferred Share Units hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.

(f)	In the event the Corporation terminates the Plan in accordance with Section 7, the time and manner of payment of amounts that are subject to Section 409A will be made in accordance with the rules under Section 409A. The Plan will not be terminated except as permitted under Section 409A.

8.11	Forfeiture Provision

If a Participant is subject to tax under the Income Tax Act (Canada) and also is a U.S. Eligible Participant with respect to DSUs, the following special rules regarding forfeiture of such Deferred Share Units will apply if the Participant’s DSUs are subject to Section 409A. For greater clarity, these forfeiture provisions are intended to avoid adverse tax consequences under Section 409A and/or under paragraph 6801(d) of the regulations under the Income Tax Act (Canada), that may result because of the different requirements as to the time of settlement of Deferred Share Units with respect to a Participant’s “separation from service” (within the meaning of Section 409A) (“Separation From Service”) and his retirement or loss of office (under tax laws of Canada). If a Participant otherwise would be entitled to payment of DSUs in any of the following circumstances, such DSUs shall instead be immediately and irrevocably forfeited (for greater certainty, without any compensation therefore):

(a)	a Participant experiences a Separation From Service as a result of a permanent decrease in the level of services provided to less than 20% of his past service in circumstances that do not constitute a retirement from, or loss of office or employment with, the Corporation or an affiliate thereof, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada); or

(b)	a Participant experiences a Separation From Service upon ceasing to be a director while continuing to provide services as an employee in circumstances that do not constitute a retirement from, or loss of office or employment with, the Corporation or an affiliate thereof, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada); or

(c)	a Participant experiences a serious disability that continues for more than 29 months in circumstances that constitute a Separation From Service and do not constitute a retirement from, or loss of office or employment with, the Corporation or an affiliate thereof, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada); or

(d)	a Participant experiences a retirement from, or loss of office or employment with, the Corporation or an affiliate thereof, within the meaning of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) by virtue of ceasing employment as both an employee and as a director, but he continues to provide services as an independent contractor such that he has not experienced a Separation From Service.

8.12	Interpretation

In this text, words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter genders.

8.13	Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

8.14	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

8.15	Effective Date

The effective date of this Plan shall be December 1, 2009, as amended May 29, 2012, as further amended February 6, 2014, and as further amended June 5, 2014.

APPENDIX F - DSU PLAN RESOLUTION

NOW THEREFORE IT IS RESOLVED THAT:

1.	The unallocated entitlements under the DSU Plan are hereby approved and the Company will have the ability to issue Deferred Share Units which may be settled in Common Shares from treasury until May 5, 2020; and

2.	Any director or officer of the Company be and is hereby authorized and instructed, for and on behalf of and in the name of the Company, to do and perform all such acts and things and to execute, deliver and file all such applications, documents or other instruments in writing, as such director or officer deems advisable or necessary in order to give effect to the foregoing resolution.

Any questions and requests for assistance may be directed to the

Strategic Shareholder Advisor and Proxy Solicitation Agent:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

www.kingsdaleadvisors.com

North American Toll Free Phone:

1-866-228-8818

Email: contactus@kingsdaleadvisors.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272